Exhibit (a)(1)

March 17, 2014

Shareholders of ChinaEdu Corporation

Re: Notice of Extraordinary General Meeting of Shareholders
 Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of ChinaEdu Corporation (the “Company”) to be held on April 18, 2014, at 2:00 p.m. (Beijing time), at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment or postponement thereof. We hope that you can attend.

On December 31, 2013, we entered into an agreement and plan of merger (the “Merger Agreement”) with ChinaEdu Holdings Limited (“Holdings”) and ChinaEdu Merger Sub Limited (“Merger Sub”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Holdings. The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon a proposal to approve and authorize the Merger Agreement and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the Merger Agreement (the “Cayman Plan of Merger”) and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. A copy of the Cayman Plan of Merger is attached as Annex A-2 to the accompanying proxy statement.

If the Merger Agreement and the Cayman Plan of Merger are approved and authorized by the requisite vote of the Company’s shareholders and the Merger is completed, each ordinary share of the Company, par value $0.01 per share (“Share”) issued and outstanding immediately prior to the effective time of the Merger will be cancelled and cease to exist and will be converted into and exchanged for the right to receive $2.33 and each of the Company’s American depositary shares (“ADSs”), each representing three Shares, will be cancelled in exchange for the right to receive $7.00, in each case, in cash, without interest and net of any applicable withholding taxes. The following Shares of the Company (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence: (a) Shares owned immediately prior to the effective time of the Merger by Shawn Ding, Moral Known Industrial Limited, Julia Huang, South Lead Technology Limited, Gegeng Tana, Mei Yixin, Pan Zhixin, Ellen Huang, InterVision Technology Ltd., MLP Holdings Limited, New Value Technology Limited, Lingyuan Furong Investment Mgmt Co., Ltd., McGraw-Hill Global Education Intermediate Holdings, LLC, Weblearning Company Limited and Guo Young (the “Rollover Shareholders”), which are subject to a contribution agreement dated December 31, 2013 (the “Contribution Agreement”) whereby such shareholders have agreed to contribute such Shares (except, in the case of McGraw-Hill Global Education Intermediate Holdings, LLC, limited to 3,377,336 Shares held by it) (the “Rollover Shares”) to Holdings, which contributed Rollover Shares will in accordance with the Contribution Agreement, be exchanged for the right to subscribe for the ordinary shares, par value $0.001 per share, of Holdings and will be cancelled and cease to exist at the effective time of the Merger, (b) Shares and ADSs beneficially owned immediately prior to the effective time of the Merger by the Company as treasury shares, held in brokerage accounts in the Company’s name, or issued to The Bank of New York (the “ADS Depositary”) and reserved for future grants under the Company’s 2010 Equity Incentive Plan (the “Company Plan”), which will, by virtue of the Merger and without any action on the part of their holders, cease to be outstanding and will be cancelled and cease to exist without payment of any consideration or distribution therefor, and (c) the Shares owned by shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Law, as amended, of the Cayman Islands (the “Cayman

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Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the fair value of such Shares as determined in accordance with such holder’s dissenters’ rights under the Cayman Companies Law.

At the effective time of the Merger, each option to purchase Shares (each, a “Company Option”) granted pursuant to the Company Plan that is then outstanding and unexercised, whether or not vested, shall be cancelled and converted into and exchanged for an option to acquire one fully paid and non-assessable ordinary share, par value $0.001 per share, of Holdings (each, a “Holdings Option”). Each Holdings Option shall have an exercise or purchase price equal to the exercise or purchase price of the corresponding Company Option. Each Holdings Option shall otherwise retain the same grant date, the same vesting or exercise schedule, the same term and expiration date and substantially the same other material terms and conditions as each Company Option.

At the effective time of the Merger, each restricted stock unit granted pursuant to the Company Plan (each, a “Company RSU”) shall be cancelled and converted into and exchanged for a restricted stock unit of Holdings (each, a “Holdings RSU”). Each Holdings RSU shall be subject to the same terms and conditions as each Company RSU.

An independent committee of the board of directors of the Company, composed solely of directors of the Company who are unaffiliated with any Rollover Shareholder or any of the management members of the Company (the “Independent Committee”), reviewed and considered the terms and conditions of the Merger Agreement, the Cayman Plan of Merger, the Contribution Agreement and a voting agreement, dated December 31, 2013, entered into among the Company, Holdings and the Rollover Shareholders party thereto (the “Voting Agreement”, and together with the Merger Agreement, the Cayman Plan of Merger and the Contribution Agreement, the “Transaction Documents”) and the transactions contemplated thereby, including the Merger. The Independent Committee unanimously (a) determined that the Transaction Documents, the Merger, and the transactions contemplated thereby are advisable and in the best interest of the Company and its shareholders, as a general body and of the Company as a whole, (b) determined that the Merger and the Merger consideration is fair and reasonable, and (c) recommended that the board of directors of the Company approve the Transaction Documents, in the form presented to the Independent Committee, the Merger and other transactions contemplated by the Transaction Documents, the same being fair and reasonable to, advisable and in the best interests of the Company and its shareholders, in accordance with Cayman Islands laws.

On December 30, 2013, our board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the Independent Committee, (a) determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger, (b) approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, and (c) recommended that the Company’s shareholders vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

The Company’s board of directors recommend that you vote FOR the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In considering the recommendation of the Independent Committee and the board of directors, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. Mr. Shawn Ding, the chief executive officer and a director of the Company, along with his affiliated entities, beneficially own

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approximately 10.4% of the total number of outstanding Shares as of the date of this proxy statement. Mrs. Julia Huang, the executive chairman of the board of directors of the Company, along with her affiliated entities, beneficially own approximately 8.4% of the total number of outstanding Shares as of the date of this proxy statement. The Rollover Shareholders have agreed with Holdings to contribute to Holdings the Rollover Shares pursuant to the Contribution Agreement, which contributed Shares will, in accordance with the Contribution Agreement, be exchanged for the right to subscribe for the ordinary shares, par value $0.001 per share, of Holdings. The Rollover Shareholders, as a group, beneficially own 18,500,961 Shares, which represent approximately 61.6% of the total number of outstanding Shares of the Company, including 4,375,160 Shares underlying Company Options and Company RSUs held by the Rollover Shareholders exercisable within sixty days of the date of the accompanying proxy statement.

The accompanying proxy statement includes detailed information about the Merger and the extraordinary general meeting (including additional information regarding certain interests of the Company’s directors and executive officers that may be different from, or in addition to, the interests of our shareholders generally). We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (“SEC ”), which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are approved and authorized by an affirmative vote of (i) shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, and (ii) shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this letter, the Rollover Shareholders, as a group, beneficially own approximately 61.4% of the total number of outstanding Shares of the Company, including 4,375,160 Shares underlying Company Options and Company RSUs exercisable within 60 days as of the date of the accompanying proxy statement. Pursuant to the terms of the Merger Agreement and the Voting Agreement, 14,125,801 of these Shares, representing 54.9% of the total outstanding Shares of the Company, will be voted in favor of the approval and authorization of the Merger Agreement, the Cayman Plan of Merger and the Merger at the extraordinary general meeting.

Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is April 17, 2014 at 5:00 p.m. (Beijing time). Voting by proxy will not prevent you from voting in person if you choose to attend the extraordinary general meeting, but will ensure that your vote will be counted if you are unable to attend. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder will have one vote for each Share held as of the close of business in the Cayman Islands on March 31, 2014.

If you own ADSs as at the close of business in New York City on March 17, 2014, the ADS record date, you may instruct the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. However, you cannot vote at the extraordinary general meeting directly. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on April 15, 2014 in order to vote the Shares underlying your ADSs at the extraordinary general meeting. The ADS Depositary will not vote or attempt to exercise the right to vote the Shares underlying your ADSs other than in accordance with those instructions.

If you hold your Shares or ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your Shares or ADSs if you wish to vote (or have the Shares underlying your ADSs be voted) at the extraordinary general meeting.

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company by calling +86 10 8418 6655 or mailing to ChinaEdu Corporation at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China.

On behalf of ChinaEdu Corporation, we would like to thank all of our shareholders for their ongoing support as we prepare to take part in this important event in our history.

Sincerely, /s/ Samuel Yen Mr. Samuel Yen Chairman of the Independent Committee	Sincerely, /s/ Shawn Ding Mr. Shawn Ding Chief Executive Officer

The accompanying proxy statement is dated March 17, 2014 and is first being mailed to shareholders on or about March 20, 2014.

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NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 18, 2014

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting (the “EGM”) of the shareholders of ChinaEdu Corporation, referred to herein alternately as the “Company,” “us,” or “we” and all terms correlative thereto, will be held on April 18, 2014, beginning at 2:00 p.m.. (Beijing time), at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, The People’s Republic of China.

Only holders of ordinary shares of the Company, par value $0.01 per share (“Shares”), of record on the close of business in the Cayman Islands on March 31, 2014 or their proxy holders are entitled to vote at the EGM or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

1. as a special resolution:

THAT the agreement and plan of merger dated December 31, 2013 (the “Merger Agreement”) by and among ChinaEdu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”), ChinaEdu Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdings (“Merger Sub”) and the Company, and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the Merger Agreement (the “Cayman Plan of Merger”) (a copy of such Merger Agreement and Cayman Plan of Merger being in the form attached as Annexes A-1 and A-2 respectively to the proxy statement accompanying this notice of the extraordinary general meeting, which will also be produced and made available for inspection at the extraordinary general meeting), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving corporation, and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company.

2. as an ordinary resolution:

THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger; and

THAT, the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In addition to being proposed and voted on as a special resolution, the resolutions set out in paragraph 1 above will also be proposed to and voted on by all shareholders other than the Rollover Shareholders (as defined in the Merger Agreement) present and voting in person or by proxy as a single class at the EGM. It is a requirement of the Merger Agreement that the Merger cannot be completed unless such resolution is approved by shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the EGM.

Please refer to the proxy statement, which is attached to and made a part of this notice. A list of the shareholders of the Company will be available at its principal executive offices at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China, during ordinary business hours for ten business days immediately prior to the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of an independent committee of the board of directors of the Company, composed solely of directors of the Company who are unaffiliated with Holdings, Merger Sub (or any of their affiliates) or any of the management members of the Company, the Company’s board of directors approved the Merger Agreement and recommends that you vote FOR the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the

Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM.

Regardless of the number of Shares that you own, your vote is very important. The Merger cannot be completed unless the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, are approved and authorized by an affirmative vote of (i) shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the EGM, and (ii) shareholders (other than the buyer group) representing a majority of the outstanding Shares (excluding the Shares held by the buyer group) present and voting in person or by proxy as a single class at the EGM.

Even if you plan to attend the EGM in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, this proxy card must be completed, signed and returned to the Company’s offices (to the attention of: Mr. Mei Yixin) at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China no later than April 17, 2014 at 5:00 p.m. (Beijing time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the EGM will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the EGM. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on March 31, 2014. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the EGM and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or nominee and you wish to vote at the EGM in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted. If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the EGM to pass the special resolutions to be proposed at the EGM unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you own American depositary shares of the Company, each representing 3 Shares (“ADSs”), as at the close of business in New York City on March 17, 2014, the ADS record date, you may instruct The Bank of New York (the “ADS Depositary”), in its capacity as depositary of the ADSs (and as the holder of the Shares underlying the ADSs), how to vote the Shares underlying your ADSs. However, you cannot attend and vote at the extraordinary general meeting directly. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on April 15, 2014 in order to vote the underlying Shares at the EGM. The ADS Depositary has advised us that it will not vote or attempt to exercise the right to vote Shares represented by ADSs other than in accordance with properly executed voting instruction cards. Alternatively, you may attend and vote directly at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on March 26, 2014, and become a holder of Shares by the close of business in the Cayman Islands on March 31, 2014, the Share record date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM.

Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Companies Law, as amended, of the Cayman Islands (the “Cayman Companies Law”) for the exercise of dissenters’ rights. A copy of section 238 of the Cayman Companies Law is attached as Annex C to the accompanying proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration which such dissenting shareholders would otherwise have received pursuant to the Merger Agreement if they had not exercised dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND TO RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR SUCH SURRENDER, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON MARCH 26, 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON MARCH 31, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact the Company by calling +86 10 8418 6655 or mailing ChinaEdu Corporation at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China.

The Merger Agreement, Cayman Plan of Merger and the Merger are described in the accompanying proxy statement. A copy of the Merger Agreement is included as Annex A-1 to the accompanying proxy statement and a copy of the Cayman Plan of Merger is included as Annex A-2 to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.
5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at least two hours before the commencement of the general meeting, or adjourned meeting at which the proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Shawn Ding

Name:	Shawn Ding
Title:	Director

March 17, 2014

PROXY STATEMENT

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of ChinaEdu Corporation can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:  check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name:  submit your proxy as soon as possible by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call the Company at
+86 10 8418 6655.

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers About the Extraordinary General Meeting and the Merger,” summarizes the material information contained in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement, and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 107. In this proxy statement, unless otherwise indicated, the terms “we,” “us,” “our,” and the “Company” refer to ChinaEdu Corporation and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to United States dollars.

The Parties Involved in the Merger

ChinaEdu Corporation

ChinaEdu Corporation, a Cayman Islands exempted company with limited liability (the “Company”) headquartered in Beijing, China, is a leading educational services provider in China. Our principal executive office is located at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China. The telephone number of the Company’s principle executive office is +86 10 8418 6655.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2013, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 107 for a description of how to obtain a copy of our Annual Report.

Holdings

ChinaEdu Holdings Limited (“Holdings”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Holdings is a holding company formed solely for the purpose of holding the equity interest in Merger Sub (as defined below) and arranging and entering into the related investment transactions.

Pursuant to a contribution agreement, dated December 31, 2013 (the “Contribution Agreement”) by and among Shawn Ding, Moral Known Industrial Limited, Julia Huang, South Lead Technology Limited, Gegeng Tana, Mei Yixin, Pan Zhixin, Ellen Huang, InterVision Technology Ltd., MLP Holdings Limited, New Value Technology Limited, Lingyuan Furong Investment Mgmt Co., Ltd., McGraw-Hill Global Education Intermediate Holdings, LLC, Weblearning Company Limited, and Guo Young (collectively, the “Rollover Shareholders”) and Holdings, the Rollover Shareholders will contribute the Shares owned by them immediately prior to the effective time of the Merger (defined below) to Holdings (except, in the case of McGraw-Hill Global Education Intermediate Holdings, LLC, limited to 3,377,336 Shares held by it) (the “Rollover Shares”) in exchange for the right to subscribe for ordinary shares, par value $0.001 per share, of Holdings, and, following such contribution, the Rollover Shareholders will beneficially own 100% of Holdings.

The registered office of Holdings is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +86 10 8418 6655.

Merger Sub

ChinaEdu Merger Sub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdings. Merger Sub was formed by Holdings solely for the purpose of effecting the Merger. The registered office of Merger Sub is located at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its telephone number is +86 10 8418 6655.

Mrs. Julia Huang  —  Executive Chairman of the Board of Directors of the Company

Mrs. Julia Huang is the executive chairman of the board of directors of the Company. She is the beneficial owner of 8.4% of the total number of outstanding ordinary shares of the Company, par value $0.01 per share (“Shares”), as of the date of this proxy statement. Immediately prior to the effective time of the Merger (as defined below), all of the Shares held by Mrs. Huang will be converted into and exchanged for the right to receive securities of Holdings pursuant to the terms of the Contribution Agreement. Following the consummation of the Merger, Mrs. Huang will beneficially own 14.7% of Holdings. Mrs. Huang is an affiliate of South Lead Technology Limited. The business address for Mrs. Huang is 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China and her telephone number is +86 10 8418 6262. Mrs. Huang is a citizen of the United States of America.

South Lead Technology Limited

South Lead Technology Limited was formed for the purpose of holding investments. It is a business company incorporated under the laws of the British Virgin Islands with its registered address at Global Trade Mansion, Building B, Apt 16E, No. 9 Guanghua Road, Beijing 100020 and its telephone number is + 86 10 6522 5717. Mrs. Julia Huang, the executive chairman of the board of directors of the Company, is the sole director of South Lead Technology Limited.

Mr. Shawn Ding — Chief Executive Officer and Director of the Company

Mr. Shawn Ding is the chief executive officer and a director of the Company. He is the beneficial owner of 10.4% of the total number of outstanding Shares as of the date of this proxy statement. Immediately prior to the effective time of the Merger, all of the Shares held by Mr. Ding will be converted into and exchanged for the right to receive securities of Holdings pursuant to the terms of the Contribution Agreement. Following the consummation of the Merger, Mr. Ding will beneficially own 18.2% of Holdings. Mr. Ding is an affiliate of Moral Known Industrial Limited. The business address for Mr. Ding is 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China and his telephone number is + 86 10 8418 6565. Mr. Ding is a citizen of the United States of America.

Moral Known Industrial Limited

Moral Known Industrial Limited was formed for the purpose of holding investments. It is an business company incorporated under the laws of the Cayman Islands with its registered address at P.O. Box 3444, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 8418 6655. Mr. Ding, the chief executive officer and director of the Company, is the sole director of Moral Known Industrial Limited.

InterVision Technology Limited

InterVision Technology Limited was formed for the purpose of holding investments. It is the beneficial owner of 5.8% of the total number of outstanding Shares as of the date of this proxy statement. Immediately prior to the effective time of the Merger, all of the Shares held by the company will be converted into and exchanged for the right to receive securities of Holdings pursuant to the terms of the Contribution Agreement. Following the consummation of the Merger, InterVision Technology Limited will beneficially own 10.2% of Holdings. It is a business company incorporated under the laws of British Virgin Islands. The registered office of InterVision Technology Ltd. is located at Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands and its telephone number is ++86 10 8418 6655.

Lingyuan Furong Investment Management Company Limited

Lingyuan Furong Investment Management Company Limited was formed for the purposes of holding investments. It is the beneficial owner of 5.4% of the total number of outstanding Shares as of the date of this proxy statement. Immediately prior to the effective time of the Merger, all of the Shares held by the company will be converted into and exchanged for the right to receive securities of Holdings pursuant to the terms of the Contribution Agreement. Following the consummation of the Merger, Lingyuan Furong Investment Management Company Limited will beneficially own 9.5% of Holdings. It is a business company incorporated under the laws of British Virgin Islands. The registered office of Lingyuan Furong Investment Management Company Limited is located at P.O. Box 3444, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 5130 7338.

MLP Holdings Limited

MLP Holdings Limited was formed for the purposes of holding investments. MLP Holdings Limited is the beneficial owner of 6.6% of the total number of outstanding Shares as of the date of this proxy statement. Immediately prior to the effective time of the Merger, all of the Shares held by MLP Holdings Limited will be converted into and exchanged for the right to receive securities of Holdings pursuant to the terms of the Contribution Agreement. Following the consummation of the Merger, MLP Holdings Limited will beneficially own 11.7% of Holdings. It is a business company incorporated under the laws of British Virgin Islands. The registered office of MLP Holdings Limited is located at P.O. Box 3444, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 8418 6655.

New Value Technology Limited

New Value Technology Limited was formed for the purposes of holding investments. It is a business company incorporated under the laws of British Virgin Islands. The registered office of New Value Technology Limited is located at P.O. Box 3444, Road Town, Tortola, British Virgin Islands and its telephone number is +86 10 5130 7338.

McGraw-Hill Global Education Intermediate Holdings, LLC

McGraw-Hill Global Education Intermediate Holdings, LLC (“McGraw-Hill Education”) was formed for the purposes of engaging in the business of owning the securities of its direct and indirect subsidiaries which are engaged in the business of providing educational solutions to improve learning outcomes around the world. McGraw-Hill Education is the beneficial owner of 15.8% of the total number of outstanding Shares as of the date of this proxy statement. Immediately prior to the effective time of the Merger, 3,377,336 Shares held by McGraw-Hill Education will be converted into and exchanged for the right to receive securities of Holdings pursuant to the terms of the Contribution Agreement and 1,392,900 Shares held by McGraw-Hill Education will be cashed out on the same terms offered to the Company’s unaffiliated shareholders. Following the closing of the Merger, McGraw-Hill Education will beneficially own 19.7% of Holdings. In addition, promptly following the closing of the Merger, McGraw-Hill Education will have the right to designate a number of directors to the board of directors of each of Holdings and the Surviving Corporation (as defined below), and, in each case, each committee thereof, if any, as is proportionate to McGraw-Hill Education’s equity ownership in Holdings. Other than board representation, McGraw-Hill Education did not receive any additional shareholder rights in Holdings following the Merger. McGraw-Hill Education is a company formed under the laws of the State of Delaware, U.S.A. The registered office of McGraw-Hill Education is located at 2 Penn Plaza, New York, NY 10121 and its telephone number is +1 646 766 2009.

Weblearning Company Limited

Weblearning Company Limited (“Weblearning”) was formed for the purposes of holding investments. It is a business company incorporated under the laws of British Virgin Islands. The registered office of Weblearning is located at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China and its telephone number is +86 10 8418 6655.

Mrs. Ellen Huang

Mrs. Ellen Huang is a shareholder of the Company. The business address for Mrs. Huang is 15 Warren Street, Apt 406, Jersey City, NJ 07302 and her telephone number is +1 201 656 1399. Mrs. Huang has been self employed during the past five years. Mrs. Huang is a citizen of China.

Mr. Guo Young

Mr. Guo Young is a shareholder of the Company. The business address for Mr. Young is 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China and his telephone number is +86 10 6526 2400. Mr. Young has been a partner with IDG Capital Partners during the past five years. Mr. Young is a citizen of the United States of America.

Mrs. Gegeng Tana

Mrs. Gegeng Tana is a shareholder of the Company. The business address for Mrs. Tana is 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China and her telephone number is +86 10 8418 6655. Mrs. Tana has been self employed during the past five years. Mrs. Tana is a citizen of China.

Mr. Mei Yixin — Chief Financial Officer of the Company

Mr. Mei Yixin is the Chief Financial Officer of the Company. He is the beneficial owner of 0.7% of the total number of outstanding Shares as of the date of this proxy statement. Immediately prior to the effective time of the Merger, all of the Shares held by Mr. Yixin will be converted into and exchanged for the right to receive securities of Holdings pursuant to the terms of the Contribution Agreement. Following the consummation of the Merger, Mr. Yixin will beneficially own 1.3% of Holdings. The business address for Mr. Yixin is 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China and his telephone number is +86 10 8418 6655. Mr. Yixin is a citizen of Canada. Mr. Mei Yixin joined the Company on November 1, 2011. Prior to joining the Company, Mr. Mei Yixin was a Senior Manager in the audit department of Deloitte Touche Tohmatsu Certified Public Accountants LLP, Beijing office from January 17, 2011 to October 1, 2011. The business address of Deloitte Touche Tohmatsu Certified Public Accountants LLP, Beijing office is 8/F Deloitte Tower, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, PRC. Prior to working with Deloitte Touche Tohmatsu Certified Public Accountants LLP, Beijing office, Mr. Mei Yixin was a Senior Manager in the assurance and advisory department with Ernst & Young LLP, Vancouver office from July 15, 2007 to December 31, 2010. The business address of Ernst & Young LLP, Vancouver office is Pacific Centre, 700 West Georgia Street, V7Y 1C7 Vancouver, Canada.

Mr. Pan Zhixin

Mr. Pan Zhixin is a shareholder of the Company. The business address for Mr. Zhixin is 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China and his telephone number is +86 10 8418 6655. Mr. Zhixin has been an officer of the Company during the past five years. Mr. Zhixin is a citizen of China.

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger”, or the respective directors or executive officers of the Company, members of the Buyer Group and their affiliates as listed in Annex D of this proxy statement has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Rollover Shareholders, Holdings and Merger Sub are collectively referred to in this proxy statement as the “Buyer Group.”

The Merger

The Company, Holdings and Merger Sub entered into an agreement and plan of merger (the “Merger Agreement”) on December 31, 2013. Under the terms of the Merger Agreement, and assuming the requisite vote of the shareholders of the Company and the other conditions to completion of the transactions contemplated thereunder are satisfied or waived in accordance with the terms of the Merger Agreement, the following will occur:

•	Merger Sub will merge with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger; and
•	each Share issued and outstanding immediately prior to the effective time of the Merger (including Shares represented by American depositary shares (“ADSs”), each representing three Shares) will be cancelled and cease to exist and will be converted into and exchanged for the right to receive the consideration further described below, except for the Excluded Shares and the Dissenting Shares (each as defined below).

Following and as a result of the Merger:

•	the Company, as the Surviving Corporation, will do business under the name “ChinaEdu Corporation” and will be a direct wholly-owned subsidiary of Holdings;
•	the Company’s American depositary share program for the ADSs will be terminated and the Company’s ADSs will cease to be listed on the NASDAQ Global Market (“NASDAQ”), and price quotations with respect to sales of the ADSs in the public market will no longer be available;
•	ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the ADSs under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated;
•	the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), applicable to public companies, and the Company’s shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company; and
•	the Company’s shareholders (other than the Rollover Shareholders) will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth.

A copy of the Merger Agreement is attached as Annex A-1 to this proxy statement. You should read the Merger Agreement in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

If the Merger is approved, the Company will file a plan of merger substantially in the form attached as Appendix 1 to the Merger Agreement (the “Cayman Plan of Merger”) with the Cayman Islands Registrar of Companies (the “Registrar”). A copy of the Cayman Plan of Merger is included as Annex A-2 to the accompanying proxy statement. The Merger will be effective on the date as specified in the Cayman Plan of Merger.

Merger Consideration

Under the terms of the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger will be cancelled and cease to exist and will be converted into and exchanged for the right to receive $2.33 and each of the Company’s ADSs will be cancelled in exchange for the right to receive $7.00, in each case, in cash, without interest and net of any applicable withholding taxes. The following Shares (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentence:

•	Shares owned immediately prior to the effective time of the Merger by members of the Buyer Group and their affiliates which are subject to the Contribution Agreement, each of which Rollover Shares will be exchanged for the right to subscribe for the ordinary shares, par value $0.001 per share, of Holdings and will be cancelled and cease to exist at the effective time of the Merger;
•	Shares and ADSs beneficially owned immediately prior to the effective time of the Merger by the Company as treasury shares, held in brokerage accounts in the Company’s name, or issued to The Bank of New York (the “ADS Depositary”) and reserved for future grants under the Company’s 2010 Equity Incentive Plan (the “Company Plan”) will, by virtue of the Merger and without any action on the part of their holders, cease to be outstanding and will be cancelled and cease to exist without payment of any consideration or distribution therefor (the “Company Treasury Shares”, and together with the Rollover Shares, the “Excluded Shares”); and
•	Shares owned by shareholders who have validly exercised and not effectively withdrawn or lost their dissenters’ rights pursuant to Section 238 of the Companies Law, as amended, of the Cayman Islands (the “Cayman Companies Law”), which will be cancelled and will entitle the former holders thereof to receive the fair value of such Shares as determined in accordance with such holder’s dissenters’ rights under the Cayman Companies Law (the “Dissenting Shares”).

Treatment of Company Options and Company RSUs

Each option to purchase Shares granted pursuant to the Company Plan (each, a “Company Option”) that is then outstanding and unexercised will be cancelled and converted into and exchanged for the right to receive an option to purchase ordinary shares of Holdings (each, a “Holdings Option”). Each Holdings Option shall have an exercise or purchase price equal to the exercise or purchase price of the corresponding Company Option. Each Holdings Option shall otherwise retain the same grant date, the same vesting or exercise schedule, the same term and expiration date and substantially the same other material terms and conditions as each Company Option.

Each restricted share unit granted pursuant to the Company Plan (each, a “Company RSU”) that is outstanding will be cancelled and converted into and exchanged for the right to receive a restricted share unit of Holdings (each, a “Holdings RSU”). Each Holdings RSU shall be subject to the same material terms and conditions as each Company RSU.

Record Date and Voting

You are entitled to vote at the extraordinary general meeting if you own Shares as of the close of business in the Cayman Islands on March 31, 2014, the Share record date for voting at the extraordinary general meeting. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is April 17, 2014 at 5:00 p.m. (Beijing time). If you own ADSs, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on April 15, 2014 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may attend and vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS Depositary, pay the ADS cancellation fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on March 26, 2014, and become a holder of Shares by the close of business in the Cayman Islands on March 31, 2014, the Share record date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting. Each outstanding Share on the record date entitles the holder thereof to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment or postponement thereof. We expect that, as of the Share record date, there would be Shares entitled to be voted at the extraordinary general meeting. See “— Voting Information” below.

Shareholder Vote Required to Approve and Authorize the Merger Agreement, the Cayman Plan of Merger and the Transactions Contemplated Thereby, Including the Merger

The Merger cannot be completed unless the Merger Agreement and the Cayman Plan of Merger are approved and authorized by (i) a special resolution approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, referred to herein as a “special resolution,” and (ii) a resolution approved by the affirmative vote of shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the extraordinary general meeting.

Based on the number of Shares expected to be outstanding on the record date and the numbers of Shares beneficially owned by the Rollover Shareholders, (i) approximately 17,165,939 Shares and (ii) approximately 5,927,785 Shares excluding the Shares held by the Rollover Shareholders must be voted in favor of the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and approve the transactions contemplated thereby, including the Merger, in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

As of the date of this proxy statement, the Rollover Shareholders, as a group, beneficially owns 18,500,961 Shares (including Shares represented by ADSs), which represent approximately 61.4% of the total outstanding Shares of the Company, including 4,375,160 Shares underlying Company Options and Company RSUs exercisable by the Rollover Shareholders within sixty days of the date hereof. Pursuant to the terms of the Merger Agreement as well as a voting agreement entered into among the Buyer Group, Holdings and the Company on December 31, 2013 (the “Voting Agreement”, and together with the Merger Agreement, the Cayman Plan of Merger and the Contribution Agreement, the “Transaction Documents”), 14,125,801 of these Shares, representing 54.9% of the total outstanding Shares of the Company (the “Voting Shares”), will be voted in favor of the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, at the extraordinary general meeting of the Company.

If your Shares are held in the name of a broker, bank or nominee, your broker, bank or nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy is April 17, 2014 at 5:00 p.m. (Beijing time). If a broker holds your Shares in “street name,” your broker should provide you with instructions on how to vote your Shares.

Our board of directors recommends that you vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the approval of the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger, and FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

If you own ADSs as of the close of business in New York City on March 17, 2014, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on April 15, 2014 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may attend and vote directly at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands on March 31, 2014. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before the close of business in New York City on March 26, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees (up to $0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Dissenters’ Rights of Shareholders and ADS Holders

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration which such dissenting shareholder would otherwise have received pursuant to the Merger Agreement if they had not exercised dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK EXERCISE DISSENTERS’ RIGHTS AND TO RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON MARCH 26, 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON MARCH 31, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger

The purpose of the Merger is to enable Holdings to acquire 100% control of the Company in a transaction in which the Company’s shareholders and ADS holders (excluding the Rollover Shares) will be cashed out in exchange for $2.33 per Share (or $7.00 per ADS). Please see “Special Factors — Purposes of and Reasons for the Merger” beginning on page 59 for additional information.

ADSs representing Shares of the Company are currently listed on NASDAQ under the symbol “CEDU”. Following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. After the Merger, the Shares will cease to be listed on NASDAQ, and price quotations with respect to sales of Shares in the public market will no longer be available. In addition, registration of the Company’s Shares under the Exchange Act will be terminated. After the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. Please see “Special Factors — Effects of the Merger on the Company” beginning on page 60 for additional information.

Plans for the Company after the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of the Holdings and beneficially owned by the Buyer Group. The Company will no longer be subject to the Exchange Act, or NASDAQ compliance and reporting requirements and accordingly will not incur the related direct and indirect costs and expenses associated with being subject to the Exchange Act and NASDAQ compliance and reporting requirements.

The Buyer Group has advised the Company that, except for the transactions contemplated by the Merger Agreement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or
•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Recommendation of the Independent Committee and Our Board of Directors

An independent committee of the board of directors of the Company, composed solely of directors of the Company who are unaffiliated with any Rollover Shareholder or any of the management members of the Company, namely Messrs. Samuel Yen, Min Fan and Tianwen Liu (the “Independent Committee”), unanimously (a) determined that the Transaction Documents, the Merger, and the transactions contemplated thereby are advisable and in the best interest of the Company and its shareholders, as a general body and of the Company as a whole, (b) determined that the Merger and the Merger consideration is fair and reasonable, and (c) recommended that the board of directors of the Company approve the Transaction Documents, in the form presented to the Independent Committee, the Merger and other transactions contemplated by the Transaction Documents, the same being fair and reasonable to, advisable and in the best interests of the Company and its shareholders, in accordance with Cayman Islands laws. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND AUTHORIZATION OF THE MERGER AGREEMENT, THE CAYMAN PLAN OF MERGER AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, FOR THE PROPOSAL TO AUTHORIZE THE DIRECTORS AND OFFICERS OF THE COMPANY TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT AND THE CAYMAN PLAN OF MERGER, AND FOR THE PROPOSAL TO INSTRUCT THE CHAIRMAN OF THE EXTRAORDINARY GENERAL MEETING TO ADJOURN OR POSTPONE THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED AT THE TIME OF THE EXTRAORDINARY GENERAL MEETING TO PASS THE SPECIAL RESOLUTIONS TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING.

The primary benefits of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the fact that the per ADS merger consideration represents a 19.9% premium over the closing price of $5.84 per ADS as quoted by NASDAQ on June 19, 2013, the last trading day prior to the Company’s announcement on June 20, 2013 that it had received a “going private” proposal, and a 16.9% and 13.9% premium to the volume-weighted average closing price of the Company’s ADSs during the 30 and 60 trading days prior to June 20, 2013, respectively.

The primary detriments of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	the fact that the Company will no longer exist as an independent public company and its shareholders will forgo any future increase in value that might result from possible growth after the closing of the Merger; and
•	the fact that since the Company became publicly listed in 2007, the highest historical closing price of its ADSs ($9.15 per ADS) exceeds the Merger Consideration offered to the Company’s unaffiliated shareholders and ADS holders.

The foregoing summary of information and factors considered by the Independent Committee and our board of directors is not intended to be exhaustive. For a more detailed discussion of the material factors considered by our board of directors and the Independent Committee in determining to recommend the approval of the Merger Agreement and the approval of the transactions contemplated thereby and in determining that the Merger is substantively and procedurally fair to our unaffiliated shareholders and ADS holders, see “Special Factors — Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 40 and “Special Factors — Effects of the Merger on the Company” beginning on page 60 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness of the Merger

Except as stated elsewhere in this proxy statement, each member of the Buyer Group believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. McGraw-Hill Education believes that the Merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders; however, McGraw-Hill Education has stated to the Independent Committee and publicly in its filings with the SEC (i) that the June 20 Proposal (as defined below) undervalues the Company, (ii) that it did not want to sell its Shares on the terms of the June 20 Proposal and (iii) that it preferred to roll over its Shares in the Merger and remain a shareholder of the Company following the Merger. Notwithstanding McGraw-Hill Education’s agreement to sell 1,392,900 Shares in the Merger, McGraw-Hill Education has not changed its views of the Merger from its prior public statements. The respective beliefs of the members of the Buyer Group are based upon the factors discussed under the caption “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 45.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately $32.0 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares which will, in accordance with the Contribution Agreement, be exchanged for the right to subscribe for the ordinary shares, par value $0.001 per share, of Holdings. This amount is expected to be funded through a debt financing of $30.0 million to be funded by China Merchants Bank Co., Ltd., Hong Kong Branch (“China Merchants Bank”) pursuant to a debt financing agreement; and (b) cash from the resources of the Company and its subsidiaries. See “Special Factors — Financing” beginning on page 64 for additional information.

Share Ownership of the Company Directors and Officers and Voting Commitments

As of the date of this proxy statement, Mr. Shawn Ding, the chief executive officer and a director of the Company, beneficially owns approximately 10.4% of the total outstanding Shares, Mrs. Julia Huang, the executive chairman of the board of directors, beneficially owns approximately 8.4% of the total outstanding Shares, and our directors and executive officers (other than Mr. Ding, Mrs. Huang and Mr. Yixin Mei) collectively beneficially own 703,600 Shares (including Shares represented by ADSs), or approximately 2.3% of the total outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 104 for additional information regarding the ownership of Shares by the other directors and executive officers of the Company.

Pursuant to the Merger Agreement, provided that there is no change of recommendation by our board of directors, Holdings has agreed to use its reasonable best efforts to cause all of the Voting Shares to (i) appear at the extraordinary general meeting or otherwise be counted as present thereat for purpose of determining whether a quorum is present and (ii) be voted in favor of the approval of the Merger Agreement and the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

Pursuant to the Voting Agreement, each of the Rollover Shareholders has agreed to (i) appear or otherwise cause his, her or its Voting Shares to be counted as present for purpose of calculating a quorum at any meeting of the Company’s shareholders where any vote, consent or other approval is taken in respect of the Merger Agreement and ensure that any vote at such meeting be a poll vote, (ii) vote or otherwise cause to be voted all of his, her or its Voting Shares (x) in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any related action reasonably required in furtherance thereof, (y) against any other acquisition proposal, (z) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay or postpone, discourage or adversely affect the Merger Agreement or the transactions contemplated thereby, and (iii) not enter into at any time prior to the termination of the Voting Agreement, any voting trust agreement or any other contract (other than the Contribution Agreement) with respect to any Voting Shares.

Opinion of Financial Advisor to the Independent Committee

On December 30, 2013, Houlihan Lokey (China) Limited (“Houlihan Lokey”), rendered an oral opinion to the Independent Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 30, 2013), as to the fairness, from a financial point of view, of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs), as of December 30, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the Independent Committee and only addressed the fairness from a financial point of view of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) and does not address any other aspect or implication of the Merger. The full text of Houlihan Lokey’s written opinion is included as Annex B to this proxy statement and is incorporated herein by reference. You are encouraged to read the written opinion in its entirety for the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, Houlihan Lokey’s opinion, the summary of its opinion and the related analyses set forth in this proxy statement were not intended to be, and do not constitute advice or a recommendation to the Independent Committee or any holder of Shares or ADSs as to how to act or vote with respect to the Merger or related matters. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party or entity. Please see “Special Factors — Opinion of Houlihan Lokey, the Independent Committee’s Financial Advisor” beginning on page 51 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executives have interests with respect to the Merger that are, or may be, different from, or in addition to those of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Holdings by Mr. Shawn Ding, Mrs. Julia Huang and Mr. Yixin Mei (after the contribution closing);
•	the potential enhancement or decline of the share value of Holdings, in which Mr. Shawn Ding, Mrs. Julia Huang, and Mr. Yixin Mei will have beneficial ownership as a result of the Merger, and future performance of the Surviving Corporation;
•	conversion of Company Options and Company RSUs held by the Company’s directors and executive officers into the right to receive Holdings Options and Holdings RSUs;
•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Corporation to former directors and officers of the Company;
•	the compensation of members of the Independent Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Independent Committee’s or the board’s recommendation of the Merger) in the amount of $18,000 to each members of the Independent Committee other than the chairman and $25,000 to the chairman of the Independent Committee; and

•	the continuation of service of the executive officers of the Company with the Surviving Corporation in positions that are substantially similar to their current positions.

As of the date of this proxy statement, our directors and executive officers (other than Mr. Shawn Ding, Mrs. Julia Huang and Mr. Yixin Mei) collectively beneficially own 703,600 Shares (including Shares represented by ADSs), or, approximately 2.3% of the total outstanding Shares. The maximum amount of cash payments our directors and executive officers (other than Mr. Shawn Ding, Mrs. Julia Huang and Mr. Yixin Mei) may receive in respect of their Shares if the Merger is consummated is approximately $0.8 million. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 66 for additional information.

The Independent Committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 66 for additional information.

Limitation on Solicitation and Considering Acquisition Proposals

Until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their respective representatives may not:

(a)	initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, any acquisition proposal (as defined in the Merger Agreement);
(b)	engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal;
(c)	(i) withhold, withdraw, qualify or modify in a manner adverse to Holdings or Merger Sub, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Holdings or Merger Sub, the board of directors’ recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal, (iii) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal, (iv) fail to include in this proxy statement the board of director’s recommendation in favor of the approval and adoption of the Merger Agreement and the approval of the transactions contemplated thereunder, including the Merger, or (v) publicly announce its intention to take any of the actions described in foregoing;
(d)	enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, relating to, or reasonably be expected to result in any acquisition proposal (other than a confidentiality agreement satisfying the requirements under the Merger Agreement);
(e)	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated under the Merger Agreement or breach its obligations thereunder;
(f)	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or
(g)	propose or agree to do any of the foregoing.

At any time after the date of the Merger Agreement and prior to the time the Company’s shareholders approve the Merger Agreement, if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above and that the Independent Committee determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, constitutes or may reasonably be expected to lead to a superior proposal (as defined under the Merger Agreement), the Company may, subject to a customary confidentiality agreement satisfying the requirements of the Merger Agreement, furnish information and data with respect to the Company and its subsidiaries to, and participate, through the Independent Committee, in discussions or negotiations regarding such acquisition proposal with, a person and its representatives who has made such proposal, provided that the Company shall promptly (and in any event, within 72 hours) provide or make available to Holdings any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously or concurrently provided or made available to Holdings.

No Change of Recommendation

Prior to the time the Company’s shareholders approve the Merger Agreement, the board of directors of the Company (upon recommendation of the Independent Committee which has made its determination in good faith and after consultation with its outside legal counsel and financial advisors) may, subject to certain notice requirements, (a) make a change of recommendation if the Independent Committee determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, or (b) if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above that the Independent Committee determines constitutes a superior proposal, make a change of recommendation or authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger being approved and authorized by the shareholders at the extraordinary general meeting; and
•	no order of governmental or regulatory authority, agency, court, or other judicial body, commission or other governmental body of competent jurisdiction is in effect which restrains, enjoins or otherwise prohibits consummation of the Merger.

The obligations of Holdings and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Holdings, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date thereof and as of the closing date or, if applicable, as of a specified earlier date, provided that the representations and warranties of the Company that are not qualified by reference to material adverse effect (except for certain specified matters which shall be true and correct) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company has had or would reasonably be expected to have a material adverse effect;
•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing date of the Merger;
•	Holdings having received a certificate signed by an executive officer of the Company certifying as to the satisfaction of the conditions under the Merger Agreement described above; and
•	shareholders holding no more than 10% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Companies Law.

The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Holdings and Merger Sub in the Merger Agreement being true and correct as of the date of the Merger Agreement and as of the closing date or, if applicable, as of a specified earlier date, unless the inaccuracy of such representations and warranties would not reasonably be expected to have a material adverse effect;

•	each of Holdings and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and
•	Company having received a certificate signed by a designated director of each of Holdings and Merger Sub certifying as to the satisfaction of the conditions under the Merger Agreement described above.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

(a)	by mutual written consent of the Company and Holdings; or
(b)	by either of the Company or Holdings, if:
•	the Merger is not completed by 6 months after the date of the Merger Agreement, provided that such right to terminate the Merger Agreement shall not be available to any party whose breach of the Merger Agreement has been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the termination date;
•	the shareholders of the Company do not authorize, approve and adopt the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or
•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, provided that (i) each of the parties has used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the order or law and (ii) such termination right shall not be available to any party whose breach of its obligations under the Merger Agreement in any material respect in any manner has been the proximate cause of, or resulted in such order.
(c)	by Holdings, if:
•	at any time prior to the time the shareholders’ approval is obtained, if the board or directors of the Company or the Independent Committee has made a change of recommendation; or
•	at any time prior to the effective time of the Merger, if the Company has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by the Company under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Holdings to Company or (ii) 5 business days prior to the termination date, provided that Holdings is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied.
(d)	by the Company:
•	at any time prior to the date of the extraordinary general meeting, based on the recommendation of the Independent Committee, in order to enter into an alternative acquisition agreement relating to a superior proposal immediately prior to or substantially concurrently with the termination of the Merger Agreement;
•	at any time prior to the effective time of the Merger, if any of Holdings or Merger Sub has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by Holdings or Merger Sub under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Holdings or (ii) 5 business days prior to the termination date, provided that the Company is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied; or

•	at any time prior to the effective time of the Merger, if (i) all of the mutual conditions to completion of the Merger and all of the conditions to Holding’s and Merger Sub’s obligations to complete the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Holdings (A) that all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iii) the Merger fails to be consummated within 5 business days after the delivery of such notice.

Remedies

The Company, Holdings and Merger Sub are each entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which it is entitled under the Merger Agreement.

Material U.S. Federal Income Tax Consequences

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. See “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 71. The tax consequences of the Merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger or through the exercise of dissenters’ rights by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the Merger or the exercise of disseenters’ rights to you, including any PRC tax consequences. Please see “Special Factors — Material PRC Income Tax Consequences” beginning on page 73 for additional information.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for our Shares under the terms of the Merger Agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any Transaction Documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the Cayman Plan of Merger. Please see “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 74 for additional information.

Regulatory Matters

The Company does not believe that any material federal, state or non-U.S. regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Cayman Plan of Merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Cayman Plan of Merger and notice of Merger being published in the Cayman Islands Gazette.

Accounting Treatment of the Merger

The Merger is expected to be accounted for at historical cost as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues.”

Market Price of the ADSs

The closing price of the Shares on the NASDAQ on June 19, 2013, the last trading date immediately prior to the Company’s announcement on June 20, 2013 that it had received a going private proposal, was $5.84 per ADS. The merger consideration of $7.00 per ADS to be paid in the Merger represents a premium of approximately 19.9% over that closing price.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?
A:	On December 31, 2013, we entered into the Merger Agreement with Holdings and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of the approval and authorization of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.
Q:	What is the proposed transaction?
A:	The Merger is a going private transaction pursuant to which Holdings will acquire the Company. Once the Merger Agreement is approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company and cease to exist, with the Company continuing as the Surviving Corporation after the Merger. If the Merger is completed, the Company will continue its operations as a privately held company wholly owned by Holdings, and as a result of the Merger, the ADSs will no longer be listed on the NASDAQ and the Company will cease to be a publicly traded company.
Q:	What will I receive in the Merger if I own Shares or ADSs and am not a member of the Buyer Group?
A:	If you own Shares immediately prior to the effective time of the Merger and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive $2.33 in cash, without interest and net of any applicable withholding taxes, for each Share you own (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Companies Law with respect to the Merger, in which event you will be entitled to the value of each Share appraised pursuant to the Cayman Companies Law).

If you own ADSs immediately prior to the effective time of the Merger and are not a member of the Buyer Group and the Merger is completed, you will be entitled to receive $7.00 per ADS in cash, without interest and net of any applicable withholding taxes, for each ADS you own.

Please see “Special Factors — Material U.S. Federal Income Tax Consequences,” “Special Factors —  Material PRC Income Tax Consequences” and “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 74 for a description of the material U.S. federal, PRC and Cayman Islands tax consequences of the Merger. You should consult your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company Options be treated in the Merger?
A:	If the Merger is completed, each Company Option granted pursuant to the Company Plan that is then outstanding and unexercised, whether or not vested, shall be cancelled and converted into and exchanged for an option to acquire one Holdings Option. Each Holdings Option shall have an exercise or purchase price equal to the exercise or purchase price of the corresponding Company Option. Each Holdings Option shall otherwise retain the same grant date, the same vesting or exercise schedule, the same term and expiration date and substantially the same other material terms and conditions as each Company Option.
Q:	How will the Company RSUs be treated in the Merger?
A:	If the Merger is completed, each Company RSU shall be cancelled and converted into and exchanged for a Holdings RSU. Each Holdings RSU shall be subject to the same material terms and conditions as each Company RSU.

Q:	After the Merger is completed, how will I receive the merger consideration for my Shares?
A:	If you are a registered holder of Shares immediately prior to the effective time of the Merger (other than holders of the Excluded Shares and/or Dissenting Shares), promptly after the effective time of the Merger (in any event within five (5) business days after the effective time of the Merger), a paying agent appointed by Holdings will mail to you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates (or affidavit and indemnity of loss in lieu of the share certificates) in exchange for the applicable merger consideration. You will receive cash for your Shares from the paying agent after you comply with these instructions. Upon surrender of your share certificates (or affidavit and indemnity of loss in lieu of the share certificates), you will receive an amount equal to the number of your Shares multiplied by $2.33 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service (“IRS”) Form W-8 or W-9, as applicable.

In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the per Share merger consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the per Share merger consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the paying agent of such person’s entitlement to the relevant Share and if the person requesting such payment has paid to the paying agent any transfer taxes required by reason of the payment of the per Share merger consideration to a person other than the registered holder of such Shares, or established to the satisfaction of the paying agent that such transfer taxes have been paid or are otherwise not payable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the Merger is completed, how will I receive the cash for my ADSs?
A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”) (other than ADSs representing Excluded Shares and/or Dissenting Shares), unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the effective time of the Merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the effective time of the Merger), the ADS Depositary will send you the per ADS merger consideration of $7.00, without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of each of your ADRs after the completion of the Merger. If you hold your ADSs in un-certificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS Depositary for cancellation prior to the effective time of the Merger, the ADS Depositary will automatically send you the per ADS merger consideration of $7.00, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the Merger.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS Depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS Depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to U.S. federal income tax backup withholding if the ADS Depositary has not received from the transferee a properly completed and signed IRS Form W-8 or W-9, as applicable.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS Depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?
A:	The extraordinary general meeting will take place on April 18, 2014, beginning at 2:00 p.m., (Beijing time), at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, China.
Q:	What matters will be voted on at the extraordinary general meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger;
•	to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger; and
•	to instruct the chairman of the extraordinary meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Q:	What vote of our shareholders is required to approve the Merger Agreement?
A:	The Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, must be approved and authorized by (i) a special resolution approved by the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, and (ii) a resolution approved by the affirmative vote of shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on March 31, 2014, the Share record date for the extraordinary general meeting, 25,748,908 Shares were outstanding and entitled to vote at the extraordinary general meeting.

As of the date of this proxy statement, the Buyer Group, as a group, beneficially owns 18,500,961 Shares, which represent approximately 61.4% of the total outstanding Shares and Company Options and Company RSUs exercisable within sixty days of the date hereof. Pursuant to the terms of the Merger Agreement and the Voting Agreement, 14,125,801 of these Shares, representing 54.9% of the total outstanding Shares of the Company, will be voted in favor of the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the Merger at the extraordinary general meeting of the Company. The voting obligations of the Rollover Shareholders contained in the Voting Agreement terminate (a) with respect to McGraw-Hill Education only, in the event that McGraw-Hill Education withdraws from the Buyer Group in accordance with the Consortium Agreement, as amended (defined below), in relation to an amendment or waiver of any term or condition in or the granting of any consent under the Merger Agreement, or (b) upon the earliest to occur of (i) the effective time of the Merger and (ii) the valid termination of the Merger Agreement in accordance with its terms. See “Special Factors — Voting by the Buyer Group at the Extraordinary General Meeting” beginning on page 70 for additional information on such voting arrangements and how they may impact the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the extraordinary general meeting.

Q:	How does the Company board of directors recommend that I vote on the proposals?
A:	After careful consideration and upon the unanimous recommendation of the Independent Committee, our board of directors recommends that you vote:

•	FOR the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger;
•	FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger; and
•	FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 40 for a discussion of the factors that our Independent Committee and board of directors considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of our Independent Committee and board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 66.

Q:	Who is entitled to vote at the extraordinary general meeting?
A:	The Share record date is March 31, 2014 in the Cayman Islands. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment or postponement thereof. The record date for ADS holders entitled to instruct the ADS Depositary to vote at the extraordinary general meeting is March 17, 2014 in New York City. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on March 26, 2014 and become a holder of Shares by the close of business in the Cayman Islands on March 31, 2014, the Share record date.
Q:	What constitutes a quorum for the extraordinary general meeting?
A:	Two shareholders entitled to vote and present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative, representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the meeting will constitute a quorum for the extraordinary general meeting.
Q:	When do you expect the Merger to be completed?
A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the first half of 2014. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.
Q:	What happens if the Merger is not completed?
A:	If our shareholders do not approve the Merger Agreement and the transactions contemplated thereby, including the Merger, or if the Merger is not completed for any other reason, our shareholders and ADS holders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Company Options or Company RSUs receive Holdings Options or Holdings RSUs pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The Company’s ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.
Q:	How do I vote if my Shares are registered in my name?
A:	If Shares are registered in your name as of the Share record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card is April 17, 2014 at 5:00 p.m, (Beijing time).

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card and do not indicate how you want to vote in your proxy card, the Shares represented by your proxy will be voted FOR the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?
A:	If you own ADSs as of the close of business in New York City on March 17, 2014, you cannot vote at the meeting directly, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS Depositary no later than 5:00 p.m. (New York City time) on April 15, 2014. The ADS Depositary will endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares represented by such ADSs, evidenced by ADRs related to those ADSs, in accordance with the instructions in the voting instruction cards received from holders of ADSs as of the close of business in New York City on March 17, 2014, the ADS record date. The ADS Depositary must receive such voting instruction cards no later than 5:00 p.m. (New York City time) on April 15, 2014. The ADS Depositary has advised us that it will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions. Notwithstanding the foregoing, pursuant to the terms of the deposit agreement, dated December 10, 2007, between the Company and the ADS Depositary and all holders of ADSs issued thereunder, as amended and restated (the “Deposit Agreement”), if the ADS Depositary timely receives your voting instructions which fail to specify the manner in which the ADS Depositary is to vote the Shares underlying your ADS(s), the ADS Depositary will deem you to have instructed the ADS Depositary to vote in favor of the items set forth in such voting instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on March 26, 2014 and become a holder of Shares by the close of business in the Cayman Islands on March 31, 2014, the Share record date. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation prior to the close of business in New York City on March 26, 2014 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees (up to $0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?
A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.
Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger?
A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, dealer, commercial bank, trust company, or other nominee, your vote will not be counted.
Q:	May I change my vote?
A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:
•	First, you may revoke a proxy by written notice of revocation given to the Company before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China, Attention: Mr. Simon Mei;
•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or
•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 5:00 p.m. (New York City time) on April 15, 2014. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary; or
•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.
Q:	Should I send in my share certificates or my ADRs now?
A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?
A:	The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares of the Company after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share merger consideration of $2.33 in cash without interest and net of any applicable withholding taxes to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the Merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The record date of ADSs for the extraordinary general meeting is March 17, 2014 in New York City. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS merger consideration of $7.00 in cash without interest and net of any applicable withholding taxes to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:	Am I entitled to dissenters’ rights?
A:	Shareholders electing to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the EGM, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the Merger Agreement if you did not exercise dissenters’ rights with respect to your Shares.

ADS holders will not have the right to exercise dissenters’ rights and to receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not attempt to exercise any dissenters’

rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the applicable ADS Depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on March 26, 2014, and become registered holders of Shares by the close of business in the Cayman Islands on March 31, 2014. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 95 as well as “Annex C — Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?
A:	If you own ADSs and wish to exercise dissenters’ rights, you must surrender your ADSs at the ADS Depositary’s office at 101 Barclay Street, 22 West, New York, NY 10286. Upon your payment of its fees, including the applicable ADS cancellation fee (up to $0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS Depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS Depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

The deadline for surrendering ADSs to the ADS Depositary for these purposes is the close of business in New York City on March 26, 2014.

You must become a registered holder of your Shares and, prior to vote being taken at the extraordinary general meeting, deliver to the Company a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 95 as well as “Annex C — Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?
A:	We have asked MacKenzie Partners, Inc. to assist in the solicitation process. In addition, we will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. Finally, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.
Q:	Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?
A:	Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 66 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors vote on the proposal to approve and authorize the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger?
A:	Pursuant to the Voting Agreement, the Buyer Group has agreed to vote 14,125,801 of the Shares beneficially owned by them, representing 55.0% of the total outstanding Shares of the Company, in favor of the approval and authorization of the Merger Agreement and the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. In addition, each of our directors who beneficially owns Shares (including Shares represented by ADSs) has informed us that, as of the date of this proxy statement, they intend to vote all of their Shares in favor of approval and authorization of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger. As of the date of this proxy statement, our directors and executive officers (other than Mr. Ding, Mrs. Huang and Mr. Yixin Mei) beneficially owned, in the aggregate, 703,600 Shares, or, collectively, approximately 2.3% of the outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 104 for additional information.
Q:	Who can help answer my questions?
A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact the Company by calling +86 10 8418 6655 or mailing ChinaEdu Corporation at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China.

In order for you to receive timely delivery of any additional copy of this proxy statement or the enclosed proxy card in advance of the extraordinary general meeting, you must make the request no later than five business days prior to the extraordinary general meeting.

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

On or about May 18, 2013, Mr. Shawn Ding, the chief executive officer and a director of the Company, met in his individual capacity with Mrs. Julia Huang, the executive chairman of the Company’s board of directors, and informally raised the possibility of a potential going private transaction with her. Mr. Ding and Mrs. Huang also spoke during the weeks prior to May 18, 2013 to discuss various other matters regarding the Company.

Between May 18, 2013 and June 20, 2013, Mr. Ding and Mrs. Huang held a number of preliminary discussions to explore the feasibility of a possible going private transaction with respect to the Company, which discussions also touched on the key commercial terms for a potential going private transaction and the draft of the proposal letter to be submitted to the board of directors of the Company.

On June 14, 2013, Mr. Ding and Mrs. Huang appointed Loeb & Loeb LLP (“Loeb & Loeb”) to act on behalf of Shawn Ding, Moral Known Industrial Limited, Julia Huang and South Lead Technology Limited as U.S. counsel for a potential going private transaction (the “Original Buyer Group”). As discussed below, the Original Buyer Group was subsequently expanded to include Gegeng Tana, Mei Yixin, Pan Zhixin, Ellen Huang, InterVision Technology Ltd., MLP Holdings Limited, New Value Technology Limited and Lingyuan Furong Investment Mgmt Co., Ltd. when the parties entered into a consortium agreement on August 16, 2013.

On June 20, 2013, Mr. Ding and Mrs. Huang finalized and delivered the proposal letter to our board of directors to acquire all of the outstanding ordinary shares of the Company not currently owned by them and certain other shareholders of the Company who may join them in a going private transaction for $2.33 in cash per Share, or $7.00 in cash per ADS, subject to certain conditions (the “June 20 Proposal”). In the June 20 Proposal, Mr. Ding and Mrs. Huang, among other things, (a) outlined their intention to work with each other exclusively in pursuing the proposed transaction, (b) stated their expectation that the transaction would be financed by debt and/or equity capital and definitive commitments for the required debt financing and/or equity funding would be in place when the definitive agreements in connection with the transaction are signed, (c) requested a timely opportunity to conduct customary due diligence on the Company, and (d) expected that the independent members of the board of directors of the Company would consider the proposed transaction. Mr. Ding and Mrs. Huang made it clear in the June 20 Proposal that they were interested only in acquiring the Shares not already owned by them and that they had no interest in selling their Shares or ADS in any transaction involving the Company.

Also on June 20, 2013, the Company issued a press release regarding its receipt of the June 20 Proposal and the transaction proposed therein, and furnished the press release as an exhibit to its current report on Form 6-K. The closing price of the Company’s ADSs on June 20, 2013 after the Company publicly announced receipt of the June 20 Proposal was $6.15 per ADS, representing an increase of approximately 5.3% from the closing price of $5.84 per ADS on June 19, 2013, the last trading day before the Company announced receipt of the June 20 Proposal.

At a board meeting convened on June 24, 2013, the Company’s board of directors determined that it was advisable and in the best interests of the Company and its shareholders to establish an independent committee consisting solely of the three independent non-executive directors, Messrs. Samuel Yen, Min Fan and Tianwen Liu, with Mr. Samuel Yen as the chairman of the Independent Committee, to consider and attend to all matters in connection with the June 20 Proposal from Mr. Ding and Mrs. Huang. Thereafter, the Company’s board of directors signed a unanimous written consent dated June 24, 2013 establishing the Independent Committee and empowering it to determine on behalf of the board of directors whether the going private transaction described in the June 20 Proposal is advisable and in the best interests of the Company and its unaffiliated shareholders and ADS holders.

Between June 24 and July 11, 2013, the Independent Committee evaluated a number of law firms and financial firms, and after consideration of their qualifications, retained Ropes & Gray LLP (“Ropes & Gray”) as its legal counsel and Houlihan Lokey as its independent financial advisor to assist the Independent Committee in its evaluation of the June 20 Proposal and any potential alternative transactions. The Independent Committee’s decision to appoint Ropes & Gray and Houlihan Lokey was based on their extensive experience in merger and acquisition transactions, including take private transactions, the reputation and expertise of these firms and their history of successfully representing China-based companies. On July 11, 2013, the Company issued a press release announcing that the Independent Committee had been established and that Ropes & Gray had been retained as its legal counsel and Houlihan Lokey had been retained as its independent financial advisor.

On July 1, 2013, Mr. Ding and Mrs. Huang jointly filed with the SEC a Schedule 13D in connection with the June 20 Proposal.

Beginning on July 24, 2013, representatives of the Original Buyer Group held preliminary discussions on debt financing for the proposed transaction with China Merchants Bank.

Beginning in August, 2013, representatives of China Merchants Bank conducted due diligence on the Company in relation to their discussions with representatives of the Original Buyer Group on the provisions for a debt facility agreement for the proposed transaction. Between August 1, 2013 and September 13, 2013, the Original Buyer Group and China Merchants Bank negotiated the terms of the debt facility agreement with assistance from their legal counsels.

On July 18, 2013, the Independent Committee convened a telephonic meeting with representatives of Ropes & Gray and Houlihan Lokey, with representatives from the Company joining for a portion of the meeting, to discuss (i) an indicative timeline and process for a take private transaction, (ii) the Original Buyer Group’s plans for securing financing for the proposed transaction; (iii) whether any other shareholders of the Company planned to join the Original Buyer Group; (iv) the advisability of and timing for conducting a “market check” process to seek alternative transactions that may be available to the Company and its shareholders; (iv) the possible approaches for treating share-based compensation in a take private transaction; (v) whether the Original Buyer Group should be asked to enter into a non-disclosure and standstill agreement; and (vi) the Independent Committee’s process and procedures for evaluating the June 20 Proposal. During the meeting, the Independent Committee instructed Ropes & Gray to prepare a non-disclosure and standstill agreement to be sent to the Original Buyer Group.

On July 19, 2013, Ropes & Gray sent a non-disclosure and standstill agreement to Loeb & Loeb, which asked the Original Buyer Group (i) to ensure that members of the Original Buyer Group maintain confidentiality for all information relating to the Company received by the Original Buyer Group, including the content of any negotiations relating to the proposed transaction, and (ii) to abide by a two year “standstill” period during which the members of the Original Buyer Group would not be able to take certain actions including, among other things, adding additional members to the Original Buyer Group or undertaking a tender offer for the Company’s securities, unless such actions are taken with the prior consent of the Independent Committee.

On July 21, 2013, the Independent Committee received a letter, dated July 3, 2013, from McGraw-Hill Education addressed to the disinterested directors of the Company. The letter identified McGraw-Hill Education as the largest shareholder of the Company and expressed McGraw-Hill Education’s belief that the June 20 Proposal undervalued the Company and that alternative transactions could offer greater value to the Company’s shareholders. The letter did not specifically identify any alternative transactions that could offer greater value to the Company’s shareholders and concluded by requesting an opportunity to meet with the disinterested directors of the Company and their financial advisor to discuss McGraw-Hill Education’s perspective on the June 20 Proposal.

On July 23, 2013, the Independent Committee sent a written communication to the Company’s management to request that they not take certain actions, including (a) engaging in any discussions or negotiations or entering into any agreements regarding the proposed transaction, except that management members of the Original Buyer Group at such time can continue discussions with other members of the

Original Buyer Group at such time; (b) having any discussions or communications with any member of the Original Buyer Group or any affiliate or representative of the Original Buyer Group at such time regarding his or her own employment, compensation or investment arrangements in connection with the proposed transaction; or (c) responding to any press and other third party enquiries and requests for information relating to the proposed transaction in any manner unless, after such enquiry or request has been referred to the Independent Committee or its advisors, he or she has been instructed to respond to such request or enquiry by the Independent Committee.

On July 25, 2013, Houlihan Lokey initiated its financial due diligence on the Company.

On August 2, 2013, representatives from Houlihan Lokey convened a telephonic meeting with Mr. Ding to discuss the proposed transaction and discuss the operations, strategy and growth prospects, among other issues, of the Company.

On August 6, 2013, the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray and Houlihan Lokey to discuss (i) the Original Buyer Group’s expressed plans to expand to include additional shareholders of the Company; (ii) the Original Buyer Group’s progress in negotiating debt financing for the proposed transaction; (iii) the proposed non-disclosure and standstill agreement that was sent to the Original Buyer Group on July 19, 2013, which the Original Buyer Group had indicated several times during the prior two weeks it was not prepared to sign; and (iv) the process and timing for conducting a market check. The Independent Committee instructed Houlihan Lokey to make preparations for a market check process with a final decision to be made by the Independent Committee pending receipt of further information on the expansion to the Original Buyer Group, if any. The Independent Committee also determined that it would not renew its request that the Original Buyer Group sign the non-disclosure and standstill agreement in light of the Original Buyer Group’s position.

Mr. Ding and Mrs. Huang concluded that the non-disclosure and standstill agreement was not required to be signed in connection with the transaction. Specifically, the Independent Committee's request to approve additional members to be added to the consortium after Mr. Ding and Mrs. Huang submitted the June 20 Proposal was not acceptable. In addition, the Independent Committee’s request that the agreement remain in place for two years was considered unreasonable. In light of the above factors and after conferring with Loeb & Loeb, Mr. Ding and Mrs. Huang concluded that the non-disclosure and standstill agreement went beyond what was required of them under applicable law and refused to sign the agreement.

Concurrently, the Independent Committee determined that the June 20 Proposal was a sufficiently credible proposal and potentially advantageous to the Company’s unaffiliated shareholders and ADS holders that it should continue negotiations with respect to such proposal notwithstanding the refusal to sign the non-disclosure and standstill agreement.

Between June 20 and August 16, 2013, Mr. Ding, Mrs. Huang and certain other shareholders of the Company held discussions regarding their entry into a consortium agreement to work with each other on an exclusive basis to pursue a potential take private transaction with the Company. Due to time constraints and confidentiality considerations of the potential take private transaction, Mr. Ding and Mrs. Huang did not speak at or prior to the time of the announcement of the June 20 Proposal with any other existing shareholders to confirm whether they would become part of their group.

On August 16, 2013, Gegeng Tana, Mei Yixin, Pan Zhixin, Ellen Huang, InterVision Technology Ltd., MLP Holdings Limited, New Value Technology Limited and Lingyuan Furong Investment Management Co., Ltd. entered into a consortium agreement with Mr. Ding, Mrs. Huang, Moral Known Industrial Limited and South Lead Technology Limited to work with each other on an exclusive basis to pursue a potential take private transaction with the Company during a six-month exclusivity period (the “Consortium Agreement”). Notwithstanding the refusal of Mr. Ding and Mrs. Huang to sign the non-disclosure and standstill agreement, the Independent Committee requested that Mr. Ding and Mrs. Huang obtain their approval before adding additional members to the consortium. Before the additional members were added to the group, Mrs. Huang had two conversations during the first week of August with the Independent Committee chairman, Samuel Yen, to inform him that they intended to have additional members join the consortium. The Independent Committee determined at that time that it would not object to such additions because the desire by Mr. Ding and Mrs. Huang, being the initial members of the Original Buyer Group and two of the Company’s longest serving executive officers, to include certain other members of management and long-term shareholders into their consortium would not materially alter the Company’s situation and that, given the Independent Committee’s determination mentioned above that the June 20 Proposal was a credible proposal and potentially advantageous to the Company’s unaffiliated shareholders and ADS holders, it was appropriate to continue negotiations with the expanded Original Buyer Group.

On August 20, 2013, each of Mr. Ding and Mrs. Huang filed with the SEC Amendment No. 1 to Schedule 13D in connection with their entry into the Consortium Agreement.

On the same day, representatives from Houlihan Lokey held a telephonic meeting with representatives from McGraw-Hill Education to discuss (i) McGraw-Hill Education’s view that the June 20 Proposal undervalued the Company, and (ii) negotiations between representatives of McGraw-Hill Education and representatives of the Original Buyer Group concerning the June 20 Proposal. During such discussions, McGraw-Hill Education indicated that it did not want to sell its Shares and ADSs on the terms of the June 20 Proposal, and that it preferred to roll over its Shares in the Merger and remain a shareholder of the Company following the Merger, subject to agreement being reached on the post-Merger ownership of the Company by McGraw-Hill Education and the other members of the Original Buyer Group. McGraw-Hill Education noted that such discussions had not yet produced a mutually satisfactory outcome to date. At such meeting, representatives of Houlihan Lokey also noted that if McGraw-Hill Education had an alternative proposal to offer, the Independent Committee encouraged them to submit it for the Independent Committee’s consideration.

On August 22, 2013, the chairman of the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray and Houlihan Lokey, with representatives from the Original Buyer Group joining for a portion of the call, to discuss (i) the Original Buyer Group’s entry into the Consortium Agreement; (ii) the Original Buyer Group’s progress in negotiating debt financing for the proposed transaction; (iii) Houlihan Lokey’s discussions with McGraw-Hill Education on August 20, 2013; (iv) methods for protecting minority shareholder interests in the event McGraw-Hill Education might present a competing alternative to that proposed by the Original Buyer Group, including requiring a “majority-of-the-minority” vote by shareholders unaffiliated with the Original Buyer Group in order to approve any take private transaction sponsored by the Original Buyer Group; and (v) the advisability of delaying the market check process pending the outcome of negotiations between McGraw-Hill Education and the Original Buyer Group. Following discussion with representatives of Ropes & Gray and Houlihan Lokey, the Independent Committee decided not to initiate a market check at this stage of the negotiations given (i) the Original Buyer Group’s beneficial ownership of approximately 43.7% of the total outstanding shares of the Company (as of August 20, 2013) and its consequent ability to block a competing transaction under Cayman Islands law, which requires approval of a merger transaction by two-thirds of the Shares voting in person or by proxy, by voting against it; (ii) the Original Buyer Group’s position that it would not consider any transaction other than the proposed take private transaction; (iii) the Original Buyer Group’s ongoing negotiations with McGraw-Hill Education, and (iv) the determination by the Independent Committee to insist upon the right to terminate any definitive merger agreement that the Company entered into with the Original Buyer Group or its affiliates in order to accept a superior proposal. The Independent Committee also discussed that there was a risk that third parties could use a market check process simply to get access to the Company’s confidential information for their own commercial motives.

On the same day, representatives from McGraw-Hill Education convened a telephonic meeting with Mr. Ding and Mrs. Huang to discuss (i) the take private transaction, (ii) that McGraw-Hill Education did not want to sell its Shares on the terms of the June 20 Proposal and (iii) that McGraw-Hill Education preferred to roll over its Shares in the Merger and remain a shareholder of the Company following the Merger. No agreement was reached by Mr. Ding and Mrs. Huang and McGraw-Hill Education with respect to these matters during the meeting, but Mr. Ding and Mrs. Huang indicated that they would provide McGraw-Hill Education with a proposal for the portion of the Shares held by McGraw-Hill Education that could be rolled over prior to their next telephonic meeting.

On August 23, 2013, McGraw-Hill Education and its affiliates jointly filed with the SEC a Schedule 13D, which disclosed their shareholdings of the Company at approximately 9.2% of the Company’s total outstanding Shares and summarized the content of the letter, dated July 3, 2013, that McGraw-Hill Education had sent to the Company expressing McGraw-Hill Education’s opinion of the June 20 Proposal.

On August 30, 2013, Mr. Ding and Mrs. Huang convened a telephonic meeting with representatives from McGraw-Hill Education to discuss (i) the take private transaction, (ii) the Original Buyer Group’s proposal for a rollover of the Shares held by McGraw-Hill Education and (iii) other potential opportunities involving the Company and McGraw-Hill Education. During the discussion, Mr. Ding, Mrs. Huang and representatives from McGraw-Hill Education discussed in general terms the possibility of using the Company’s technology in markets outside of Asia served by McGraw-Hill Education and partnership opportunities between McGraw-Hill Education and the Company. During the meeting, Mr. Ding and Mrs. Huang indicated that the Original Buyer Group would agree to permit McGraw-Hill Education to roll over 30% of the Shares owned by McGraw-Hill Education prior to the June 20 Proposal, or 1,013,201 Shares. No agreement was reached by Mr. Ding and Mrs. Huang and McGraw-Hill Education with respect to these matters at this meeting.

On September 2, 2013, Mrs. Huang provided representatives from McGraw-Hill Education with a written summary of the Original Buyer Group’s proposal for the rollover of the Shares held by McGraw-Hill Education. There was no change to such rollover proposal for McGraw-Hill Education between the two meetings on August 30 and September 2.

On the same day, representatives from McGraw-Hill Education convened a telephonic meeting with representatives from Houlihan Lokey to discuss (i) the take private transaction, (ii) the process and timing for the take private transaction and (iii) the status of the negotiations between McGraw-Hill Education and the Original Buyer Group.

On September 5, 2013, Loeb & Loeb on behalf of the Original Buyer Group circulated initial drafts of the Transaction Documents to Ropes & Gray. On the same day, Loeb & Loeb contacted Ropes & Gray to convey a request from the Original Buyer Group that the board of directors and the Independent Committee consider adopting a shareholders’ rights plan to ensure that any acquisition of the Company is negotiated with the Independent Committee. Over the next several days, Ropes & Gray held various discussions with Loeb & Loeb, the Independent Committee and Maples and Calder, Cayman Islands legal counsel to the Independent Committee (“Maples”), regarding the possible terms of a shareholders’ rights plan and fiduciary duty principles under Cayman Islands law.

On September 12, 2013, Ropes & Gray sent to the Independent Committee a list of key issues in the initial drafts of the Transaction Documents received from the Original Buyer Group.

On the same day, representatives from McGraw-Hill Education met with Mr. Ding and Mrs. Huang to discuss (i) McGraw-Hill Education’s proposal for a rollover of its Shares and (ii) potential governance rights for McGraw-Hill Education in the Company following the Merger. During this meeting, McGraw-Hill Education proposed that it (i) roll over 100% of the Shares held by it (including any Shares acquired after the announcement of the June 20 Proposal) and make an equity investment in the Company such that McGraw-Hill Education would own 40% of the surviving company following the Merger, (ii) have the right to nominate a specified number of directors to the board of directors of the surviving company and (iii) receive protective rights customary for a significant minority shareholder, including approval, anti-dilution, exit and information rights. No agreement was reached by Mr. Ding and Mrs. Huang and McGraw-Hill Education with respect to these matters at this meeting.

On September 13, 2013, the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray and Houlihan Lokey to discuss (i) the recent high trading volume and rise in the price of the Company’s ADSs; (ii) the request from the Original Buyer Group that the Independent Committee authorize the adoption of a shareholders’ rights plan to ensure that any acquisition of the Company is negotiated with the Independent Committee; and (iii) key issues from the initial drafts of the Transaction Documents received from the Original Buyer Group. The Independent Committee agreed that it would closely monitor the trading activity in the Company’s ADSs and gather more information in order to assess whether it should authorize the adoption of a shareholders’ rights plan.

On the same day, McGraw-Hill Education and its affiliates jointly filed with the SEC Amendment No. 1 to Schedule 13D, which indicated that McGraw-Hill Education and its affiliates had purchased additional ADSs of the Company to increase their shareholdings to approximately 12.0% of the Company’s total outstanding Shares.

On September 16, 2013, representatives from Houlihan Lokey held a telephonic meeting with representatives from McGraw-Hill Education to discuss McGraw-Hill Education’s negotiations concerning the June 20 Proposal with representatives of the Original Buyer Group, which McGraw-Hill Education indicated had not yet produced an outcome satisfactory to McGraw-Hill Education. McGraw-Hill Education also confirmed that it had been purchasing the Company’s ADSs on the open market and intended to continue to make such purchases at the prevailing prices.

On September 17, 2013, the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray and Houlihan Lokey to discuss (i) Houlihan Lokey’s discussions with McGraw-Hill Education on September 16, 2013; and (ii) the request from the Original Buyer Group that the Independent Committee authorize the adoption of a shareholders’ rights plan to ensure that any acquisition of the Company is negotiated with the Independent Committee. The Independent Committee engaged in an extended discussion with representatives of Ropes & Gray and Houlihan Lokey on the adoption of a shareholders’ rights plan, including (i) the unusually high level of trading activity in the Company’s ADSs; (ii) the confirmation from McGraw-Hill Education in its amended 13D filing on September 13, 2013 and during its telephonic meeting with representatives of Houlihan Lokey on September 16, 2013 that it had been purchasing the Company’s ADSs on the open market and would continue to make such purchases at prevailing market prices; (iii) possible actions that McGraw-Hill Education or other third parties could undertake to effect a take-over bid for the Company without negotiating with the Independent Committee; (iv) the effects of adopting a shareholders’ rights plan; (v) the appropriate trigger threshold and other terms of a shareholders’ rights plan; and (vi) the importance of adopting a rights plan that is controlled and administered by the Independent Committee. Houlihan Lokey informed the Independent Committee that it was highly likely that McGraw-Hill Education’s buying activity accounted for a large portion of the higher than usual trading volume in the Company’s ADSs in recent days. Representatives from Ropes & Gray also noted that they had been in discussions with Maples, regarding fiduciary duty considerations in connection with the proposed shareholders’ rights plan and discussed such considerations with the members of the Independent Committee. After discussion and due consideration, the Independent Committee resolved to recommend that the Company’s board of directors adopt a shareholders’ rights plan to be administered by the Independent Committee.

Also on September 17, 2013, the board of directors of the Company authorized the adoption of a shareholders’ rights plan to ensure that all shareholders of the Company are treated equally and fairly in connection with any take-over bid for the Company. On the same day, the Company entered into a rights agreement, dated as of September 17, 2013, by and between the Company and The Bank of New York Mellon as rights agent (the “Rights Agreement”) The rights issued to existing shareholders of the Company as of the close of business on September 17, 2013 would, subject to the terms and conditions of the rights plan, become exercisable in the event that (i) any person or group, without the prior approval of the Independent Committee, acquired 20% or more of the Company’s Shares or announced a tender offer which, if consummated, resulted in the ownership of 20% of more of the Company’s Shares, or (ii) a person or group that currently holds 20% or more of the Company’s Shares, without the prior approval of the Independent Committee, acquired additional Shares that would increase such person or group’s beneficial ownership by 0.5% or more of the Shares outstanding at the time.

On September 18, 2013, McGraw-Hill Education and its affiliates jointly filed with the SEC Amendment No. 2 to Schedule 13D, which indicated that McGraw-Hill Education and its affiliates had purchased additional ADSs of the Company to increase their shareholdings to approximately 17.6% of the Company’s total outstanding Shares.

On the same day, the Company issued a press release announcing the adoption of the shareholders’ rights plan and filed with the SEC a Form 6-K and a Form 8-A disclosing the terms of the rights plan and the rights issued to existing shareholders as of the close of business on September 17, 2013.

Also on September 18, 2013, Ropes & Gray sent to Loeb & Loeb revised drafts of the Transaction Documents reflecting the Independent Committee’s comments.

On September 19, 2013, McGraw-Hill Education and its affiliates jointly filed with the SEC Amendment No. 3 to Schedule 13D to amend certain disclosure in Amendment No. 2 to Schedule 13D. The filing indicated that the shareholdings of McGraw-Hill Education and its affiliates remained at approximately 17.6% of the Company’s total outstanding Shares.

On September 22, 2013, representatives of McGraw-Hill Education convened a telephonic meeting with Mrs. Huang to discuss the possible rollover of the Shares held by McGraw-Hill Education in connection with the take private transaction. Following the conversation, Mrs. Huang provided representatives of McGraw-Hill Education with a revised proposal from the Original Buyer Group for the rollover of the Shares held by McGraw-Hill Education. The Original Buyer Group proposed that (i) McGraw-Hill Education roll over 50% of the Shares owned by McGraw-Hill Education prior to the announcement of the June 20 Proposal and (ii) McGraw-Hill Education would not receive any shareholder rights in Holdings following the Merger.

On September 23, 2013, Loeb & Loeb provided to the Original Buyer Group an issues list based on its review of the revised draft Transaction Documents received from Ropes & Gray.

On September 25, 2013, (i) a representative from Shearman & Sterling LLP (“Shearman & Sterling”), McGraw-Hill Education’s legal advisor, communicated with a representative of Ropes & Gray regarding the transaction and (ii) representatives of McGraw-Hill Education delivered to Mrs. Huang a revised proposal for the rollover of the Shares held by McGraw-Hill Education and potential governance rights for McGraw-Hill Education in the Company following the Merger.

On October 6, 2013, McGraw-Hill Education shared its analysis of the June 20 Proposal and possible alternatives with Houlihan Lokey in preparation for the meeting with the Independent Committee to be held on October 8, 2013. McGraw-Hill Education highlighted the following as alternatives to the Buyer Group Offer that were potentially available to the Company: (i) the Company could enhance investment returns to shareholders by engaging in (a) a regular cash dividend, (b) a one-time special cash dividend or (c) a Dutch auction tender offer at a premium to the Company Share price; and (ii) in connection with returning capital to shareholders, the Company could initiate a shareholders relations program to increase investor awareness of the value inherent in the Company. In addition, McGraw-Hill Education provided the following reasons, which were based on publicly available information, for concluding that the June 20 Proposal undervalued the Company: (i) the June 20 Proposal implied a multiple of trailing twelve months EBITDA, as of June 30, 2013, which was below the multiple of the Company’s peers (China Distance Education Holdings Limited, New Oriental Education & Technology Group and TAL Education Group); (ii) it believed that the June 20 Proposal did not reflect the Adjusted EBITDA compound annual growth rate posted by the Company since 2011; (iii) it believed that the June 20 Proposal provided a relatively small premium to the Company’s gross cash value per diluted Share and per diluted ADS, as of the Company’s balance sheet dated June 30, 2013; and (iv) it believed that the June 20 Proposal did not reflect the Company’s track record of Adjusted EBITDA margins and free cash flow conversion and revenue growth between 2007 and 2012. McGraw-Hill Education defined Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization adjusted for one-time, non-recurring items.

On October 7, 2013, representatives from McGraw-Hill Education’s financial advisor convened a telephonic meeting with representatives from Houlihan Lokey to discuss the purpose and goals of the meeting with the Independent Committee to be held on October 8, 2013.

On October 8, 2013, the chairman of the Independent Committee convened a telephonic meeting with representatives from McGraw-Hill Education, Ropes & Gray and Houlihan Lokey. Representatives from McGraw-Hill Education (i) provided an introduction to McGraw-Hill Education and its business, (ii) stated their position that the June 20 Proposal undervalued the Company and that any merger agreement should include certain provisions, including a requirement that any take private transaction be approved by a majority of the shareholders unaffiliated with the Original Buyer Group; (iii) stated that it did not want to sell its Shares on the terms of the June 20 Proposal; (iv) presented several alternative options to a take private transaction, including having the Company declare a regular or special dividend or undertake a Dutch auction tender offer; and (v) expressed McGraw-Hill Education’s interest in becoming a potential buyer should the Independent Committee decide to proceed with a take private transaction. In addition, the representatives from McGraw-Hill Education’s financial advisor requested that the Independent Committee provide McGraw-Hill Education with certain additional information about the Company. Following the meeting, the members of the Independent Committee considered the alternative options to a take private transaction presented by McGraw-Hill Education but determined that the effectiveness of these options in producing a sustainable increase in the market value of the Company’s ADSs was likely to be limited. In making such determination, the Independent Committee considered in particular that the Company’s prior share repurchase programs had not significantly improved the pricing or liquidity of the Company’s ADSs in the long-term so it believed that a Company tender offer for a portion of its ADSs would similarly be unable to produce a long-term impact on the Company’s market valuation. The Independent Committee also noted that while a regular or special dividend would provide a way for the Company to return cash to shareholders, the effects of any such dividend on the Company’s valuation may not outweigh the impact of the Company’s projected significant decline in net income over the next several years (see “Special Factors — Certain Financial Projections” below). For both of the foregoing proposals, the Independent Committee also believed that the Company’s ability to operate its business and execute on its strategy could be adversely affected by a reduction in the Company’s cash resources resulting from a tender offer or dividend. The Independent Committee further noted that McGraw-Hill Education failed to propose any alternative merger or buyout proposal of its own despite having been urged to do so by the Independent Committee. Moreover, the Independent Committee considered the points raised by McGraw-Hill Education in support of its conclusion that the June 20 Proposal undervalued the Company, noting that the businesses of the peer companies identified by McGraw-Hill Education differ in a number of respects from that of the Company and they had significantly larger market capitalizations and more liquid trading markets for their shares and so may not be directly comparable to the Company. The Independent Committee also observed that the cash value of the Company cited by McGraw-Hill Education was a gross number that did not take into account the Company’s outstanding short- and long-term loans and it therefore was not necessarily reflective of the value of the Company. The Independent Committee determined that it would further consider the fairness of the offer price taking into consideration the overall terms of the transaction and Houlihan Lokey’s ability to deliver a fairness opinion.

On the same day, Mr. Ding and Mrs. Huang convened a telephonic meeting with representatives from McGraw-Hill Education’s financial advisor to discuss (i) the proposed take private transaction and (ii) McGraw-Hill Education’s potential participation as a member of the Original Buyer Group in such transaction. Mr. Ding and Mrs. Huang and representatives from McGraw-Hill Education’s financial advisor did not discuss a specific proposal in regards to McGraw-Hill Education rolling over its shares. Mr. Ding and Mrs. Huang and representatives from McGraw-Hill Education’s financial advisor agreed that they would reconvene in several days to discuss further.

On October 14, 2013, Mr. Ding and Mrs. Huang reconvened a telephonic meeting with representatives from McGraw-Hill Education’s financial advisor to continue the discussion from the October 8, 2013 meeting. During the meeting, representatives from McGraw-Hill Education’s financial advisor again expressed McGraw-Hill Education’s willingness to make an equity investment in the Company in addition to rolling over its shares. Mr. Ding and Mrs. Huang rejected the equity investment offer and McGraw-Hill Education’s proposal to roll over 100% of McGraw-Hill Education’s Shares (including any Shares acquired after the announcement of the June 20 Proposal). No agreement was reached by Mr. Ding and Mrs. Huang and representatives from McGraw-Hill Education’s financial advisor with respect to these matters at this meeting.

On the same day, the Company provided financial projections to Houlihan Lokey, which reflected the Company’s actual results of operations for the second quarter of 2013 and projected results of operations for the second half of 2013 and for the full years from 2014 to 2017.

On October 15, 2013, Ropes & Gray received from the Original Buyer Group a draft debt facility agreement between the Original Buyer Group and China Merchants Bank as the lender for the purpose of financing the proposed take private transaction.

On October 16, 2013, McGraw-Hill Education and its affiliates jointly filed with the SEC Amendment No. 4 to Schedule 13D, which indicated that McGraw-Hill Education and its affiliates had purchased additional ADSs of the Company to increase their shareholdings to approximately 19.0% of the Company’s total outstanding Shares.

On the same day, Ropes & Gray provided Loeb & Loeb with comments on the debt facility agreement between the Original Buyer Group and China Merchants Bank, with the key concerns being the certainty of and conditions to the availability of the debt financing to fund the proposed take private transaction.

On October 17, 2013, Ropes & Gray, a representative of the Original Buyer Group and Loeb & Loeb held a telephonic meeting to discuss Ropes & Gray’s comments to the debt facility agreement.

On October 18, 2013, Ropes & Gray provided Loeb & Loeb with additional comments on the debt facility agreement.

On October 19, 2013, a representative from McGraw-Hill Education’s financial advisor convened a telephonic meeting with representatives from Houlihan Lokey to discuss when McGraw-Hill Education should expect a response to its request for additional information on the Company.

On October 20, 2013, a representative from Shearman & Sterling convened a telephonic meeting with a representative of Ropes & Gray to discuss (i) the potential take private transaction process and (ii) the variable interest entity structure applicable to certain of the Company’s subsidiaries.

On October 21, 2013, the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray and Houlihan Lokey to discuss (i) McGraw-Hill Education’s request that the Independent Committee act as an intermediary to help McGraw-Hill Education reach an agreement with the Original Buyer Group in relation to the proposed take private transaction; and (ii) McGraw-Hill Education’s request for permission to conduct certain due diligence on the Company. The Independent Committee noted at this time that McGraw-Hill Education had not submitted any alternative acquisition proposal and the focus of its discussions with the Original Buyer Group to date had been on whether McGraw-Hill Education would be allowed to join the Original Buyer Group and, if yes, the number of Shares it could roll over. After the discussion, the Independent Committee determined that (i) it would evaluate any proposals for a transaction involving the Company submitted by McGraw-Hill Education either on its own or jointly with the Original Buyer Group, but that the Independent Committee’s role was not to act as an intermediary to help third parties reach an agreement with the Original Buyer Group; and (ii) it would only consider granting McGraw-Hill Education access to non-public information regarding the Company if McGraw-Hill Education provided a written proposal with specific terms for a transaction with the Company.

On October 25, 2013, Loeb & Loeb sent to Ropes & Gray revised drafts of the Transaction Documents. The revised draft of the Merger Agreement indicated, among other things, that the Original Buyer Group had accepted the Independent Committee’s request that the Merger be approved by a majority of the shareholders unaffiliated with the Buyer Group present and voting in person or by proxy at the extraordinary general meeting.

On the same day, Mr. Ding and Mrs. Huang convened a telephonic meeting with representatives from McGraw-Hill Education’s financial advisor to continue the discussion about McGraw-Hill Education’s potential participation as a member of the Buyer Group in the take private transaction, including the rollover of the Shares held by McGraw-Hill Education and McGraw-Hill Education’s percentage ownership in the Company following the Merger. In addition, Mr. Ding and Mrs. Huang and representatives from McGraw-Hill Education’s financial advisor discussed potential cooperation between the Company and McGraw-Hill Education that could benefit both parties, such as having McGraw-Hill Education sell the Company’s products outside of China and incorporating McGraw-Hill education content in the Company’s online service.

On October 27, 2013, a representative of McGraw-Hill Education’s financial advisor convened a telephonic meeting with a representative of Houlihan Lokey regarding (i) the proposed take private transaction, (ii) the status of McGraw-Hill Education’s request for additional information on the Company and (iii) the procedures to be followed by the Company in the event that McGraw-Hill Education submitted a proposal to acquire the Company. In addition, on the same day, a representative of Shearman & Sterling reiterated to a representative of Ropes & Gray that McGraw Hill did not want to sell its Shares on the terms of the June 20 Proposal and that it preferred to roll over its Shares in the Merger and remain a shareholder of the Company following the Merger.

On October 29, 2013, representatives of McGraw-Hill Education’s financial advisor convened a telephonic meeting with representatives of Houlihan Lokey to discuss (i) the Independent Committee’s response to McGraw-Hill Education’s request for additional information, (ii) the Independent Committee’s position that it would not act as an intermediary to help third parties reach private agreements with the Original Buyer Group that did not advance the interests of independent shareholders generally, (iii) the take private transaction and (iv) the alternative options to a take private transaction presented by McGraw-Hill Education on the October 8th call with the Independent Committee.

On October 30, 2013, representatives of McGraw-Hill Education’s financial advisor convened a telephonic meeting with Mrs. Huang to continue the discussion about McGraw-Hill Education’s potential participation as a member of the Original Buyer Group in the take private transaction. On the same day, representatives of McGraw-Hill Education submitted to Mr. Ding and Mrs. Huang a term sheet outlining McGraw-Hill Education’s rollover of its Shares and governance rights in the Company following the Merger. The McGraw-Hill Education term sheet specified that McGraw-Hill Education would (i) roll over 100% of the Shares held by it (including any Shares acquired after the announcement of the June 20 Proposal) on the same terms as the Original Buyer Group, (ii) have the right to nominate a specified number of directors to the board of directors of the new company and (iii) receive protective rights customary for a significant minority shareholder, including approval, anti-dilution, exit and information rights. No agreement was reached by Mr. Ding and Mrs. Huang and representatives from McGraw-Hill Education’s financial advisor with respect to these matters at the meeting.

On October 31, 2013, Ropes & Gray sent to the Independent Committee a list of key outstanding issues in the latest drafts of the Transaction Documents received from the Original Buyer Group.

On the same day, the chairman of the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray and Houlihan Lokey to discuss the certain outstanding issues in the Transaction Documents.

On November 4, 2013, Mrs. Huang responded to McGraw-Hill Education’s term sheet by informing representatives of McGraw-Hill Education that no shareholder rolling over Shares in the take private transaction would be receiving any specific governance rights in the Company following the Merger. In addition, Mrs. Huang indicated that the Original Buyer Group would consider permitting McGraw-Hill Education to roll over 80% of the Shares owned by it prior to the announcement of the June 20 Proposal.

On November 5, 2013, Ropes & Gray and Loeb & Loeb held a telephonic meeting to discuss certain outstanding issues in the Transaction Documents.

On the same day, Ropes & Gray received a revised draft of the debt facility agreement from Loeb & Loeb and communicated its comments on the agreement to a representative of the Original Buyer Group and Loeb & Loeb.

On November 6, 2013, Ropes & Gray and Eversheds International (“Eversheds”), legal counsel to China Merchants Bank, convened a telephonic meeting to discuss Ropes & Gray’s comments to the debt facility agreement, including the certainty of and conditions to the availability of the debt financing.

On November 7, 2013, the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray, Houlihan Lokey and Maples to discuss (i) the key outstanding issues in the Transaction Documents; (ii) the key outstanding issues in the debt facility agreement between the Original Buyer Group and China Merchants Bank; (iii) the negotiation process with the Original Buyer Group on the price for the proposed transaction; (iv) Houlihan Lokey’s progress on its preliminary financial analyses of the Company; and (v) the Independent Committee’s fiduciary duties under Cayman law. Ropes & Gray highlighted to the Independent Committee that the Original Buyer Group had to date accepted most of the Independent Committee’s comments to the Transaction Documents. Representatives of Houlihan Lokey then reviewed and discussed with the Independent Committee certain market data regarding the Company and the proposed transaction as well as the financial projections provided by the Company’s management on October 14, 2013, including key revenue and expense assumptions and projected performance as compared to historical performance. Houlihan Lokey did not present a preliminary valuation analysis to the Independent Committee at this meeting. In addition, after engaging in a discussion on whether $2.33 per Share (or $7.00 per ADS) was the highest price the Original Buyer Group was willing to pay, the Independent Committee determined that, while the Independent Committee may in the future be in a position to conclude that such offer price is fair to the Company’s unaffiliated shareholders and ADS holders depending on the final terms of the Transaction Documents and Houlihan Lokey’s ability to deliver a fairness opinion with respect to such offer price, it would be appropriate to instruct Houlihan Lokey to seek an increase in the proposed merger consideration from the Original Buyer Group on its behalf in order to determine if a higher price is possible. The Independent Committee also discussed the fact that McGraw-Hill Education had not submitted any alternative acquisition proposals and seemed unlikely to do so given that its discussions with the Original Buyer Group continued to focus primarily on securing an opportunity for McGraw-Hill Education to join the Original Buyer Group to pursue the June 20 Proposal.

In determining whether or not to submit an alternative acquisition proposal, McGraw-Hill Education considered the following factors: (i) the fact that the Original Buyer Group beneficially owned approximately 43.7% of the total outstanding shares of the Company (as of August 20, 2013) and its consequent ability to block a competing transaction under Cayman Islands law, which requires approval of a merger transaction by two-thirds of the Shares voting in person or by proxy, by voting against it, (ii) that the current management team may not remain with the Company if the transaction contemplated by the June 20 Proposal were not consummated and (iii) the difficulty of operating the Company as a foreign investor without the support of the current Company management team. Based on the foregoing factors and its desire to maintain its equity stake in the Company, McGraw-Hill concluded that it needed to reach an agreement with the Original Buyer Group because submitting an alternative acquisition proposal was not a viable option.

On November 8, 2013, representatives of McGraw-Hill Education convened a telephonic meeting with Mrs. Huang to discuss McGraw-Hill Education’s term sheet for the rollover of its Shares and McGraw-Hill Education receiving board representation in the Surviving Corporation following the Merger. McGraw-Hill Education’s proposal consisted of two primary terms: (i) McGraw-Hill Education rolling over 100% of its Shares, excluding all of the Shares McGraw-Hill Education acquired after the announcement of the June 20 Proposal, on the same terms as the Original Buyer Group; and (ii) the right to nominate a specified number of directors to the board of directors of Holdings and each committee thereof, if any, in proportion to McGraw-Hill Education’s equity ownership in Holdings following the proposed merger. McGraw-Hill Education’s proposal was subject to the Original Buyer Group providing McGraw-Hill Education with certain transaction related information.

On November 12, 2013, Mrs. Huang responded by providing McGraw-Hill Education with a revised term sheet for the rollover of McGraw-Hill Education’s Shares and McGraw-Hill Education receiving board representation in the Surviving Corporation following the Merger. The revised term sheet (i) identified McGraw-Hill Education’s ownership percentage in Holdings following Merger on a fully-diluted basis assuming a 100% rollover of management and staff options, (ii) deleted McGraw-Hill Education’s anti-dilution rights and (iii) revised the board representation provision to exclude independent directors when calculating the proportionate number of directors nominated by McGraw-Hill Education.

On November 13, 2013, representatives of Houlihan Lokey held a telephonic meeting with representatives of the Original Buyer Group to (i) discuss the Original Buyer Group’s progress in its negotiations with McGraw-Hill Education in relation to the proposed transaction, and (ii) convey the Independent Committee’s request that the Original Buyer Group raise its offer price for the proposed transaction, although the precise amount or range of such an increase was not specified. Representatives of the Buyer Group indicated that they were unwilling to increase the offer price above $2.33 per Share, or $7.00 per ADS, given (a) the continuous efforts made by Company management to increase shareholder value in the past several years had not resulted in sustainable increases to the market value of the Company’s ADSs (see discussion under the caption “Special Factors — Position of the Buyer Group as to Fairness of the Merger” on page 45), and (b) the Original Buyer Group’s offer price represented a premium to both the price of prior ADS repurchases by the Company and to the trading price of the ADSs prior to the June 20 Proposal.

On the same day, representatives of the Original Buyer Group indicated to the Independent Committee that it had reached a tentative agreement with McGraw-Hill Education for McGraw-Hill Education to roll over 3,377,336 Shares, which represented all of the Shares held by it prior to the announcement of the June 20 Proposal, and to cash out in the proposed Merger the 1,392,900 Shares acquired after the June 20 Proposal on the same terms offered to the Company’s unaffiliated shareholders, subject to agreement being reached on the terms of the rollover and the governance of the Company after the Merger. In exchange for the sale of the 1,392,900 Shares, represented by 464,300 ADSs, McGraw-Hill Education will receive a cash payment of $3,250,100. The Original Buyer Group negotiated for the exclusion from McGraw-Hill Education’s rollover the Shares acquired by McGraw-Hill Education after the June 20 Proposal because the members of the Original Buyer Group had refrained from purchasing in the open market any Shares of the Company following the June 20 Proposal. The representatives of the Original Buyer Group asked the Independent Committee to authorize McGraw-Hill Education and certain other shareholders of the Company to join the Original Buyer Group.

On November 18, 2013, a representative from the Original Buyer Group provided representatives of McGraw-Hill Education with copies of the latest drafts of the Transactions Documents.

On November 19, 2013, Ropes & Gray received revised drafts of the Transaction Documents from Loeb & Loeb.

On or about the same day, Ropes & Gray, a representative of the Original Buyer Group and Eversheds convened a telephonic meeting to discuss outstanding issues in the debt facility agreement. In addition, a representative of Houlihan Lokey convened a telephonic meeting with a representative from McGraw-Hill Education’s financial advisor to discuss the status of negotiations between Mr. Ding and Mrs. Huang and McGraw-Hill Education.

On November 20, 2013, the Independent Committee signed a written consent to amend the shareholders’ rights plan in order to waive the activation of the shareholders’ rights plan in relation to the expansion of the Original Buyer Group to include McGraw-Hill Education, Weblearning and Mr. Guo Young (Mr. Guo Young together with McGraw-Hill Education and Weblearning, the “Additional Buyer Group Members”). In July 2013, Mr. Ding and Mrs. Huang contacted Weblearning to join the Original Buyer Group. Weblearning did not confirm its willingness to join the Original Buyer Group until early November. The beneficial shareholder of Weblearning is Mr. Xueshan Yang, who is a PRC citizen and a seed investor of the Company.

On November 21, 2013, representatives of the Original Buyer Group provided representatives of Shearman & Sterling with a draft of the First Amendment to the Consortium Agreement.

Between November 21, 2013 and December 4, 2013, representatives of the Original Buyer Group and representatives of McGraw-Hill Education negotiated certain provisions in the First Amendment to the Consortium Agreement and the Transaction Documents related to McGraw-Hill Education rolling over its Shares in connection with the take private transaction.

On November 24, 2013, Ropes & Gray received from the Original Buyer Group a revised draft of the debt facility agreement between the Original Buyer Group and China Merchants Bank.

On November 25, 2013, Ropes & Gray provided Eversheds with comments on the debt facility agreement and held a telephonic meeting to discuss the certainty of and conditions to the availability of the debt financing.

On November 26, 2013, Ropes & Gray received from the Original Buyer Group a further revised draft of the debt facility agreement.

On November 28, 2013, Ropes & Gray provided Eversheds with comments on the revised debt facility agreement and held a telephonic meeting to discuss the certainty of and conditions to the availability of the debt financing.

From November 28, 2013 to December 5, 2013, Shearman & Sterling and Loeb & Loeb negotiated an amendment to the Consortium Agreement along with a shareholders agreement governing the rights of the members of the Original Buyer Group and Additional Buyer Group Members in the governance of the surviving company after the effective time of the Merger. The negotiated amendment to the Consortium Agreement and the shareholders agreement would each provide McGraw-Hill Education the right to designate a number of directors to the board of directors of each of Holdings and the surviving company, and, in each case, each committee thereof, if any, as is proportionate to McGraw-Hill Education’s equity ownership in Holding following the closing of the Merger. Other than board representation, McGraw-Hill Education did not receive any additional shareholder rights in Holdings following the Merger.

On December 3 and 4, 2013, Ropes & Gray, a representative of the Original Buyer Group and Loeb & Loeb convened further telephonic meetings to discuss the certainty of and conditions to the availability of the debt financing.

On December 5, 2013, Mrs. Huang, Mr. Ding, South Lead Technology Limited, Moral Known Industrial Limited, InterVision Technology Ltd., Lingyuan Furong Investment Mgmt Co., Ltd., MLP Holdings Limited, New Value Technology Limited, Ms. Ellen Huang, Mr. Gegeng Tana, Mr. Mei Yixin, Mr. Pan Zhixin, Mr. Guo Young, McGraw-Hill Education and Weblearning entered into the First Amendment to the Consortium Agreement to work with each other on an exclusive basis to pursue a potential take private transaction with the Company, subject to the terms and conditions contained therein (the “First Amendment to the Consortium Agreement ”). In addition, the First Amendment to the Consortium Agreement provided that, promptly following the closing of the Merger, McGraw-Hill Education would have the right to designate a number of directors to the board of directors of each of Holdings and the surviving company, and, in each case, each committee thereof, if any, as is proportionate to McGraw-Hill Education’s equity ownership in Holdings.

On December 6, 2013, the Company and The Bank of New York Mellon, as rights agent, entered into an amendment to the Rights Agreement to change the definition of “Management Group” in the Rights Agreement to cover additional shareholders that joined the Buyer Group, including McGraw-Hill Education, Weblearning Company Limited and Mr. Guo Young.

On the same day, each of Mr. Ding and Mrs. Huang filed with the SEC Amendment No. 2 to Schedule 13D and McGraw-Hill Education and its affiliates jointly filed with the SEC Amendment No. 5 to Schedule 13D in connection with their entry into the First Amendment to the Consortium Agreement.

On the same day, Ropes & Gray sent revised drafts of the Transaction Documents to Loeb & Loeb.

On December 10, 2013, the chairman of the Independent Committee convened a telephonic meeting with representatives from Ropes & Gray and Houlihan Lokey to discuss (i) the Buyer Group’s progress in securing debt financing for the proposed transaction; (ii) the status of the Transaction Documents; (iii) Houlihan Lokey’s progress on its preliminary financial analyses of the Company; and (iv) negotiations with the Buyer Group on the price for the proposed transaction. Representatives from Houlihan Lokey indicated that representatives of the Buyer Group had stated that they were unwilling to increase the offer price above $2.33 per Share, or $7.00 per ADS. Houlihan Lokey noted that it had held four meetings with representatives of the Buyer Group since November 7, 2013 to discuss an increase in the offer price and that, at each such meeting, back-and-forth discussions ensued with Houlihan Lokey emphasizing that the Independent Committee desired to see an increase in the offer price and the Buyer Group reiterating its position that it could not increase the price for the reasons discussed at the Independent Committee’s meeting held on November 13, 2013. The Independent Committee then discussed the fact that when the Independent Committee instructed Houlihan Lokey to seek an increase in the proposed merger consideration, it was doing so as part of its efforts, in the exercise of its fiduciary duties, to attempt to obtain the best possible terms for the benefit of the Company’s unaffiliated shareholders and ADS holders and not because it believed such consideration was per se inadequate and unfair. The Independent Committee concluded that, although it had been unable to negotiate a higher offer price with the Buyer Group, it might nonetheless be in a position to determine such offer price is fair to unaffiliated shareholders and ADS holders provided that Houlihan Lokey would deliver a fairness opinion with respect to such offer price and the other terms of the Transaction Documents would be satisfactory to the Independent Committee.

On December 11, 2013, Loeb & Loeb sent revised drafts of the Transaction Documents to Ropes & Gray. On December 12 and 13, Ropes & Gray provided Loeb & Loeb with additional comments on the Transaction Documents.

On the same day, the Company provided updated financial projections to Houlihan Lokey, which reflected the Company’s actual results of operations for the third quarter of 2013. In these updated projections, the Company made immaterial revisions to the previously estimated full year 2013 results of operations to reflect its actual results of operations for the first three quarters of the year and management’s better visibility into full year results with the end of the year approaching. Additionally, the Company made immaterial updates to the projected results of operations for 2014 to 2017 to account for better business performance through the first three quarters of 2013 that were expected to carry through to future periods.

Between December 12 and December 23, 2013, Ropes & Gray held further discussions with Eversheds and a representative of the Buyer Group to finalize the terms of the debt facility agreement.

On December 17, 2013, Loeb & Loeb sent revised drafts of the Transaction Documents to Ropes & Gray. Between December 17, 2013 and December 26, 2013, Ropes & Gray, Loeb & Loeb and a representative of the Buyer Group continued to negotiate with respect to the terms of the Transaction Documents. On December 26, 2013, Ropes & Gray sent Loeb & Loeb and a representative of the Buyer Group revised drafts of the Transaction Documents.

On December 24, 2013, Holdings, Merger Sub, South Lead Technology Limited, Moral Known Industrial Limited, Shawn Ding, Julia Huang and China Merchants Bank entered into a US$30.0 million facility agreement to be used to finance the Merger and the related transactions and the payment of associated fees, costs and expenses.

On December 30, 2013, a telephonic meeting of the entire Independent Committee was held with representatives from Ropes & Gray, Houlihan Lokey and Maples. At the meeting, Mr. Samuel Yen, Mr. Min Fan and Mr. Tianwen Liu disclosed their interests in the proposed transaction, which interests are described under the heading titled “— Interests of Certain Persons in the Merger.” The chairman of the Independent Committee provided an update on the negotiations with the Buyer Group and the resolutions of the open issues in the Transaction Documents. Specifically, the chairman of the Independent Committee noted that the proposed transaction would be subject to a “majority of the minority” vote requirement by shareholders unaffiliated with the Buyer Group. Representatives of Houlihan Lokey then reviewed and discussed with the Independent Committee its financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares and ADSs (other than the Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) at a purchase price of $2.33 per Share or $7.00 per ADS. At the request of the Independent Committee, Houlihan Lokey then rendered its oral opinion to the Independent Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion to the Independent Committee dated December 30, 2013) to the effect that, as of December 30, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) was fair, from a financial point of view, to such holders. Please see “— Opinion of Houlihan Lokey, the Independent Committee’s Financial Advisor” beginning on page 51 for additional information regarding the financial analyses performed by Houlihan Lokey and the opinion rendered by Houlihan Lokey to the Independent Committee. A representative from Maples then made a presentation to the Independent Committee regarding the directors' fiduciary duties under Cayman Islands law and a representative from Ropes & Gray summarized the major terms of the Transaction Documents. Following a comprehensive and detailed discussion of the terms of the Transaction Documents, Houlihan Lokey’s financial presentation and fairness opinion, as well as a variety of potential positive and negative factors with respect to the Merger, the Independent Committee unanimously resolved to recommend that the board of directors of the Company approve the Transaction Documents and the transactions contemplated thereby, including the Merger.

Following the meeting of the Independent Committee, based upon the unanimous recommendation of the Independent Committee, our board of directors on the same date adopted resolutions approving the terms of the Transaction Documents and the transactions contemplated thereby, including the Merger, and adopted resolutions recommending that the Company’s shareholders vote for the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

Late on December 31, 2013, the Company, Holdings and Merger Sub executed the Merger Agreement and the Company issued a press release announcing the execution of the Merger Agreement. Simultaneously, the Voting Agreement and the Contribution Agreement were executed by the parties thereto.

On the same day, Holdings, Shawn Ding, Moral Known Industrial Limited, Julia Huang, South Lead Technology Limited, Gegeng Tana, Mei Yixin, Pan Zhixin, Ellen Huang, InterVision Technology Ltd., MLP Holdings Limited, New Value Technology Limited, Lingyuan Furong Investment Mgmt Co., Ltd., McGraw-Hill Education, Weblearning and Guo Young entered into a shareholders agreement (the “Shareholders Agreement”) that provides for, after the effective time of the Merger, (i) McGraw-Hill Education’s right to designate one or more directors (rounded to the nearest whole number) to the board of directors of each of Holdings and the Surviving Corporation, and, in each case, each committee thereof, if any, as is proportionate to McGraw-Hill Education’s equity ownership in Holdings and (ii) the adoption of an equity incentive plan for Holdings with substantially the same terms as those provided under the Company Plan. Other than board representation, neither the Shareholders Agreement nor the First Amendment to the Consortium Agreement provided McGraw-Hill Education with any additional shareholder rights in Holdings following the Merger.

Mr. Ding and Mrs. Huang and the representatives of McGraw-Hill Education did not engage in any discussions regarding strategic opportunities involving the Company and McGraw-Hill Education besides those discussions referred to above, and none of McGraw-Hill Education, the Buyers Group or the Company have agreed to undertake any strategic opportunities involving McGraw-Hill Education, Holdings or the surviving company following the closing of the Merger.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the Independent Committee, which Independent Committee acted with the advice and assistance of its financial and legal advisors, evaluated the Merger, including the terms and conditions of the Merger Agreement.

At a meeting on December 30, 2013, the Independent Committee unanimously recommended that our board of directors adopt resolutions that:

•	determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger;
•	approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger; and
•	recommended that the Company’s shareholders vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the approval of the transactions contemplated thereby, including the Merger.

On December 30, 2013, our board of directors approved the resolutions recommended by the Independent Committee.

In the course of reaching their respective determinations, the Independent Committee and our board of directors considered the following substantive factors and potential benefits of the Merger, each of which the Independent Committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the business, competitive position, strategy and prospects of the Company, the risk that it will not successfully implement its strategy and achieve its prospects, the competitive position of current and likely competitors in the industry in which the Company operates, and current industry, economic, and market conditions. In this regard, the Independent Committee and our board of directors considered the fact that the Company is facing a number of challenges including in particular increasing competition in its industry and higher costs, as well as the fact that new business opportunities in the Chinese education industry may necessitate significant upfront expenditures without generating revenue for some period of time. These factors are expected to materially contribute to the decline in the Company’s net income which management anticipates for the next several years (see the section entitled “Special Factors — Certain Financial Projections” below). At the same time, the Company’s industry remains subject to heavy regulation, including ongoing limits on the number of online degree programs authorized by the Chinese government which has adversely affected, and will likely continue to adversely affect, its revenue growth and pose significant risks to the ability of the Company to successfully execute its strategy;
•	as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance;
•	as a SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company and, as a result, the Company’s actual or potential competitors, customers, lenders and vendors all have ready access to this information, which may help them compete against the Company and make it more difficult for the Company to negotiate favorable terms with them, as the case may be;
•	the annual costs of remaining a public company, including the cost of consulting and auditing services associated with compliance with the Sarbanes-Oxley Act of 2002, fees and expenses of public accountants, fees and expenses of the Company’s securities counsel associated with compliance with U.S. federal securities laws, and fees and expenses of the Company’s investor relations firm, which costs are ongoing and difficult to reduce;
•	the current and historical market prices of the Company’s ADSs, including the fact that the per ADS merger consideration represents a 19.9% premium over the closing price of $5.84 per ADS as quoted by the NASDAQ on June 19, 2013, the last trading day prior to the Company’s announcement on June 20, 2013 that it had received a “going private” proposal, and a 16.9% and 13.9% premium to the volume-weighted average closing price of the Company’s ADSs during the 30 and 60 trading days prior to June 20, 2013, respectively;
•	estimated forecasts of the Company’s future financial performance prepared by the Company’s management, together with the management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position;
•	the financial analysis reviewed by Houlihan Lokey with the Independent Committee, and the oral opinion of Houlihan Lokey to the Independent Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 30, 2013), with respect to the fairness, from a financial point of view, of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs), as of

December 30, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;

•	the negotiations with respect to the merger consideration and the Independent Committee's determination that, following negotiations with the Buyer Group, $2.33 per Share or $7.00 per ADS was the highest price that the Buyer Group would agree to pay, with the Independent Committee basing its belief on a number of factors, including the duration and tenor of negotiations;
•	the fact that the consideration would be paid all in cash, which will allow the Company’s unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;
•	the limited trading volume of the Company’s ADSs on the NASDAQ;
•	the possible alternatives to the Merger (including the possibility of continuing to operate the Company as a publicly-held company), the range of potential benefits to the Company’s shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board’s assessment that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account risks of execution as well as business, competitive, industry and market risks;
•	our board’s belief that it was unlikely that any transaction with a third party could be completed at the time the Independent Committee and our board of directors approved the Merger Agreement and the transactions contemplated thereby given the Buyer Group’s beneficial ownership of approximately 61.6% of the total outstanding Shares (as of December 31, 2013) and the express intention of the Buyer Group not to sell or offer to sell its Shares or ADSs to any third party. In this regard, it is noted that prior to the Additional Buyer Group Members joining with the Original Buyer Group and achieving such aggregate beneficial ownership percentage, the Independent Committee did not conduct a market check to seek alternative acquisition proposals from third parties, as noted in the discussion of potentially negative factors below, due to a number of factors including the fact that the Original Buyer Group already held aggregate beneficial ownership of approximately 43.7% of the Company’s total outstanding shares before the addition of the Additional Buyer Group Members, which was sufficient to block a competing proposal from being approved at a shareholders’ meeting;
•	the fact that, other than McGraw-Hill Education, which has become a member of the Buyer Group, no prospective buyers had approached the Company, the Independent Committee or their advisors during the negotiation process and indicated their interest in pursuing an alternative transaction with the Company;
•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):
•	the absence of a financing condition in the Merger Agreement;
•	the Company’s ability, under certain circumstances, to seek specific performance to cause the Buyer Group to draw down the debt financing and to consummate the Merger;
•	the likelihood and anticipated timing of completing the Merger in light of the scope of the limited conditions to completion that were negotiated, including the absence of any significant required regulatory approvals; and
•	the fact that Holdings had obtained committed debt financing for the Merger;

•	the availability of dissenters’ rights to the shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Islands law for exercising dissenters’ rights, which allows such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands;
•	the fact that approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the extraordinary general meeting;
•	the ability of the Company, prior to the time the Company's shareholders vote upon and authorize and approve the Merger Agreement and subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement without paying a termination fee in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the Merger Agreement;
•	the ability of the Company, prior to the time the Company's shareholders vote upon and authorize and approve the Merger Agreement and subject to compliance with the terms and conditions of the Merger Agreement, to withhold, withdraw, qualify or modify the Company's recommendation that the Company's shareholders vote to authorize and approve the Merger Agreement and to terminate the Merger Agreement without paying a termination fee when failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties;
•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Independent Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand; and
•	our board’s belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable.

While the Merger is not structured so that approval of a majority of unaffiliated security holders is required in order to approve the Merger, as noted above one of the votes required under the Merger Agreement takes into account only the votes cast by the shareholders other than the Rollover Shareholders, which encompasses the Company’s unaffiliated shareholders and ADS holders and officers and directors who are not Rollover Shareholders, each of whom will receive the $2.33 per Share, or $7.00 per ADS, merger consideration for each Share or ADS that they hold on the effective date of the Merger. As the Company’s officers and directors who are non-Rollover Shareholders did not hold any Shares or ADSs as of December 31, 2013 (and as of the date of this proxy statement) and had stock options exercisable within 60 days of such dates for an aggregate of approximately 2.3% of the Company’s total outstanding Shares, the Independent Committee and our board of directors determined that such voting requirement provides a meaningful procedural safeguard since the Company’s unaffiliated shareholders are able to vote to reject the Merger Agreement and the transactions contemplated thereby at the extraordinary general meeting. Thus, for this and the other reasons stated above, the Independent Committee and our board of directors believe that the Merger is procedurally fair to the Company’s unaffiliated shareholders and ADS holders. The aggregate number of Shares entitled to vote at the extraordinary general meeting by category, consisting of Rollover Shareholders, unaffiliated shareholders and officers and directors who are not Rollover Shareholders, is set forth below:

Category of Shareholders	Shares Entitled to Vote(1)	Percentage(2)
Rollover Shareholders	14,125,801	54.9%
Unaffiliated Shareholders	11,623,107	45.1%
Officers and Directors who are not Rollover Shareholders	—	—
Total	25,748,908	100.0%

(1)	The numbers are reflected in Shares and do not include Shares underlying options and RSUs held by such persons. One ADS equals three Shares.
(2)	Percentage of ownership is based on 25,748,908 Shares outstanding as of the date of this proxy statement.

The Independent Committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the Merger Agreement and the Merger, which are not listed in any relative order of importance:

•	the fact that the Company will no longer exist as an independent public company and its shareholders will forgo any future increase in value that might result from possible growth after the closing of the Merger;
•	the fact that since the Company became publicly listed in December 2007, the highest historical closing price of its ADSs ($9.15 per ADS) exceeds the Merger Consideration offered to the Company’s unaffiliated shareholders and ADS holders;
•	the fact that the highest historical closing price of its ADSs during 2013 ($8.36 per ADS) exceeds the Merger Consideration offered to the Company’s unaffiliated shareholders and ADS holders;
•	the fact that the Buyer Group refused the Independent Committee’s requests to increase the merger consideration offered to the Company’s unaffiliated shareholders and ADS holders from the Buyer Group’s original offer of $2.33 per Share or $7.00 per ADS;
•	the risks and contingencies related to the announcement and pendency of the Merger, including the impact of the Merger on customers, employees, suppliers, and relationships with other third parties;
•	the fact that the Independent Committee did not conduct a market check to seek alternative acquisition proposals from third parties, as discussed below in “Special Factors — Alternatives to the Merger”;
•	the risk that the Merger might not be completed in a timely manner or at all, including the risk that the Merger will not occur if the debt financing is not obtained, as Holdings does not on its own possess sufficient funds to complete the Merger;
•	the conditions to Holdings’ obligation to complete the Merger and the right of Holdings to terminate the Merger Agreement in certain circumstances without paying a termination fee, including for breaches by the Company of its representations, warranties, covenants and agreements in the Merger Agreement;
•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;
•	the fact that, pursuant to the Merger Agreement, the Company must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to closing of the Merger or termination of the Merger Agreement, which may delay or prevent it from pursuing business opportunities that may arise or preclude actions that would be advisable if the Company were to remain an independent company; and
•	the taxability of an all-cash transaction to the Company's unaffiliated shareholders and unaffiliated ADS holders that are U.S. Holders as defined below in “Special Factors — Material U.S. Federal Income Tax Consequences.”

The foregoing discussion of information and factors considered by the Independent Committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the Independent Committee and our board of directors. In view of the wide variety of factors considered by the Independent Committee and our board of directors, neither the Independent Committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Independent Committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Independent Committee recommended that our board of directors approve, and our board of directors approved, the Merger Agreement based upon the totality of the information presented to and considered by it.

Neither the Independent Committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Independent Committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. The Independent Committee and the Company’s board of directors considered the weighted-average purchase price per ADS of approximately $1.89 that the Company paid for repurchases made pursuant to the Company’s share repurchase program in 2013, and the weighted-average purchase price per ADS of $1.89 paid by the Buyer Group and their affiliates in connection with their purchases of Shares and ADSs during the past two years, as described under the caption “Transactions in the Shares and ADSs” beginning on page 101. Each of the Independent Committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the Independent Committee and the board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 75.

Neither the Independent Committee nor the Company’s board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company as a factor. The Independent Committee and the Company’s board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value as of December 31, 2012 was $136.0 million. Net book value does not take into account the future prospects of the Company, market conditions, trends in the Chinese online educational services industry, or the business risks inherent in competing with larger companies in that industry. The Independent Committee and the Company’s board of directors are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

In reaching its determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the Merger Agreement and recommend the approval of the Merger Agreement by our shareholders, our board of directors considered the analysis and recommendation of the Independent Committee and the factors examined by the Independent Committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the Merger Agreement and the transactions contemplated thereby are substantively and procedurally fair to our unaffiliated shareholders and ADS holders.

Except as discussed in “Special Factors — Background of the Merger,” “Special Factors — Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors,” and “Special Factors — Opinion of the Independent Committee's Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders and unaffiliated ADS holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going private transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the Merger to the unaffiliated shareholders and ADS holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group does not rely on or adopt the analysis of the Independent Committee or Houlihan Lokey in considering the fairness of the Merger to the unaffiliated shareholders and ADS holders of the Company. The views of each member of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder or ADS holder of the Company as to how that shareholder or ADS holder should vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each member of the Buyer Group has interests in the Merger that are different from, and/or in addition to, those of the other shareholders and ADS holders of the Company by virtue of their continuing interests in the Surviving Corporation after the completion of the Merger. These interests are described under “— Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 66.

The Buyer Group believes the interests of the Company’s unaffiliated shareholders and ADS holders were represented by the Independent Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. Each member of the Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated shareholders and ADS holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the Independent Committee regarding, and did not receive any advice from the Independent Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s unaffiliated shareholders and ADS holders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the Merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders.

Based on the Original Buyer Group’s and the Additional Buyer Group Members (other than McGraw-Hill Education) knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Independent Committee and the board of directors of the Company discussed under “ — Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 40, the Original Buyer Group and the Additional Buyer Group Members (other than McGraw-Hill Education) believe that the Merger is substantively fair to the unaffiliated shareholders and ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

•	the merger consideration of $7.00 per ADS represents a premium of 19.9% over the Company’s closing price of $5.84 per ADS as quoted by NASDAQ on June 19, 2013, the last trading day prior to the Company’s announcement on June 20, 2013 that it had received a going private proposal, and a premium of 16.9% and 13.9% over the Company’s volume-weighted average price as quoted by NASDAQ over the 30 and 60 trading days prior to June 20, 2012, respectively;
•	the Company’s ADSs traded as low as $4.99 per ADS during the 52-week period prior to the announcement of the execution of the Merger Agreement;
•	the merger consideration of $2.33 per Share represents a premium of 22.9% over the average price per Share of approximately $1.89 paid by the Company under its share repurchase program in 2013 as described under “Transactions in the Shares and ADSs — Purchases by the Company” beginning on page 101;
•	the merger consideration of $2.33 per Share represents a premium of 27.5% over the average price per Share of approximately $1.83 paid by the Company under its share repurchase program in 2012 as described under “Transactions in the Shares and ADSs — Purchases by the Company” beginning on page 101;
•	the merger consideration of $2.33 per Share represents a premium of 16.5% over the average price per Share of approximately $2.00 paid by Mr. Shawn Ding and his affiliates during the past two years as described under “Transactions in the Shares and ADSs — Purchases by Mr. Shawn Ding and His Affiliates” beginning on page 101;

•	the merger consideration of $2.33 per ADS represents a premium of 18.3% over the average price per Share of approximately $1.97 paid by Ms. Julia Huang and her affiliates during the past two years as described under “Transactions in the Shares and ADSs — Purchases by Ms. Julia Huang and Her Affiliates” beginning on page 102;
•	there has been no sustainable increase to the market value of the Company’s ADSs despite continuous efforts by the Company’s management to increase security holder value, which efforts included continually working to improve the business and financial results of the Company since its initial public offering in 2007, a concerted effort by Company management to communicate with investors about the Company’s business growth and potential by presenting at industry conferences and non-deal road shows as well as engaging in other regular communications with the investment community;
•	the Independent Committee and, based in part upon the unanimous recommendation of the Independent Committee, the Company’s board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company’s unaffiliated shareholders and ADS holders;
•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Houlihan Lokey to the Independent Committee, Houlihan Lokey rendered an oral opinion to the Independent Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 30, 2013), as to the fairness, from a financial point of view, of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs), as of December 30, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion;
•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement; and
•	the consideration to be paid to the Company’s unaffiliated shareholders and ADS holders in the Merger is all cash, allowing the Company’s unaffiliated shareholders and ADS holders to immediately realize a certain and fair value for all of their Shares or ADSs, without incurring brokerage and other costs typically associated with market sales.

Based on McGraw-Hill Education’s knowledge and analysis of available information regarding the Company, McGraw-Hill Education believes that the Merger is substantively fair to the unaffiliated shareholders and ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

•	the Independent Committee and, based in part upon the unanimous recommendation of the Independent Committee, the Company’s board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company’s unaffiliated shareholders and ADS holders;
•	notwithstanding that the Buyer Group may not rely upon the opinion provided by Houlihan Lokey to the Independent Committee, Houlihan Lokey rendered an oral opinion to the Independent Committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 30, 2013), as to the fairness, from a financial point of view, of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs), as of December 30, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion; and

•	the fact that, other than McGraw-Hill Education, which has become a member of the Buyer Group, no prospective buyers had approached the Company, the Independent Committee or their advisors during the negotiation process and indicated their interest in pursuing an alternative transaction with the Company.

Notwithstanding the immediately foregoing, McGraw-Hill Education has not changed its views that the June 20 Proposal undervalues the Company or from its prior public statements referred to elsewhere in this proxy statement, which views were based on McGraw-Hill Education’s knowledge of the industry in which the Company operates, the Company’s publicly disclosed financial information and precedent transactions.

McGraw-Hill Education did not consider the current or the historical market prices of the Company’s ADSs because it does not believe the trading volume of the ADSs is sufficient to provide an appropriately reliable indication of the value of the Company’s Shares and ADS.

McGraw-Hill Education did not consider the average price per ADS of approximately $7.06 paid by McGraw-Hill Education during the past two years because all of McGraw-Hill Education’s purchases of ADSs in the past two years occurred after the announcement of the June 20 Proposal. McGraw-Hill Education’s purchases of ADSs during the past two years are described under “Transactions in the Shares and ADSs — Purchases by McGraw-Hill Education” beginning on page 101.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor, because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger.

The Buyer Group did not establish, and did not consider, a going concern value for the Company’s Shares and ADSs as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders because, following the Merger, the Company will have a significantly different capital structure. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $7.00 per ADS represented a premium to the going concern value of the Company.

The Buyer Group is not aware of, and thus did not consider in their fairness determinations, any offers or proposals made by any unaffiliated third parties during the past two years for (a) a Merger or consolidation of the Company with another company, (b) the sale or transfer of all or any substantial part of the Company’s assets or (c) the purchase of all or a substantial portion of the Company’s securities that would enable such person to exercise control of the Company.

The Buyer Group did not receive any independent reports, opinions or appraisals from any third party related to the fairness of the Merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the Merger to the unaffiliated shareholders and ADS holders.

The Buyer Group believes that the Merger is procedurally fair to the Company’s unaffiliated shareholders and ADS holders based on the following factors, which are not listed in any relative order of importance:

•	the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the extraordinary general meeting, which is tantamount to approval of the going private transaction by a vote of a majority of the outstanding Shares held by unaffiliated shareholders present and voting in person or by proxy at the meeting, given the fact that none of the Company’s affiliates, including its officers and directors, who are not part of the Buyer Group held any Shares or ADSs as of December 31, 2013 (and as of the date of this proxy statement) and had stock options exercisable within 60 days of such dates for an aggregate of approximately 2.3% of the Company’s total outstanding Shares;
•	the Independent Committee, consisting of three of the Company’s six directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger;
•	to the knowledge of each member of the Buyer Group, the members of the Independent Committee do not have any interests in the Merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and Independent Committee compensation (which are not contingent upon the completion of the Merger or Independent Committee’s or board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;
•	the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the Independent Committee or the negotiating positions of the Independent Committee;
•	the Independent Committee and the Company’s board of directors had no obligation to recommend the approval of the Merger Agreement and the other transactions contemplated thereby, including the Merger;
•	the Independent Committee, consisting of three of Company’s six directors, retained and was advised by independent legal counsel and an independent financial advisor, both of whom are experienced in advising committees such as the Independent Committee in similar transactions;
•	the merger consideration and other terms and conditions of the Merger Agreement were the result of negotiations over an extended period of time between the Buyer Group and the Independent Committee and their respective legal and financial advisors;
•	the Merger was unanimously approved by the Independent Committee;
•	the Merger was approved by all of the directors of the Company who are not employees of the Company;
•	the ability of the Company, prior to the time the Company's shareholders vote upon and authorize and approve the Merger Agreement and subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement without paying a termination fee in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the Merger Agreement);
•	the ability of the Company, prior to the time the Company's shareholders vote upon and authorize and approve the Merger Agreement and subject to compliance with the terms and conditions of the Merger Agreement, to withhold, withdraw, qualify or modify the Company's recommendation that the Company's shareholders vote to authorize and approve the Merger Agreement and to terminate the Merger Agreement without paying a termination fee when failure to do so would reasonably be expected to be inconsistent with the directors' fiduciary duties; and
•	the availability of dissenters’ rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

As a result of the procedural safeguards described above, the Buyer Group concluded that the Merger is procedurally fair to the unaffiliated shareholders and ADS holders of the Company.

The foregoing is a summary of the information and factors considered and given weight by the Original Buyer Group and the Additional Buyer Group Members in connection with their evaluation of the substantive and procedural fairness of the Merger to the Company’s unaffiliated shareholders and ADS holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by the Original Buyer Group and the Additional Buyer Group Members in their respective determinations. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their respective conclusion as to the fairness of the Merger to the Company’s unaffiliated shareholders and ADS holders. Rather, the Original Buyer Group’s and the Additional Buyer Group Members’ respective determinations with respect to fairness were made after consideration of the foregoing factors (as described above) as a whole.

The Original Buyer Group and the Additional Buyer Group Members (other than McGraw-Hill Education) believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. McGraw-Hill Education believes the above identified factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders; however, notwithstanding such belief, McGraw-Hill Education has not changed its views from its prior public statements referred to elsewhere in this proxy statement. The respective beliefs of the Original Buyer Group and each of the Additional Buyer Group Members, however, are not intended to be and should not be construed as a recommendation by any member of the Buyer Group to any shareholder or ADS holder of the Company as to how such shareholder or ADS holder should vote with respect to the approval of the Merger Agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the Merger, the Company’s management provided certain financial projections for fiscal years 2013 through 2017 to the Independent Committee, the Company’s board of directors and Houlihan Lokey. See “— Background of the Merger.” Houlihan Lokey’s financial analysis below contains material portions of these financial projections. These financial projections, which were based on the Company’s management’s projection of the Company’s future financial performance as of the date provided, were prepared for internal use and to assist Houlihan Lokey with their financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or U.S. generally accepted accounting principles (“GAAP”).

In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, gross profit, EBITDA and net income. In addition, factors such as industry performance, the market for our existing and new services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of the Company’s management, may cause the projections or the underlying assumptions not to be reflective of actual future results. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to completion of the Merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be materially different than those contained in the projections.

Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The primary assumptions underlying the Company’s financials projections provided to the Independent Committee and Houlihan Lokey consist of the following: (i) the online degree program industry will remain a highly regulated industry under strict control of the Chinese Ministry of Education in terms of new program approval and tuition changes; (ii) the Company’s annual revenue will continue to grow at a rate of 7% to 10% per year; (iii) stronger competition, as well as increased staffing costs and selling expenses, will place pressure on gross margins and operating margins over time; (iv) the Company will need to make investments in additional technological updates to meet customers’ demand; (v) the Company will have increased working capital needs to provide more attractive collaborative terms to alliance universities and to maintain good long-term relationships with them; and (vi) the Company’s Chinese operating affiliates will continue to enjoy various preferential tax treatments.

These projections are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of adoption of the Merger Agreement or to elect not to seek his, her or its dissenters’ rights.

The following table summarizes the financial projections prepared by our management and provided to Houlihan Lokey on December 11, 2013 and considered by the Independent Committee and Houlihan Lokey in connection with their analysis of the proposed transaction:

	Management Projections(1) Fiscal Year Ending December 31,
($ millions)(1)	2013E	2014E	2015E	2016E	2017E
Revenue	89.4	98.0	103.6	113.7	23.5
Gross Profit	53.9	57.6	60.1	65.2	69.9
EBITDA(2)	24.6	18.1	19.0	19.6	19.9
Net Income Attributable to the Shareholders of the Company	7.7	1.0	1.6	1.5	4.1

(1)	In preparing these projections, the Company’s management necessarily made certain assumptions about future financial factors affecting our business. For information on factors which may cause our future financial results to materially vary, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, incorporated by reference into this proxy statement.
(2)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

Opinion of Houlihan Lokey, the Independent Committee’s Financial Advisor

On December 30, 2013, Houlihan Lokey rendered an oral opinion to the Independent Committee(which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated December 30, 2013), to the effect that, as of December 30, 2013, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) was fair, from a financial point of view, to such holders.

Houlihan Lokey’s opinion was directed to the Independent Committee and only addressed the fairness from a financial point of view of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) and does not address any other aspect or implication of the Merger. The full text of Houlihan Lokey’s written opinion is included as Annex B to this proxy statement and is incorporated herein by reference. You are encouraged to read the written opinion in its entirety for the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, Houlihan Lokey’s opinion, the summary of its opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to the Independent Committee or any holder of Shares or ADSs as to how to act or vote with respect to the Merger or related matters. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party or entity.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed a draft dated December 26, 2013, of the Merger Agreement;
•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;
•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the years ending 2013 through 2017;
•	spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;
•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;
•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
•	reviewed the current and historical market prices and trading volume for certain of the Company’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and
•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and Houlihan Lokey expresses no opinion with respect to such projections or the assumptions on which they are based.

Houlihan Lokey relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In addition, Houlihan Lokey understands that financial projections for the Company have been prepared by the management of the Company in Renminbi (“RMB”), the legal currency of China. Houlihan Lokey utilized certain publicly available RMB to United States dollar exchange rates and Houlihan Lokey assumed, with the consent of the Independent Committee, that such exchange rates are reasonable to utilize for purposes of its analyses. Houlihan Lokey expressed no view or opinion as to any currency or exchange rate fluctuations and assumed, with the consent of the Independent Committee, that any such fluctuations will not in any respect be material to Houlihan Lokey’s analyses or its opinion. Further, management of the Company advised Houlihan Lokey that (i) the financial projections provided to Houlihan Lokey are the only projections prepared by management of the Company (or any affiliated entity) in connection with the Merger, (ii) they have not received, reviewed, approved, commented on or otherwise contributed to any other projections or similar information prepared by any other party in connection with the Merger, nor have they updated or otherwise revised the financial projections since the last date they were provided to Houlihan Lokey and (iii) to the best of their knowledge and belief, no other projections or similar information have been provided to any party involved in the Merger, and the Independent Committee has received all projections and/or similar information that has been received by any other party involved in the Merger.

Houlihan Lokey understands that the holders of the Rollover Shares indicated that they are only willing to consider entering into an agreement with Holdings and amongst themselves in relation to the Merger and have no interest in entering into any agreement, arrangement or understanding with other parties as an alternative thereto.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Merger Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to Houlihan Lokey’s analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of the Company, that any adjustments to the per Share merger consideration or per ADS merger consideration pursuant to the Merger Agreement will not be material to Houlihan Lokey’s analyses or its opinion. No such adjustments are currently contemplated. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any material respect from the draft of the Merger Agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. With the consent of the Independent Committee and based on discussions with Company management, Houlihan Lokey’s analyses in connection with its opinion excluded all cash held by joint ventures in which the Company or a Company subsidiary is a party, as cash held in such joint ventures is generally restricted and not available for use by the Company other than through the applicable joint venture.

Houlihan Lokey was directed by the Independent Committee not to and, therefore, Houlihan Lokey did not (a) initiate or participate in any negotiations with (other than participating in negotiations with the parties to the Merger), or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Merger, or (b) advise the Independent Committee, the board of directors or any other party with respect to alternatives to the Merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use of the Independent Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the Independent Committee, the board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Merger or otherwise.

Houlihan Lokey was not requested to opine as to, and Houlihan Lokey’s opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Independent Committee, the board of directors, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the per Share merger consideration and the per ADS merger consideration to the extent expressly specified therein), including, without limitation, the terms or aspects of any arrangements involving the Rollover Persons, voting agreements or any potential financing for the Merger or the likelihood of consummation thereof, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the per Share merger consideration, the per ADS merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Independent Committee, on the assessments by the Independent Committee, the board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Merger or otherwise.

In preparing its opinion to the Independent Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. Houlihan Lokey’s analyses involved judgments with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the Merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the Independent Committee in connection with its evaluation of the Merger and was only one of many factors considered by the Independent Committee in evaluating the Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Independent Committee or management with respect to the Merger or the per Share merger consideration and the per ADS merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Independent Committee and Holdings, and the decision to enter into the Merger was solely that of the Independent Committee and board of directors.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the Independent Committee in connection with Houlihan Lokey’s opinion rendered on December 30, 2013. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise Value calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.
•	Earnings before interest, taxes, depreciation, and amortization, or EBITDA.

Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of our ADSs and the common stock of the selected online education companies listed below as of December 27, 2013. Accordingly, this information may not reflect current or future market conditions. Estimates of 2013, 2014, and 2015 EBITDA for the Company were based on estimates provided by Company management. Estimates of 2013, 2014 and 2015 EBITDA for the selected online education companies listed below were based on certain publicly available research analyst estimates for those online education companies.

Selected Companies Analysis.  Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and the selected online education companies listed in the table below. The calculated multiples included enterprise value as a multiple of estimated latest twelve months (“LTM”) for which public information was available for 2013, 2014 and 2015 EBITDA.

The table below sets forth a summary of relevant information reviewed by Houlihan Lokey for conducting its selected companies analysis. Although none of the companies under the selected companies analysis is directly comparable to the Company, the selected companies are online education companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of the Company considered generally relevant in evaluating the Company. The foregoing criteria were consistently applied to all selected companies. Information for each of the selected companies was based on each company’s most recent publicly available financial information and closing share prices as of December 27, 2013.

Selected Companies Trading Statistics
(dollars and shares in millions, except per share or per ADS values)

			Price 11/27/2013 ($)	Eq. Market Value(1) ($ mm)	Enterprise Value(2) ($ mm)	Enterprise Value/EBITDA
Company	Ticker	Country				LTM (x)	NFY (x)	NFY+1 (x)	NFY+2 (x)
Selected Online Degree Companies
Apollo Education Group, Inc.	NasdaqGS: APOL	United States	$27.10	$3,086.0	$2,258.1	3.0x	4.2x	4.2x	4.8x
Grand Canyon Education, Inc.	NasdaqGS: LOPE	United States	43.57	2,067.1	1,992.1	12.4x	11.6x	11.6x	8.8x
Capella Education Co.	NasdaqGS: CPLA	United States	66.66	839.2	687.9	8.0x	8.0x	7.9x	7.4x
Bridgepoint Education	NYSE: BPI	United States	17.46	987.3	520.3	3.9x	5.1x	6.4x	6.7x
Career Education Corp.	NasdaqGS: CECO	United States	5.70	382.8	299.7	NMF	NMF	NMF	NMF
National American University	NasdaqGM: NAUH	United States	3.55	89.1	67.4	4.4x	5.0x	3.7x	3.7x
High				$3,086.0	$2,258.1	12.4x	11.6x	11.6x	8.8x
Low				$89.1	$67.4	3.0x	4.2x	3.7x	3.7x
Mean				$1,241.9	$970.9	6.3x	6.8x	6.7x	6.3x
Median				$913.3	$604.1	4.4x	5.1x	6.4x	6.7x

Sources: Capital IQ, Company public filings, analyst reports

Notes:

RSU refers to restricted share unit

(1)	Equity Market Value refers to share price* (common shares outstanding + options and warrants per the treasury stock method).
(2)	Enterprise Value refers to equity market value + debt + preferred stock + derivative liabilities + minority interest - cash and short term investment.

ChinaEdu Corporation’s share count based on 9,489,879 ADS (or 28,469,637 ordinary shares) outstanding which takes into consideration the exercisable outstanding options/RSUs that are converted into ADS based on the treasury stock method.

LTM refers to the most recently completed twelve month period for which financial information has been made public.

NFY refers to next fiscal year; NFY+1 refers to the year after next fiscal year, NFY+2 refers to the second year after next fiscal year.

NFY+1 refers to the year after next fiscal year for which financial information has not been made public.

NFY+2 refers to the second year after next fiscal year for which financial information has not been made public.

NA refers to not available figure.

NMF refers to not meaningful figure.

No company used in this analysis for comparative purposes is identical to the Company.

Converted to US$ using relevant rates as of December 27, 2013.

Based on Houlihan Lokey's professional judgment and after taking into account qualitative and quantitative factors with respect to the Company and the selected companies, including as to size, growth and profitability, Houlihan Lokey applied the following selected multiple ranges derived from the selected companies to corresponding financial data for the Company:

Selected Multiple Range
Multiple Description	Low	High
Enterprise Value as a multiple of:
LTM EBITDA	3.5 x	4.5 x
2013E EBITDA	3.5 x	4.5 x
2014E EBITDA	5.0 x	6.0 x
2015E EBITDA	5.0 x	6.0 x

The selected companies analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$5.84 – $8.56 (based on LTM EBITDA)	$7.00
$5.42 – $8.03 (based on 2013 EBITDA)	$7.00
$5.87 – $7.78 (based on 2014 EBITDA)	$7.00
$6.35 – $8.36 (based on 2015 EBITDA)	$7.00

Discounted Cash Flow Analysis.  Houlihan Lokey performed a discounted cash flow analysis for the purpose of determining an illustrative range of implied equity value per ADS. A discounted cash flow analysis is a method of evaluating an asset using estimates of the unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Houlihan Lokey calculated the estimated net present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate through fiscal 2017 based on internal estimates provided by the Company’s management. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 2.0% to 4.0% to the Company’s estimated 2017 unlevered free cash flows adjusted for normalized levels of long-term depreciation and amortization, capital expenditures, and changes in working capital. The Company’s implied enterprise value was then calculated as the sum of the present value of the cash flows and terminal values, each as derived using discount rates ranging from 13.0% to 16.0%, which resulted from a weighted average cost of capital calculation (a measure of the weighted average expected return on a given company’s equity and debt securities based on their relative proportions in such company’s capital structure). Houlihan Lokey estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Houlihan Lokey believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. With the consent of the Independent Committee, a range of the Company’s implied equity values were calculated as implied enterprise values plus the Company’s cash and short term investments (less cash held in accounts controlled by the Company’s various joint venture partnerships as this cash is required to fund continuing operations of each joint venture), and less total debt and minority interest. By dividing the range of implied equity values of the Company by its total number of outstanding ADSs, Houlihan Lokey derived the following reference range of implied value per ADS for the Company, as compared to the proposed per ADS consideration:

Implied Per ADS Equity Reference Range for the Company	Per ADS Merger Consideration
$4.19 – $7.83	$7.00

Other Matters

Houlihan Lokey was engaged by the Independent Committee to act as its financial advisor in connection with the Merger and provide financial advisory services, including the issuance of an opinion to the Independent Committee regarding the fairness from a financial point of view of the per Share merger consideration and the per ADS merger consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs). The Independent Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to the engagement letter between Houlihan Lokey and the Independent Committee, a fixed fee of US$50,000 was paid to Houlihan Lokey upon execution of the engagement letter, a fixed fee of US$200,000 was paid to Houlihan Lokey upon delivery of its opinion, and a fixed fee of US$200,000 may be paid entirely at the discretion of the Independent Committee upon closing of the Merger.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to certain affiliates of the Company and affiliates of the Company’s shareholder, McGraw-Hill Education, for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, having provided mergers and acquisition advisory services to Apollo Global Management, LLC (“Apollo”), the controlling shareholder of McGraw-Hill Education, and certain of its affiliates with respect to the sale of one of its former portfolio companies in 2012 for which an affiliate of Houlihan Lokey received a fee of $2,225,000. None of the services provided were related to the proposed transaction. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Holdings, McGraw-Hill Education, Apollo or other participants in the Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Apollo, other participants in the Merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Apollo, other participants in the Merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Apollo, other participants in the Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Purpose of and Reasons for the Merger

Under a possible interpretation of the SEC rules governing going private transactions, each member of the Buyer Group may be deemed to be engaged in a going private transaction and, therefore, required to express his or its reasons for the Merger to the Company’s unaffiliated shareholders and ADS holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable Holdings to acquire 100.0% control of the Company in a transaction in which the Company’s shareholders and ADS holders (other than the Excluded Shares and the Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) will be cashed out in exchange for $2.33 per Share or $7.00 per ADS, so that Holdings will bear the rewards and risks of the sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow the Buyer Group to maintain a significant portion of their investment in the Company through their respective indirect ownership in Holdings as described under “Special Factors — Interests of Certain Persons in the Merger — Interests of the Buyer Group” below and at the same time enable Mrs. Julia Huang and Mr. Shawn Ding to maintain a leadership role with the Company.

The Buyer Group believes the operating environment has become more challenging since the Company’s initial public offering. There is greater competition against both domestic and multinational companies in many of the service areas in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act.

The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Group was able to obtain debt financing in connection with the Merger. In the course of considering the going private transaction, the Buyer Group (other than McGraw-Hill Education) did not consider alternative transaction structures, because the Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company. McGraw-Hill

Education has not changed its views from its prior public statements referred to elsewhere in this proxy statement, including the views expressed in its presentation to the Independent Committee of alternative options to the take private transaction.

Effects of the Merger on the Company

Private Ownership

ADSs of the Company are currently listed on NASDAQ under the symbol “CEDU.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Holdings and indirectly, through Holdings, by the Buyer Group. Following the completion of the Merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, ninety (90) days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the SEC, registration of the Company’s ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the Merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide.

Upon completion of the Merger, each outstanding Share and ADS, except for the Excluded Shares and the Dissenting Shares (please see “Dissenters’ Rights” below), will be cancelled in exchange for the right to receive $2.33 per Share or $7.00 per ADS, respectively, in cash, without interest and net of any applicable withholding taxes. The Rollover Shares outstanding immediately prior to the effective time of the Merger will, in accordance with the Contribution Agreement, be exchanged for the right to subscribe for the ordinary shares of Holdings and will be cancelled and cease to exist at the effective time of the Merger, and the Company Treasury Shares will, by virtue of the Merger and without any action on the part of their holders, cease to be outstanding and will be cancelled and cease to exist without payment of any consideration or distribution therefor. At the effective time of the Merger, each outstanding ordinary share of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the Surviving Corporation. As a result, current shareholders and ADS holders of the Company, other than the Rollover Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, our shareholders and ADS holders, other than the Rollover Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Rollover Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the Merger, each Company Option that is then outstanding will be cancelled and converted into and exchanged for a Holdings Option. At the effective time, each Company RSU will be cancelled and converted into and exchanged for a Holdings RSU.

Directors and Management of the Surviving Corporation

If the Merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the Merger (except that, at the effective time of the Merger, Article I of the memorandum and articles of association of the Surviving Corporation will be amended to read as follows: “The name of the company is ChinaEdu Corporation”) until thereafter changed or amended as provided therein or by applicable law. In addition, the directors of Merger Sub at the effective time of the Merger will become the directors of the Surviving Corporation immediately after the Merger and the officers of the Company will remain the officers of the Surviving Corporation. Promptly following the Merger, McGraw-Hill Education will have the right to designate one or more members to the Surviving Corporation’s Board, and each committee thereof, as is proportionate to its equity ownership in the Surviving Corporation.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	the receipt by such shareholders and ADS holders of $2.33 per Share or $7.00 per ADS in cash, representing a premium of 16.9% and 13.9% over the Company’s volume-weighted average price over the 30 and 60 trading days prior to June 20, 2013, the date the Company announced that it had received a going private proposal, respectively; and
•	the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value following the Merger.

The primary detriments of the Merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•	such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and
•	in general, the receipt of cash pursuant to the Merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Special Factors — Material U.S. Federal Income Tax Consequences.”

The primary benefits of the Merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Group;
•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value;
•	the reduction of costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements;
•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;
•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations; and
•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the Merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group;
•	the business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Group;
•	an equity investment in the Surviving Corporation by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment; and
•	following the Merger, there will be no trading market for the Surviving Corporation’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for the Buyer Group before and immediately after the Merger, based on the historical net book value of the Company as of December 31, 2012 and the historical net earnings of the Company for the year ended December 31, 2012.

	Ownership Prior to the Merger(1)				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$000%		$000%		$000%		$000%
Mrs. Huang and her affiliate South Lead Technology Limited	8,719	8.4%	509	8.4%	15,353	14.7%	896	14.7%
Mr. Ding and his affiliate Moral Known Industrial Limited	10,829	10.4%	632	10.4%	19,068	18.2%	1,113	18.2%
InterVision Technology Ltd.	6,062	5.8%	354	5.8%	10,673	10.2%	623	10.2%
Lingyuan Furong Investment Management Co., Ltd.	5,612	5.4%	328	5.4%	9,882	9.5%	577	9.5%
MLP Holdings Limited	6,929	6.6%	404	6.6%	12,200	11.7%	712	11.7%
New Value Technology Limited	5,253	5.0%	307	5.0%	9,250	8.9%	540	8.9%
McGraw-Hill Global Education Intermediate Holdings, LLC	16,526	15.8%	965	15.8%	20,603	19.7%	1,203	19.7%
Weblearning Company Limited	2,483	2.4%	145	2.4%	4,371	4.2%	255	4.2%
Ellen Huang	83	0.1%	5	0.1%	146	0.1%	9	0.1%
Guo Young	263	0.3%	15	0.3%	464	0.4%	27	0.4%
Gegeng Tana	62	0.1%	4	0.1%	109	0.1%	6	0.1%
Mei Yixin	773	0.7%	45	0.7%	1,360	1.3%	79	1.3%
Pan Zhixin	502	0.5%	29	0.5%	883	0.8%	52	0.8%
Buyer Group total	64,095	61.4%	3,741	61.6%	104,363	100%	6,092	100%

(1)	The ownership percentages are based on 25,748,908 Shares outstanding and 4,375,160 Company Options and Company RSUs held by the Buyer Group that are deemed to be outstanding for the purpose of computing the percentage of the Shares beneficially owned by the Buyer Group as of the date of this proxy statement.

Plans for the Company after the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Holdings. The Buyer Group currently plans to repay the debt incurred to finance the Merger using the operating cash flow of the Surviving Corporation in accordance with the terms of the debt financing agreement. See “Special Factors — Financing — Debt Financing” beginning on page 64 for additional information.

Subsequent to the completion of the Merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The Buyer Group has advised the Company that, except as set forth in this proxy statement, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a Merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or
•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the completion of the Merger, the Company’s management and board of directors will continuously evaluate and review the Company’s business and operations and may propose or develop new plans and proposals, including any of the foregoing actions and any actions to address the challenges referred to in “Special Factors — Purpose of and Reasons for the Merger” above, in each case, which they consider to be in the best interests of the Company and its shareholders. The Buyer Group expressly reserves the right to make any changes they deem appropriate to the operation of the Company in light of such evaluation and review as well as any future developments.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The Independent Committee was formed on June 24, 2013, in response to the receipt of the June 20 Proposal. Starting in July 2013, the Independent Committee discussed with its financial and legal advisors at various times whether a competitive bidding process could be established with McGraw-Hill Education and other potential bidders. The Independent Committee subsequently observed that although McGraw-Hill Education in its letter dated July 3, 2013 stated that the July 20 Proposal undervalued the Company and alternate transactions could offer greater value, McGraw-Hill Education’s presence was unlikely to spur a competitive bidding situation because its discussions with the Original Buyer Group were primarily focused on whether McGraw-Hill Education could join the Original Buyer Group to pursue the June 20 Proposal and, if yes, the amount of Shares it could rollover and not on alternative acquisition proposals for the Company. Moreover, despite being repeatedly urged by the Independent Committee, McGraw-Hill Education never submitted an alternative acquisition bid for the Company or stated a specific offer price which it would consider to be fair. At the same time, the Independent Committee considered whether to solicit interest from other parties through a market check process prior to McGraw-Hill Education joining with the Original Buyer Group, notwithstanding that McGraw-Hill Education did not appear to be willing to submit an alternative acquisition bid. The Independent Committee concluded that such solicitation was unlikely to result in alternative proposals primarily because, despite ample opportunity, since the Company’s receipt and public disclosure of the June 20 Proposal, the Company had not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The Independent Committee also took into account the fact that any likely bidders would be reluctant to bid in the face of opposition from the Company’s senior management team. Moreover, the Independent Committee took into consideration that, prior to McGraw-Hill Education joining the Buyer Group, the Original Buyer Group’s beneficial ownership was such that it could block a competing transaction under Cayman Islands law and that, after McGraw-Hill Education joined the Buyer Group, the parties collectively beneficially owned approximately 61.6% of the total outstanding Shares (as of December 31, 2013). It also took into account its determination to insist upon the right to terminate any definitive merger agreement that the Company entered into in order to accept a superior proposal. In light of the foregoing and the Buyer Group’s express intention not to sell its Shares or ADSs to any third party, the Independent Committee determined that third parties were unlikely to have serious interest in pursuing a transaction with the Company and there was a serious risk that under those circumstances, third parties could use the process simply to get access to the Company’s confidential information for their own commercial motives.

At the time of its approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, the Independent Committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal without paying a termination fee. In this regard, the Independent Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

The Independent Committee did not consider any other form of transaction such as a scheme of arrangement or reverse stock split because the Independent Committee believed that the proposed transaction was the most direct and least confusing to unaffiliated shareholders in terms of deal structure.

Effects on the Company if the Merger is not Completed

If the Company’s shareholders do not adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders and ADS holders will not receive any merger consideration pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The Company’s ADSs will continue to be listed and traded on the NASDAQ, provided that the Company continues to meet the NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Company’s Shares and ADSs.

From time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by the Company’s shareholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Group estimate that the total amount of funds required to complete the Merger and related transactions and pay related fees and expenses will be approximately $32.0 million, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Rollover Shares which will, in accordance with the Contribution Agreement, be exchanged for the right to subscribe for the ordinary shares, par value $0.001 per share, of Holdings. The Buyer Group expects this amount to be provided through a combination of (a) debt financing of $30.0 million from China Merchants Bank; and (b) cash from the resources of the Company and its subsidiaries.

Rollover Financing

Concurrently with the execution of the Merger Agreement, the Rollover Shareholders entered into the Contribution Agreement with Holdings pursuant to which the Rollover Shareholders have agreed, among other things, to contribute to Holdings the Rollover Shares (aggregating approximately 61.6% of the outstanding Shares as of December 31, 2013 (based on pro forma information prepared by the Company), which is the equivalent of a $43.1 million investment based upon the per Share merger consideration of $2.33) immediately prior to the closing of the Merger and such Rollover Shares will not be converted into and exchanged for the right to receive the merger consideration. As consideration, each of the Rollover Shareholders will receive a certain equity interest in Holdings at a value equal to (a) the total number of the Rollover Shares contributed by such Rollover Shareholder multiplied by (b) the per Share merger consideration of $2.33 (or per ADS merger consideration of $7.00, if applicable) under the Merger Agreement.

In addition, from the date of the Contribution Agreement until termination thereof, the Rollover Shareholders will not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement with respect to any Rollover Shares (other than the Voting Agreement and the Consortium Agreement, as amended), (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in the Contribution Agreement untrue or incorrect or have the effect of preventing, disabling or delaying such Rollover Shareholder from performing any of his, her, or its obligations under the Contribution Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in (i) through (iv) above.

The consummation of the contribution by each Rollover Shareholder of the Rollover Shares held by it is subject to the satisfaction in full (or waiver) of each of the conditions to Holdings’ and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement. Subject to the foregoing, the closing of the contribution shall take place no later than one business day prior to the closing of the Merger. The Contribution Agreement will terminate (a) with respect to McGraw-Hill Education only, in the event that McGraw-Hill Education withdraws from the Buyer Group in accordance with the Consortium Agreement, as amended, in relation to an amendment or waiver of any term or condition in or the granting of any consent under the Merger Agreement, or (b) upon the valid termination of the Merger Agreement in accordance with its terms.

Debt Financing

In connection with its entry into the Merger Agreement, Holdings, together with Merger Sub, South Lead Technology Limited, Moral Known Industrial Limited, Mr. Shawn Ding and Mrs. Julia Huang, entered into a facility agreement with China Merchants Bank dated December 24, 2013. The facility agreement provides for a US$30.0 million term loan to Holdings. The loan will be used to finance the Merger and related transactions and the payment of associated fees, costs and expenses.

The Facility.  The borrower under the facility is Holdings. The term of the facility will be the earlier of thirty three months from the first utilization of the facility or thirty nine months from December 24, 2013. The stated and effective interest rate under the facility will be at a rate of LIBOR plus margin. Interest will be payable at the end of each interest period set forth in the facility agreement (but at least every three months). The margin of the facility will be 3.05% per annum. The upfront fee of the facility is 0.75%, 0.75% and 0.5625% per annum respectively, which will be payable within three business days from the first utilization date of the facility, the first business day of the month falling thirteen months from the first utilization date of the facility, and the first business day of the month falling twenty five months from the first utilization date of the facility, respectively. The commitment fee is 0.35% per annum of the facility amount payable on a monthly basis during the availability period of the facility, which is the period commencing on (and including) December 24, 2013 and ending on (and including) the date which is the earlier of (a) the closing date of the Merger and (b) the last business day falling six months from December 24, 2013.

Guarantees/Collateral.  The facility will be guaranteed on a joint and several basis by substantially all the assets of Holdings and Merger Sub and, following the consummation of the Merger, the Company, and, additionally, by the shares in the Merger Sub and, following the consummation of the Merger, the Company. South Lead Technology Limited and Moral Known Industrial Limited also guaranteed the facility as corporate guarantor with equity of each of the companies. Mrs. Julia Huang and Mr. Shawn Ding also provided personal guarantees.

Conditions:  The facility is subject to certain closing conditions, including, without limitation:

•	China Merchants Bank, having received (or waived) all of the documentary conditions precedent required under Schedule 1 of the facility agreement. Such documentary conditions precedent include the constitutional documents of Holdings and Merger Sub and the guaranteeing parties under the facility agreement, board resolutions of each borrower and guarantor and certain legal opinions;
•	no major default (as defined in the facility agreement) is continuing or would result from the proposed borrowing. Major default is defined with reference to Holdings and Merger Sub only, and includes non-payment of amounts payable, insolvency, unlawfulness and invalidity and repudiation and rescission of agreements;
•	all of the major representations (as defined in the facility) are true. Major representations are defined with reference to Holdings and Merger Sub only, and include customary representations relating to status, the binding nature of obligations, non-conflict with other obligations, the power and authority to enter into the facility agreement and related finance documents, and validity and admissibility;

•	delivery to China Merchants Bank of copies of certain documents with respect to the Merger, including the certificate of Merger to be issued by the Registrar of Companies of the Cayman Islands; and
•	the payment of applicable fees, costs and expenses.

Other Terms.  The facility agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on indebtedness, capital expenditure, disposal of assets, declaration of dividends and mergers and consolidations. The facility agreement also includes customary events of default.

Although the debt financing described in this proxy statement is not subject to a “market out” provision, which would have allowed China Merchants Bank not to fund the facility if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not made available as anticipated.

To date, Holdings has no plans to refinance the facility.

Remedies

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Interests of Certain Persons in the Merger

In considering the recommendation of the Independent Committee and our board of directors with respect to the Merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and Independent Committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that our shareholders vote in favor of approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Interest of the Buyer Group

As the result of the Merger, Holdings will own, and the Buyer Group will indirectly own through its equity interests in Holdings, 100% of the equity interest in the Surviving Corporation immediately following the completion of the Merger. Because of Holdings’ equity interest in the Surviving Corporation, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also bear, through its equity interests in Holdings, the corresponding risks of any possible decreases in the future earnings, growth or value of the Surviving Corporation. The Buyer Group’s investment, through its equity interests in Holdings, in the Surviving Corporation will be illiquid, with no public trading market for the Surviving Corporation’s shares and no certainty that an opportunity to sell its shares in the Surviving Corporation at an attractive price, or that dividends paid by the Surviving Corporation will be sufficient to recover its investment.

The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Treatment of Shares, Company Options and Company RSUs, including Those Held by Directors and Executive Officers

At the effective time of the Merger, each Company Option that is then outstanding and unexercised, including those held by our directors and executive officers, will be cancelled and converted into and exchanged for the right to receive a Holdings Option. Each Holdings Option shall have an exercise or purchase price equal to the exercise or purchase price of the corresponding Company Option. Each Holdings Option shall otherwise retain the same grant date, the same vesting or exercise schedule, the same term and expiration date and substantially the same other material terms and conditions as each Company Option.

At the effective time of the Merger, each Company RSU that is outstanding, including those held by our directors and executive officers, will be cancelled and converted into and exchanged for the right to receive a Holdings RSU. Each Holdings RSU shall be subject to the same material terms and conditions as each Company RSU.

Indemnification and Insurance

Pursuant to the Merger Agreement, Holdings and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time of the Merger, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries.
•	The memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.
•	From and after the effective time of the Merger, the Surviving Corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the current or former directors, officers or employees of the Company or any subsidiaries against all kinds of liabilities arising out of or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (b) any acts or omissions occurring or alleged to occur prior to or at the effective time of the Merger to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.
•	The Surviving Corporation will, and Holdings will cause the Surviving Corporation to, maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance for a period of six years after the effective time of the Merger on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six year “tail” prepaid policy prior to the effective time of the Merger on terms and conditions providing substantially equivalent benefits to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the closing, the Surviving Corporation shall, and Holdings shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

The Independent Committee

On June 24, 2013, the Company’s board of directors established an Independent Committee of directors to consider the June 20 Proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The Independent Committee is composed of independent directors Messrs. Samuel Yen (who served as the chairman), Min Fan and Tianwen Liu. All such directors are free from any affiliation with the Buyer Group, and none of such directors is or was ever an employee of the Company or any of its subsidiaries or has any financial interest in the Merger that is different from that of the unaffiliated shareholders and unaffiliated ADS holders other than (i) the director's receipt of board compensation in the ordinary course, (ii) Independent Committee members' compensation in connection with its evaluation of the Merger (which is not contingent upon the completion of the Merger or the Independent Committee 's or board's recommendation of the Merger), and (iii) the director's indemnification and liability insurance rights under the Merger Agreement. The Company's board of directors did not place any limitations on the authority of the Independent Committee regarding its investigation and evaluation of the Merger.

The Company has compensated the members of the Independent Committee in exchange for their service in such capacity in the amount of $18,000 per member and $25,000 for the chairman of the Independent Committee, the payment of which is not contingent upon the completion of the Merger or the Independent Committee's or the board's recommendation of the Merger.

Position with the Surviving Corporation

After completion of the Merger, Mrs. Julia Huang expects to continue to serve as executive chairman of the board of directors of the Surviving Corporation and Mr. Shawn Ding expects to continue to serve as chief executive officer of the Surviving Corporation. It is anticipated that the other executive officers of the Company will hold positions with the Surviving Corporation that are substantially similar to their current positions.

Related Party Transactions

Mr. Zonglian Gu, one of our directors, is the dean of Renmin University Online Education School and also the general manager of CMR Web Learning Co., Ltd. (“CMR Web”), which is the collaborative alliance between Renmin University and the Company. CMR Web is the Company's 70% owned subsidiary. The remaining 30% of CMR Web is owned by Rendashiji Technology Development Co., Ltd. (“Rendashiji”), a wholly-owned subsidiary of Renmin University of China. Mr. Gu is not a shareholder of Rendashiji, nor does he hold any management positions with Rendashiji.

Under the current PRC legal framework, foreign-invested companies are not permitted to invest in K-12 schools in China. We operate the two private primary and secondary schools through Hongcheng Education, and have entered into a series of agreements with Hongcheng Education and its shareholders, Mr. Changqing Xie, one of our officers, and Mr. Xueshan Yang, one of our former directors, in order to maintain effective control over, and receive the economic benefits of Hongcheng Education. Currently, each Mr. Xie and Mr. Yang holds 72% and 28% of the equity interest in Hongcheng Education, respectively.

The material agreements that currently govern the relationship and economic arrangements between Hongcheng Education and us are described in greater detail below:

ChinaEdu and Changqing Xie Loan Agreement.  We entered into a loan agreement with Mr. Xie on January 3, 2005 (and amended such agreement on July 12, 2005 and July 18, 2007), and another loan agreement with Mr. Xie on July 15, 2005 (and amended on July 18, 2007), pursuant to which agreements, we loaned Mr. Xie approximately $4.8 million to fund the registered capital requirements of Hongcheng Education. The terms of the loan are 20 years and may be extended with the consent of the parties. To the extent permitted under PRC law, the loan may only be repaid by Mr. Xie transferring all of his equity interests in Hongcheng Education to us (or our designee). Mr. Xie has agreed that we have the right to appoint all directors to the board of directors of Hongcheng Education to which Mr. Xie is entitled to appoint in his capacity as a shareholder of the entity.

ChinaEdu and Xueshan Yang Loan Agreement.  We entered into a loan agreement with Mr. Yang on January 3, 2005 (and amended such agreement in June 2005 and July 18, 2007), pursuant to which we loaned Mr. Yang approximately $1.8 million to fund the registered capital requirements of Hongcheng Education. The term of the loan is 20 years and may be extended with the consent of the parties. To the extent permitted under PRC law, the loan may only be repaid by Mr. Yang transferring all of his equity interests in Hongcheng Education to us (or our designee). Mr. Yang has agreed that we have the right to appoint all directors to the board of directors of Hongcheng Education that Mr. Yang is entitled to appoint in his capacity as a shareholder of the entity.

Hongcheng Education, Changqing Xie, Xueshan Yang and Hongcheng Technology Shareholder’s Voting Rights Entrustment Agreement.  Hongcheng Education, Mr. Xie and Mr. Yang and Hongcheng Technology entered into a shareholder’s voting rights entrustment agreement dated on July 12, 2005, pursuant to which Mr. Xie and Mr. Yang irrevocably entrusted Hongcheng Technology with the right to act as their proxies and vote their shares in Hongcheng Education. Mr. Xie entered into a second similar agreement with Hongcheng Education and Hongcheng Technology on December 20, 2005, which represents the additional equity interests in Hongcheng Education held by Mr. Xie after he subscribed additional registered capital on Hongcheng Education on December 15, 2005. These agreements will remain effective as long as Mr. Xie or Mr. Yang, respectively, remains a shareholder in Hongcheng Education.

Changqing Xie, Xueshan Yang and Hongcheng Technology Call Option Agreement.  Mr. Xie and Mr. Yang entered into a call option agreement with Hongcheng Technology on July 12, 2005 pursuant to which Mr. Xie and Mr. Yang each granted irrevocable options to purchase all or, in the case of Mr. Xie, a portion, of their respective equity interests in Hongcheng Education to Hongcheng Technology at the lowest price permitted under applicable Chinese laws. Mr. Xie entered into a second similar call option agreement with Hongcheng Technology on December 20, 2005 granting similar rights to Hongcheng Technology with respect to shares in Hongcheng Education held by Mr. Xie that were not covered under the original call option agreement.

Changqing Xie and Hongcheng Technology Equity Pledge Agreement.  As security for Mr. Xie’s obligations under the call option agreements and shareholder voting rights entrustment agreements with Hongcheng Technology and Hongcheng Education’s obligations under the technical consulting and services agreement with Hongcheng Technology, Mr. Xie pledged all of his equity interests in Hongcheng Education and all distributions arising from those interests to Hongcheng Technology under equity pledge agreements dated April 11, 2013.

Xueshan Yang and Hongcheng Technology Equity Pledge Agreements.  As security for Mr. Yang’s obligations under call option agreements and shareholder voting rights entrustment agreements with Hongcheng Technology and Hongcheng Education’s obligations under the technical consulting and services agreement with Hongcheng Technology, Mr. Yang pledged all of his equity interests in Hongcheng Education and all distributions arising from those interests to Hongcheng Technology under equity pledge agreements dated April 16, 2013.

Power of Attorney by Changqing Xie and Xueshan Yang.  For purposes of securing their performance under the various agreements that they have entered into with us and Hongcheng Technology, both Mr. Xie and Mr. Yang have irrevocably appointed Hongcheng Technology as their attorneys-in-fact and have authorized Hongcheng Technology to take all actions on their behalf (as shareholders of Hongcheng Education) that are deemed appropriate by Hongcheng Technology.

Hongcheng Technology and Hongcheng Education Exclusive Technical Consulting and Services Agreement.  In July 2007, we, through our wholly owned subsidiary Hongcheng Technology, entered into an exclusive technical consulting and services agreement with Hongcheng Education. Under this agreement, Hongcheng Technology provides courseware and product development services, website design services, maintenance and security services, employee training services and any other services that may be agreed upon by the parties to Hongcheng Education. As consideration for these services Hongcheng Education pays Hongcheng Technology a service fee equal to 80% of its annual gross revenue.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (in thousand USD)
Financing fees and expenses and other professional fees	$340
Legal fees and expenses	$875
Independent Committee fees	$61
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs, ADS cancellation and surrender fees)	$433
Total	$1,709

These expenses will not reduce the merger consideration to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement shall pay such costs and expenses.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Voting Agreement, each of the Rollover Shareholders has agreed to (i) appear or otherwise cause the Voting Shares to be counted as present for purpose of calculating a quorum at any meeting of the Company’s shareholders where any vote, consent or other approval is taken in respect of the Merger Agreement and ensure that any vote at such meeting be a poll vote, (ii) vote or otherwise cause to be voted all of his, her or its Voting Shares (x) in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any related action reasonably required in furtherance thereof, (y) against any other acquisition proposal, (z) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay or postpone, discourage or adversely affect the Merger Agreement or the transactions contemplated thereby, and (iii) not enter into at any time prior to the termination of the Voting Agreement, any voting trust agreement or any other contract (other than the Contribution Agreement) with respect to any Voting Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a Merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues”.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the approvals, filings or notices required under the federal securities laws and the filing of the Cayman Plan of Merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Cayman Plan of Merger and notice of merger published in the Cayman Islands Gazette.

Dissenters’ Rights

Please see “Dissenters’ Rights — Requirements for Exercising Dissenters’ Rights” beginning on page 95.

Material U.S. Federal Income Tax Consequences

The following is a discussion of material U.S. federal income tax consequences to U.S. Holders (defined below) of ADSs or ordinary shares upon the exchange of ADSs or ordinary shares for cash pursuant to the Merger or pursuant to the exercise of Dissenters’ Rights (as described under “Dissenters’ Rights” below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings, and decisions thereunder as of the date hereof, and such authorities are subject to differing interpretations and may be replaced, revoked, or modified, possibly with retroactive effect.

This discussion is for information purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances, including holders subject to special tax rules (for example, banks, financial institutions, insurance companies, regulated investment companies, mutual funds, real estate investment trusts, brokers or dealers in securities or currencies, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) and their partners, tax-exempt organizations (including private foundations), certain former citizens or residents of the United States, non-U.S. holders, holders who own (directly, indirectly, or constructively) 10% or more of the our voting shares, holders who acquired (or have the right to acquire) ADSs or ordinary shares pursuant to any employee share option or incentive plan or otherwise as compensation, holders that hold ADSs or ordinary shares as part of a straddle, hedge, conversion transaction, constructive sale or other integrated transaction for U.S. federal income tax purposes, retirement plans, individual retirement accounts or other tax-deferred accounts, persons subject to alternative minimum tax or holders that have a functional currency other than the United States dollar), all of whom may be subject to tax rules that differ significantly from those summarized below. This discussion only addresses the U.S. federal income tax consequences to U.S. Holders of the Merger and the exercise of Dissenters’ Rights and does not address any tax consequences of transactions effected prior to, concurrently with, or after the Merger (whether or not any such transactions are undertaken in connection with the Merger), including, without limitation, the acquisition by Holdings of the Rollover Shares from the Rollover Shareholders. This discussion also does not discuss any consequences to holders that will directly or indirectly hold an ownership interest in Holdings or the Company after the Merger, or to holders of Company Options or Company RSUs. This discussion assumes that holders hold their ADSs or ordinary shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code.

In addition, this discussion does not discuss any aspect of state, local, or non-U.S. tax law, or any tax considerations other than U.S. federal income tax considerations. Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of the exchange of ADSs or ordinary shares for cash pursuant to the Merger or pursuant to the exercise of Dissenters’ Rights.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of ADSs or ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or incorporated under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of ADSs or ordinary shares, the U.S. federal income tax treatment of the partnership and its partners generally will depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding ADSs or ordinary shares, the U.S. Holder is urged to consult its tax advisor regarding the exchange of ADSs or ordinary shares for cash pursuant to the Merger or pursuant to the exercise of Dissenters’ Rights.

U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE EXERCISE OF DISSENTERS’ RIGHTS IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

A U.S. Holder that receives cash in exchange for its ADSs or ordinary shares, either as consideration in the Merger or, in the case of a holder of ordinary shares (including any ADS holder that elects to first exchange its ADSs for ordinary shares), as a result of such U.S. Holder exercising its Dissenters’ Rights (as described under “Dissenters’ Rights” below), will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the ADSs or ordinary shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ADSs or ordinary shares exchanged is greater than one year at the time of such exchange. Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of ADSs or ordinary shares at different times or different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of ADSs or ordinary shares.

Any such gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss. If, as described under “Special Factors — Material PRC Income Tax Consequences” below, we are deemed to be a PRC “resident enterprise” under the PRC tax law, and gains from the disposition of the ADSs or ordinary shares are subject to tax in the PRC, a U.S. Holder may be eligible for the benefits of the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). In such event, if PRC tax were to be imposed on any gain from the disposition of the ADSs or ordinary shares, a U.S. Holder that is eligible for the benefits of the Treaty may be able to elect to treat the gain as PRC source income for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

A non-U.S. corporation, such as the Company, will be treated as a “passive foreign investment company” (a “PFIC”), for U.S. federal income tax purposes, if, in any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the quarterly average of its assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and a company’s unbooked intangibles associated with active business activities may generally be categorized as active assets. In estimating the value of its unbooked intangibles, the Company has taken into account its market capitalization. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. For purposes of the PFIC rules, a non-U.S. corporation generally will be treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based upon an analysis of the income and assets of the Company and its subsidiaries, we do not believe that we were a PFIC for our taxable year ended December 31, 2013, or any prior taxable year, and we do not believe we will be a PFIC for the current taxable year. Because PFIC status is a fact-intensive determination made on an annual basis, however, no assurance can be given that we have not been or will not become classified as a PFIC.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs or ordinary shares and, in the case of a holder of ADSs, the U.S. Holder has not made a valid mark-to-market election with respect to such holder’s ADSs any gain recognized by a U.S. Holder on the disposition of ADSs or ordinary shares generally would be allocated ratably over such U.S. Holder’s holding period for the ADSs or ordinary shares. The amount allocated to the taxable year of the disposition and to any taxable year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market election with respect to its ADSs, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held ADSs or ordinary shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of the ADSs or ordinary shares. The PFIC rules are complex, and each U.S. Holder is urged to consult its tax advisor regarding the applicable consequences to it if we are a PFIC or have been a PFIC during any prior year in which the U.S. Holder held ADSs or ordinary shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Material PRC Income Tax Consequences

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises”, and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such shares and ADSs that are not PRC residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”, Guo Shui Han 2009 No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, if the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was located in a tax jurisdiction that: (a) has an effective tax burden less than 12.5% or (b) does not tax foreign income of its residents, the non-resident enterprise shall be required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, consider that the non-resident enterprise has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the offshore share transfer transaction and as a result, gains derived from such offshore share transfer transaction may be subject to PRC withholding tax at the rate of up to 10%. There is uncertainty as to the application of Circular 698. While it appears that Circular 698 was not intended to apply to stock transfers of publicly traded companies and does not apply to individual transferors, there is very little guidance and practical experience regarding its application. Circular 698 may be determined by the tax authorities to be applicable to the Merger where non-resident corporate shareholders or ADS holders were involved, if the Company is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, the non-resident corporate shareholders or ADS holders may become at risk of being taxed under Circular 698. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for our Shares and ADSs under the terms of the Merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (ii) registration fees will be payable to the Registrar of Companies to register the Cayman Plan of Merger.

MARKET PRICE OF THE ADSS, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

Our ADSs, each representing three of our ordinary shares, have been listed on NASDAQ since December 14, 2007. Our ADSs trade under the symbol “CEDU.” For the period from December 14, 2007, the date of our initial public offering, to the date of this proxy statement, the trading price of our ADSs on NASDAQ has ranged from $2.97 to $9.15 per ADS. The following table provides the high and low trading prices for our ADSs on NASDAQ for each quarter during the past two years:

	Trading Price
	High US$	Low US$
Quarterly Highs and Lows
January 1 – March 31, 2012	7.85	5.69
April 1 – June 30, 2012	7.35	5.25
July 1 – September 30, 2012	6.47	4.05
October 1 – December 31, 2012	6.45	4.20
January 1 – March 31, 2013	8.36	5.08
April 1, 2013 – June 30, 2013	7.10	4.99
July 1, 2013 – September 30, 2013	7.69	6.02
October 1, 2013 – December 31, 2013	7.18	6.20
January 1, 2014 – March 14, 2014	6.85	6.85

On June 19, 2013, the last trading day prior to the announcement by the Company’s board of directors on June 20, 2013 that it had received a “going private” proposal, the reported closing sales price of our ADSs as quoted by NASDAQ was $5.84 per ADS. The proposed merger consideration of $7.00 per ADS, or $2.33 per Share, represents a premium of approximately 19.9% to the closing trading price of $5.84 per ADS, or $1.95 per Share, on June 19, 2013 and a premium of 16.9% and 13.9% over the Company’s volume-weighted average price as quoted by NASDAQ over the 30 and 60 trading days prior to June 20, 2012, respectively. On March 14, 2014, the most recent practicable date before the printing of this proxy statement, the high and low reported sales price of our ADSs was US$6.85 and US$6.85 per ADS, respectively, or US$2.28 and US$2.28  per Share. You are urged to obtain a current market price quotation for your ADSs in connection with voting your Shares.

Dividend Policy

Since the incorporation of our company in 1999, we have not declared or paid any dividends on our ordinary shares or ADSs. We have no present plan to declare or pay any dividends on our ordinary shares or ADSs in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. Although we have not received any to date, we may in the future rely on dividends from our subsidiaries in the PRC. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries in the PRC are required to set aside a certain amount of their accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries in the PRC incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Under the previous PRC tax law, dividend payments to foreign investors made by foreign investment enterprises, such as our PRC subsidiaries, were exempt from PRC withholding tax. Pursuant to the Enterprise Income Tax Law that became effective on January 1, 2008, as well as the related implementation rules and other recently issued regulations, dividends payable by a foreign investment enterprise to its foreign investors are subject to a 10% withholding tax (unless the foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement). Distributions made from pre-January 1, 2008 retained earnings will not be subject to the withholding tax.

Our board of directors has complete discretion as to whether to distribute dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, our general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on our ADSs and ordinary shares, if any, will be paid in U.S. dollars.

THE EXTRAORDINARY GENERAL MEETING

The Company is furnishing this proxy statement to you, as a holder of the Company’s Shares or ADSs, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The Company will hold the extraordinary general meeting (the “EGM”) on April 18, 2014, at 2:00 p.m., (Beijing time), at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, be authorized, approved and authorized by the Company.

•	as an ordinary resolution:

THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger; and

THAT, the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

In addition to being proposed and voted on as a special resolution, the resolutions set out in paragraph 1 above will also be proposed to and voted on by all shareholders other than the Rollover Shareholders (as defined in the Merger Agreement) present and voting in person or by proxy as a single class at the EGM. It is a requirement of the Merger Agreement that the Merger cannot be completed unless such resolution is approved by shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the EGM.

If the Merger is completed, each Share issued and outstanding immediately prior to the effective time of the Merger, other than the Excluded Shares and the Dissenting Shares, shall be cancelled in exchange for the right to receive the per Share merger consideration of $2.33 per Share in cash without interest. Each ADS issued and outstanding immediately prior to the effective time of the Merger, other than ADSs representing the Excluded Shares and Dissenting Shares, will be cancelled in exchange for the right to receive the per ADS merger consideration of $7.00 per ADS in cash without interest pursuant to the terms and conditions set forth in the Merger Agreement. At the effective time of the Merger, all of the Shares will cease to be outstanding, shall be cancelled and shall cease to exist. Each Share (other than the Excluded Shares and the Dissenting Shares) will thereafter represent only the right to receive the per Share merger consideration without interest, and each Dissenting Shares will thereafter represent only the right to receive the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law.

The Rollover Shares outstanding immediately prior to the effective time of the Merger will, in accordance with the Contribution Agreement, be exchanged for the right to subscribe for the ordinary shares, par value

$0.001 per share, of Holdings and be cancelled and cease to exist at the effective time of the Merger. At the effective time of the Merger, each ordinary share, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the Independent Committee:

•	determined that the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the Merger Agreement and the Cayman Plan of Merger;
•	approved the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger; and
•	recommended that the Company’s shareholders vote FOR the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the approval of the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger, and FOR the proposal that the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the EGM if you own Shares at the close of business in the Cayman Islands on March 31, 2014, the Share record date for voting at the EGM. If you own Shares at the close of business in the Cayman Islands on the Share record date, the deadline for you to lodge your proxy card and vote is April 17, 2014 at 5:00 p.m. (Beijing time). If you own American depositary shares of the Company (“ADSs”) representing Shares, you cannot vote at the EGM directly, but you may instruct The Bank of New York, the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on April 15, 2014 in order to vote the underlying Shares at the EGM. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS cancellation fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on March 26, 2014, and become a holder of Shares by the close of business in the Cayman Islands on March 31, 2014. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM. Each outstanding Share on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the EGM and any adjournment or postponement thereof. See “Procedures for Voting” below.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. Two shareholders entitled to vote and present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative and representing not less than one-third in nominal value of the total issued voting Shares in the Company throughout the meeting will constitute a quorum for the EGM. The Company expects, as of the Share record date, there will be Shares entitled to be voted at the EGM. In the event that a quorum is not present at the EGM, the Company currently expects that it will adjourn or postpone the EGM to solicit additional proxies in favor of the adoption of the Merger Agreement.

Vote Required

Under the Cayman Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Cayman Plan of Merger must be approved by (i) a special resolution approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, and (ii) a resolution approved by an affirmative vote of shareholders (other than the Rollover Shareholders) representing a majority of the outstanding Shares (excluding the Shares held by the Rollover Shareholders) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.

Pursuant to the Merger Agreement, Holdings shall use its reasonable best efforts to cause all of the Voting Shares to (i) appear at the EGM (including any adjournments or postponement thereof) or otherwise be counted as present thereat for purposes of determining whether a quorum is present and (ii) be voted in favor of the authorization and approval of the Merger Agreement and the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger.

The Rollover Shareholders, as a group, beneficially owns 18,500,962 Shares as of the date of this proxy statement, which represents approximately 61.6% of the total outstanding Shares, including Company Options and Company RSUs exercisable within 60 days of the date of this proxy statement. Pursuant to the terms of the Merger Agreement and the Voting Agreement, 14,125,801 of these Shares, representing 55.0% of the total outstanding Shares, will be voted in favor of the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions completed thereby, including the Merger, at the EGM.

Procedures for Voting

Shares

Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on March 31, 2014, the Share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share record date or their proxy holders are entitled to vote and may participate in the EGM or any adjournment or postponement thereof. Each Share carries one vote. Shareholders intending to vote by proxy should submit their proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge the proxy card is April 17, 2014 at 5:00 p.m. (Beijing time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact the Company by calling +86 10 8418 6655 or mailing ChinaEdu Corporation at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China.

ADSs

If you own American depositary shares of the Company (“ADSs”) representing Shares, you cannot vote at the EGM directly, but you may instruct The Bank of New York, the ADS Depositary, as the holder of the Shares underlying the ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive such instructions no later than 5:00 p.m. (New York City time) on April 15, 2014 in order to vote the underlying Shares at the EGM. Alternatively, you may vote at the EGM if you surrender your ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs before the close of business in New York City on March 26, 2014, and become a holder of Shares by the close of business in the Cayman Islands on March 31, 2014. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM. The ADS Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the shares represented by ADSs in accordance with your voting instructions. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the EGM.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation prior to the close of business in New York City on March 26, 2014, together with (1) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares) and (2) payment of the ADS cancellation fees (up to $0.05 per ADS to be cancelled) and related expenses and taxes (such as stamp taxes and stock transfer taxes). If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for The Hong Kong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to you. If you cancel your ADSs and vote your Shares at the EGM, any instruction to the ADS Depositary on how to vote those ADSs will be disregarded.

If the ADS Depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder is deemed to have instructed the ADS Depositary to vote FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the EGM in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the EGM in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolutions during the EGM unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the EGM and to obtain required votes described in “Vote Required.”

Brokers or other nominees who hold the Company’s Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the EGM.

Banks, brokers and other nominees who hold the Company’s ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of the Company’s ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the EGM before the EGM commences. Any written notice revoking a proxy should be sent to 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China, Attention: Mei Yixin;

•	Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the EGM; or
•	Third, a registered shareholder may attend the EGM and vote in person. Attendance by itself will not revoke a proxy. It will only be revoked if the shareholder actually votes at the EGM.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of the Company’s ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time no later than      p.m. (New York City time) on            , 2014. A holder of the Company’s ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary; or
•	Second, a holder of ADSs can complete, date and submit a new voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS Depositary.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Dissent from the Merger

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken at the EGM, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to this proxy statement. The fair value of their Shares as determined under that statute could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND TO RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON MARCH 26, 2014, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON MARCH 31, 2014. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, you can contact the Company by calling +86 10 8418 6655 or mailing ChinaEdu Corporation at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China.

Solicitation of Proxies

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Company’s Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

The Company is not currently aware of any business to be acted upon at the EGM other than the matters discussed in the notice convening the meeting.

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement and the Cayman Plan of Merger carefully and in their entirety because those are the legal documents that govern the Merger. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary.

Structure and Completion of the Merger

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. If the Merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the first business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The Merger will become effective at the date agreed by Holdings and the Company as specified in the plan of merger in accordance with the Cayman Companies Law.

We expect that the Merger will be completed during the first half of 2014, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. However, we intend to complete the Merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Corporation

At the effective time of the Merger, the memorandum and articles of association of Merger Sub then in effect at the effective time of the Merger will be the memorandum and articles of association of the Company as the Surviving Corporation (except that at the effective time of the Merger, Article I of the memorandum and articles of association of the Surviving Corporation will be amended to be and read as follows: “The name of the company is ChinaEdu Corporation”) until thereafter changed or amended as provided therein or by applicable law. The rights and restrictions attached to the shares in the capital of the Surviving Corporation will be set out in the memorandum and articles of association thereof.

Unless otherwise determined by Holdings prior to the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of the Surviving Corporation immediately following the Merger and the officers of the Company immediately prior to the effective time of the Merger will remain the officers of the Surviving Corporation. Promptly following the Merger, McGraw-Hill Education will have the right to designate one or more members to the Surviving Corporation’s Board, and each committee thereof, as is proportionate to its equity ownership in the Surviving Corporation.

Merger Consideration

Each Share issued and outstanding immediately prior to the effective time of the Merger, other than the Excluded Shares and the Dissenting Shares, will be cancelled and converted into and exchanged for the right to receive $2.33 and each ADS, each representing three Shares, will be cancelled in exchange for the right to receive $7.00, in each case, in cash, without interest and net of any applicable withholding taxes.

Each of the Rollover Shares outstanding immediately prior to the effective time of the Merger will, in accordance with the Contribution Agreement, be exchanged for the right to subscribe for the ordinary shares, par value $0.001 per share, of Holdings and will be cancelled and cease to exist at the effective time of the Merger.

Each of the Company Treasury Shares will, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding and will be cancelled and cease to exist without payment of any consideration or distribution therefor. Each ADS that represents a Rollover Share or Company Treasury Share immediately prior to the effective time of the Merger shall be surrendered to the ADS Depositary for cancellation without payment of any consideration or distribution therefor, and each of such Rollover Shares and such Company Treasury Shares underlying such cancelled ADS shall be treated the same as above.

Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law.

At the effective time of the Merger, each issued and outstanding ordinary share, par value $0.001 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation.

The merger consideration will not be paid to shareholders who are untraceable unless and until they notify the paying agent appointed by Holdings of their current contact details prior to the effective time of the Merger. A shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company, or (b) on the last 2 consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed, or (ii) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (c) notice of the extraordinary general meeting convened to vote on the Merger has been sent to such shareholder and has been returned undelivered. Any monies due to dissenting shareholders and shareholders of the Company who are untraceable will be returned to the Surviving Corporation on demand and held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of holders of Dissenting Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of 7 years from the date of the notice of the extraordinary general meeting will be forfeited and will revert to the Surviving Corporation. Dissenting shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation period should contact the Surviving Corporation.

Treatment of Company Options and Company RSUs

As of the date of this proxy statement, there were outstanding and unexercised Company Options for purchases of an aggregate of 6,638,890 Shares. At the effective time of the Merger, each Company Option will be cancelled and converted into and exchanged for the right to receive a Holdings Option. Each Holdings Option shall have an exercise or purchase price equal to the exercise or purchase price of the corresponding Company Option. Each Holdings Option shall otherwise retain the same grant date, the same vesting or exercise schedule, the same term and expiration date and substantially the same other material terms and conditions as each Company Option.

As of the date of this proxy statement, there were outstanding 3,241,000 Company RSUs. At the effective time of the Merger, each Company RSU shall be cancelled and converted into and exchanged for a Holdings RSU. Each Holdings RSU shall be subject to the same material terms and conditions as each Company RSU.

Exchange Procedures

Prior to the effective time of the Merger, Holdings will enter into an agreement with a bank, trust company or other entity to serve as paying agent with respect to the Merger. At the effective time of the Merger, Holdings will deposit with the paying agent for the benefit of the holders of Shares and ADSs, the exchange fund sufficient for the paying agent to make payments under the Merger Agreement. Promptly after the effective time of the Merger, the paying agent will deliver or mail to each registered holder of Shares (other than holders of the Excluded Shares and Dissenting Shares and the ADS Depositary) (i) a letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (ii) instructions for effecting the surrender of share certificates in exchange for the per Share merger consideration. If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per Share merger consideration, you will have to make an affidavit of loss, theft or destruction, and if reasonably required by Holdings or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such share certificate. Upon the surrender of any share certificates (or an affidavit and indemnity of loss in lieu of share certificates) together with a duly completed and validly executed letter of transmittal, each registered holder of Shares (other than holders of the Excluded Shares and Dissenting Shares) represented by such share certificates and each registered holder of Shares (other than holders of the Excluded Shares and the Dissenting Shares) which are not represented by share certificates will receive an payment in an amount equal to (a) the number of Shares held multiplied by (b) the per Share merger consideration, without interest and net of any applicable withholding taxes. The share certificate so delivered will be marked as cancelled.

Meanwhile, promptly after the effective time of the Merger, the paying agent will transmit to the ADS Depositary a cash amount equal to (a) the number of ADSs issued and outstanding (other than the ADSs representing the Excluded Shares and the Dissenting Shares) multiplied by (b) the per ADS merger consideration. The ADS Depositary will distribute the per ADS merger consideration for the ADSs to ADS holders pro rata to their holdings of ADSs, without interest and net of any applicable withholding taxes, upon delivery by them of the ADSs.

In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the per Share merger consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the per Share merger consideration may be paid to a person other than the person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the paying agent of such person’s entitlement to the relevant Share and if the person requesting such payment has paid to the paying agent any transfer taxes required by reason of the payment of the per Share merger consideration to a person other than the registered holder of such Shares, or established to the satisfaction of the paying agent that such transfer taxes have been paid or are otherwise not payable.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Holdings and Merger Sub and representations and warranties made by Holdings and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including the disclosure schedules delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by the public disclosures of the Company and its subsidiaries with the SEC since December 10, 2010 and prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Holdings and Merger Sub prior to or simultaneously with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Holdings and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, good standing and qualification, license or authority to carry on the Company’s business;
•	the memorandum and articles of association, bylaws or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;
•	the Company’s capitalization, the absence of subscription or other similar rights and repurchase or other similar obligations with respect to the Company and certain specified subsidiaries, grant of options and Company RSUs and the absence of encumbrances on the Company’s ownership of equity interests in its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the Merger Agreement, and the enforceability of the Merger Agreement against the Company;
•	the recommendation from the Independent Committee, the determination of the fairness of the Merger by the Company’s board of directors, the approval of the Merger and the Merger Agreement by the Company’s board of directors, the recommendation by the Company’s board of directors that shareholders approve the Merger Agreement and submission of the Merger Agreement to shareholders for their approval;
•	the required vote of the Company’s shareholders to approve the Merger Agreement;
•	the absence of violations of, or conflicts with, the organizational documents of the Company and its subsidiaries, applicable law and certain agreements or instruments as a result of the Company’s execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated thereby;
•	required consents and approvals of governmental entities in connection with the transactions contemplated thereby;
•	compliance with applicable laws, licenses and permits;
•	the Company’s SEC filings since December 10, 2010 and the financial statements included therein, as well as the Company’s disclosure controls and procedures and internal controls over financial reporting;
•	compliance with the Sarbanes-Oxley Act, the rules and regulations of the NASDAQ, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Exchange Act;
•	the absence of certain undisclosed liabilities;
•	the absence of a “Material Adverse Effect” (as defined below) and the absence of certain other changes or events from December 31, 2012 to the date of the Merger Agreement;
•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;
•	employee benefit plans and labor and employment matters;
•	insurance;
•	personal properties and assets and real property;
•	tax matters;
•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;
•	intellectual property;
•	environmental matters;
•	material contracts;
•	customers and suppliers;
•	takeover statues;
•	the receipt of an opinion from Houlihan Lokey;
•	brokers and finders; and
•	acknowledgement as to absence of any other representations and warranties.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than, subject to certain qualifications, any development, fact, circumstance, condition, event, change, occurrence or effect resulting from:

•	changes in general economic, financial market, business or geopolitical conditions;
•	changes or developments in any of the industries in which the Company or its subsidiaries operate;
•	changes in any applicable laws or applicable accounting regulations or principles or interpretations thereof after the date of the Merger Agreement;
•	any change in the price or trading volume of the ADSs (save for the facts or occurrences giving rise to or contributing to such change);
•	any outbreak or escalation of hostilities or war or any act of terrorism;
•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters;
•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, save for the facts or occurrences giving rise to or contributing to such failure;
•	the announcement of the Merger Agreement and the transactions contemplated thereby; or
•	the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein.

The representations and warranties made by Holdings and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing and power and authority to carry on their business;
•	organizational or governing documents being in full force and effect;
•	their capitalization and ownership structure and absence of secured creditors of Merger Sub;
•	their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the Merger Agreement, and the enforceability of the Merger Agreement against them;
•	the absence of violations of, or conflicts with, their organizational documents, applicable law and certain agreements or instruments as a result of their execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated thereby;
•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;
•	the absence of legal proceedings and governmental orders against Holdings and Merger Sub;
•	the accuracy of the information provided by Holdings or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;
•	the sufficiency of funds in the financing contemplated by the debt financing agreement;
•	the absence of vote or consent of shareholders of Holdings which is necessary to approve the Merger Agreement or the transactions contemplated thereby;
•	solvency of Holdings and Merger Sub and the Surviving Corporation immediately following completion of the Merger;
•	Holdings’s, Merger Sub’s and the Buyer Group’s ownership of Shares;

•	the absence of any undisclosed agreements among the Buyer Group or any of their respective affiliates with respect to any securities of the Company;

•	brokers and finders; and
•	acknowledgment as to the absence of any other representations and warranties.

Conduct of Business Prior to Closing

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, the Company will, and will cause each of its subsidiaries to, carry on its business in the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve substantially intact its business organizations and capital structure, maintain in effect all material licenses and permits required for its businesses, keep available the services of its present officers and key employees, maintain its present relationships with those with which it have significant business relationships. Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or required by law or regulation, unless Holdings otherwise consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries to, among other things:

•	amend or otherwise change its memorandum and articles of association or similar governing instruments;
•	issue, deliver, sell, pledge, mortgage, dispose of, transfer, subject to any lien or encumber any shares, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of, any other ownership interests or any voting securities (including share appreciation rights, phantom stock or similar instruments) of the Company or any its subsidiary;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s subsidiaries to the Company or any of its other subsidiaries, or enter into any agreement with respect to the voting of its share capital;
•	reclassify, combine, split, subdivide or amend the terms of, or redeem, or purchase or otherwise acquire, directly or indirectly, any of its shares;
•	acquire (including by merger, consolidation or acquisition of share or assets or otherwise) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions that are consistent with past practice and in the ordinary course of business;
•	sell, pledge, mortgage, lease, license, subject to any lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition or stock or assets or otherwise) any of the material property or assets of the Company or its subsidiaries other than in the ordinary course of business and sales of obsolete assets;
•	enter into, terminate, cancel, transfer, assign, license, encumber or materially amend or modify any material contract other than in the ordinary course of business or extensions at the end of a contract term, or agree to any waiver under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under any material contract;
•	transfer, assign or grant any license or sublicense of any material Company intellectual property other than in the ordinary course of business;
•	incur, issue, renew, prepay, redeem, otherwise acquire, refinance or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than guarantees of obligations of the Company or any a wholly-owned subsidiary of the Company), or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), in each case, except for (a) the incurrence or guarantee of indebtedness under the Company’s or any subsidiary’s existing credit facilities in an amount not to exceed the maximum amount authorized under the credit agreements evidencing such indebtedness, (b) in an amount not in excess of $500,000 (or an equivalent amount in RMB) individually or $1,000,000 (or an equivalent amount in RMB) in the aggregate, or (c) in the ordinary course of business;
•	except as required pursuant to existing Company benefit plans or other contracts in effect on the date hereof or as otherwise required by applicable law, (A) enter into any new employment, severance or other compensatory agreements (including the renewal of any consulting agreement) with any present employee, officer, director, shareholder or other service providers of the Company or any Company subsidiary other than in the ordinary course of business consistent with past practice, (B) hire (or enter into any employment or other agreements with) any employees or other service providers other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees who have an annual total base salary and incentive compensation opportunity of less than $100,000 (or an equivalent amount in RMB), (C) grant any severance or termination pay, or any retention pay not expressly provided for in any Company benefit plan, (D) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Company benefit plan, other than as required by the Company Plan or expressly contemplated by the Merger Agreement, (E) amend any employment, consulting or severance agreement or arrangement with any employees, officers, directors, shareholders or other service providers of the Company or any Company subsidiary (other than non-material amendments to agreements with employees who have a total annual base salary and incentive compensation opportunity less than $100,000 (or an equivalent amount in RMB)), (F) establish, enter into or adopt any new Company benefit plan, or renew, amend or terminate any existing Company benefit plan (other than non-material amendments), or (G) terminate the employment or services, as applicable, of any of its present directors, officers, employees or independent consultants who have a total annual base salary and incentive compensation opportunity in excess of $100,000 (or an equivalent amount in RMB);
•	offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would cause the breach of any provisions of the debt financing agreement or cause any condition set forth in the debt financing agreement not to be satisfied;
•	make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
•	enter into or amend any contract with any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) or any affiliate of the Company other than contracts solely between the Company and/or its wholly-owned subsidiaries or contracts relating to services with employees or directors of the Company subject to certain provision of the Merger Agreement, in each case, entered into or amended in the ordinary course of business consistent with past practice;
•	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, or settle or finally resolve any material controversy with respect to taxes;
•	settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise is below a specified threshold;
•	except for the Merger Agreement, adopt a plan of complete or partial liquidation, scheme of arrangement, dissolution, Merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its subsidiary (other than any Merger or consolidation among its subsidiaries);
•	enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

•	make or authorize capital expenditures except (A) as budgeted in the Company’s current plan(s) approved by the board of directors of the Company that was provided to Holdings, (B) as necessary to maintain existing Company assets in good repair and (C) for any single capital expenditure not in excess of $2,000,000 (or an equivalent amount in RMB) or capital expenditures for the Company and the Company subsidiaries not in excess of $5,000,000 (or an equivalent amount in RMB) in the aggregate; or
•	authorize, agree or commit to do any of the foregoing.

Shareholders’ Meeting

Unless the Merger Agreement is terminated, the Company is required to take all action necessary to convene an extraordinary general meeting of its shareholders to consider and vote upon the authorization and approval of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated therein, including the Merger, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement.

Subject to the provisions of the Merger Agreement discussed under “No Solicitation of Company Acquisition Proposals and No Change of Recommendation” below, the board of directors of the Company will recommend the approval of the Merger Agreement by the Company’s shareholders.

No Solicitation of Company Acquisition Proposals and No Change of Recommendation

Until the effective time of the Merger or, if earlier, the termination of the Merger Agreement, the Company, its subsidiaries and their respective representatives may not:

(a)	initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, any acquisition proposal (as defined in the Merger Agreement);
(b)	engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal;
(c)	(i) withhold, withdraw, qualify or modify in a manner adverse to Holdings or Merger Sub, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Holdings or Merger Sub, the board of directors’ recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal, (iii) fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal, (iv) fail to include in this proxy statement the board of directors’ recommendation in favor of the approval and adoption of the Merger Agreement and the Cayman Plan of Merger and the approval of the transactions contemplated thereby, including the Merger, or (v) publicly announce its intention to take any of the actions described in foregoing;
(d)	enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, relating to, or reasonably be expected to result in any acquisition proposal (other than a confidentiality agreement satisfying the requirements under the Merger Agreement);
(e)	enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated under the Merger Agreement or breach its obligations thereunder;
(f)	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; or
(g)	knowingly propose or agree to do any of the foregoing.

At any time after the date of the Merger Agreement and prior to the time the Company’s shareholders approve the Merger Agreement, if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above and that the Independent Committee determines, in its good faith judgment, constitutes or may reasonably be expected to lead to a superior proposal (as defined under the Merger Agreement), the Company may, subject to a customary confidentiality agreement satisfying the requirements of the Merger Agreement, furnish information and data with respect to the Company and its subsidiaries to and participate, through the Independent Committee, in discussions or negotiations regarding such acquisition proposal with, a person and its representatives who has made such proposal, provided that the Company shall promptly (and in any event, within 72 hours) provide or make available to Holdings any material non-public information concerning the Company or any of its subsidiaries that is provided to the person making such acquisition proposal or its representatives which was not previously or concurrently provided or made available to Holdings.

Prior to the time the Company’s shareholders approve the Merger Agreement, the board of directors of the Company (upon recommendation of the Independent Committee) may (a) make a change of recommendation if the Independent Committee determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, or (b) if the Company receives a written bona fide acquisition proposal that did not result from a breach of the Company’s “no-shop” obligations described above that the Independent Committee determines constitutes a superior proposal, make a change of recommendation or authorize the Company to terminate the Merger Agreement to enter into an alternative acquisition agreement. The board of directors of the Company will not be entitled to effect a change of recommendation or authorize the termination of the Merger Agreement unless the Company has provided written notice at least 2 business days in advance to Holdings advising Holdings that, in the case of a change of recommendation, the Independent Committee has determined that failure to make such change in recommendation would reasonably be expected to be inconsistent with the discharge or exercise of its fiduciary duties under applicable law or, in the case of termination of the Merger Agreement, that the Company has received an acquisition proposal that the Independent Committee has determined constitutes as a superior proposal.

In the event that the basis of such proposed action is in connection with a superior proposal, the Company shall notify the Holdings and Merger Sub of the terms and conditions of such superior proposal and provide them with copies of any proposed transaction documents with respect to such superior proposal. Within 2 business days following receipt by Holdings of such notice, the Company and its representatives shall negotiate with Holdings in good faith (to the extent Holdings desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the debt financing agreement so that such proposal ceases to constitute a superior proposal and following the end of this 2 business day period, the board of directors of the Company and the Independent Committee will determine, after taking into account any changes to the Merger Agreement and the debt financing agreement, irrevocably proposed in writing by Holdings in response to such notice or otherwise, whether such proposal continues to constitute a superior proposal.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Holdings and Merger Sub have agreed that:

•	The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time of the Merger, will survive the Merger and may not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries.
•	The memorandum and articles of association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, except to the extent prohibited by the Cayman Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of 6 years from the effective time of the Merger in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.
•	From and after the effective time of the Merger, the Surviving Corporation will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (i) the current or former directors, officers or employees of the Company or any subsidiaries against all kinds of liabilities arising out of or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (b) any acts or omissions occurring or alleged to occur prior to or at the effective time of the Merger to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all kinds of liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.
•	The Surviving Corporation will, and Holdings will cause the Surviving Corporation to, maintain the Company’s and its subsidiaries’ existing directors’ and officers’ liability insurance for a period of six years after the effective time of the Merger on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the Surviving Corporation will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six year “tail” prepaid policy prior to the effective time of the Merger on terms and conditions providing substantially equivalent benefits to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the closing, the Surviving Corporation shall, and Holdings shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

Financing and Financing Assistance

As of the date of the Merger Agreement, Holdings has delivered to the Company a true, complete and correct copy of the executed debt financing agreement from China Merchants Bank pursuant to which it has committed to provide debt financing to Holdings in an aggregate amount set forth therein, subject to the terms and conditions set forth therein, for the purposes of financing the transactions contemplated by the Merger Agreement and related fees and expenses.

As of the date of the Merger Agreement, Holdings has delivered to the Company a true, complete and correct copy of an executed contribution agreement pursuant to which the parties thereto have agreed, subject to the terms and conditions set forth therein, that the members of the Buyer Group shall contribute the Rollover Shares to Holdings in exchange for newly issued shares of Holdings prior to the consummation of the Merger.

Holdings will use its reasonable best efforts to obtain the debt financing and any alternative financing for the Merger on the terms and conditions described in the Merger Agreement, including using reasonable best efforts to:

•	maintain in effect the debt financing agreement;
•	satisfy on a timely basis all conditions applicable to Holdings and Merger Sub in the debt financing agreement and otherwise comply with its obligations thereunder;
•	consummate the debt financing at or prior to the closing;
•	seek to enforce its rights (including through litigation pursued in good faith) under the debt agreement; and
•	cause the financing sources and other persons providing debt financing to fund the Merger and the other transaction contemplated by the Merger Agreement.

Holdings will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the debt financing agreement, provided, however, that Holdings and Merger Sub may replace, amend or supplement the debt financing agreement, if such replacements, amendment, or supplements would not (i) reduce the aggregate amount of the financing or (ii) impose new or additional conditions, or otherwise enhance or expand upon or adversely modify the conditions precedent to the debt financing as set forth in the debt financing agreement in any way.

Holdings and Merger Sub will give the Company prompt notice: (i) of any material breach or default by any party to the debt financing agreement which would result in any condition of the debt financing agreement not to be satisfied or the termination of the debt financing agreement, of which Holdings or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any party to the debt financing agreement with respect to any alleged or potential material breach, default, termination or repudiation by any party to the debt financing agreement or any provisions of the debt financing agreement which would result in any condition of the debt financing agreement not to be satisfied or the termination of the debt financing agreement, (iii) of any material dispute or disagreement between or among any parties to the debt financing agreement, and (iv) if Holdings or Merger Sub at any time believes that it will not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the debt financing agreement.

In the event that any portion of the debt financing becomes unavailable (after compliance by Holdings and Merger Sub of their relevant obligations under the Merger Agreement), Holdings will use its reasonable best efforts to arrange and obtain alternative financing, when added to the portion of the financing that is available, in an amount sufficient to consummate the Merger as promptly as reasonably practicable following such occurrence but no later than 5 business days immediately prior to the closing date. Holdings shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the alternative financing and shall deliver to the Company as promptly as practicable (and no later than two business days) after such execution, true and complete copies of all contracts or other arrangements (including fee letters) pursuant to which any such financing sources shall have committed to provide any such alternative financings.

Other Covenants

The Merger Agreement contains additional agreements between the Company and Holdings and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);
•	access by Holdings and its respective representatives to the Company’s officers, personnel, employees, systems, properties, offices and other facilities, books and records between the date of the Merger Agreement and the effective time of the Merger and provision to Holdings of all financial, operating and other data analyses, projections and plans reasonably requested by Holdings in writing (subject to all applicable legal or contractual obligations and restrictions);
•	delisting and deregistration of the Shares and the ADSs;
•	resignation of the Company’s directors;
•	Holdings’ participation in the defense and settlement of any shareholder litigation relating to the transactions contemplated by the Merger Agreement;
•	public announcements related to the Merger Agreement and the transactions contemplated thereby;
•	matters relating to takeover statutes; and
•	expenses.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction of the following conditions:

•	the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, being approved and authorized by the shareholders at the extraordinary general meeting; and
•	no order of governmental or regulatory authority, agency, court, or other judicial body, commission or other governmental body of competent jurisdiction is in effect which restrains, enjoins or otherwise prohibits consummation of the Merger.

The obligations of Holdings and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Holdings, of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement being true and correct as of the date thereof and as of the closing date or, if applicable, as of a specified earlier date, provided that the representations and warranties of the Company that are not qualified by reference to material adverse effect (except for certain specified matters which shall be true and correct) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company has had or would reasonably be expected to have a material adverse effect;
•	the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or before the closing date of the Merger;
•	Holdings having received a certificate signed by an executive officer of the Company certifying as to the satisfaction of the conditions under the Merger Agreement described above; and
•	shareholders holding no more than 10% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Companies Law.

The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•	the representations and warranties of Holdings and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Holdings;
•	each of Holdings and Merger Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and
•	Company having received a certificate signed by a designated director of each of Holdings and Merger Sub certifying as to the satisfaction of the conditions under the Merger Agreement described above.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger:

(a)	by mutual written consent of the Company and Holdings; or
(b)	by either of the Company or Holdings, if:
•	the Merger is not completed by 6 months after the date of the Merger Agreement, provided that such right to terminate the Merger Agreement shall not be available to any party whose breach of the Merger Agreement has been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the termination date;

•	the shareholders of the Company do not authorize, approve and adopt the Merger Agreement at the extraordinary general meeting or any adjournment or postponement thereof; or
•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable, provided that (i) each of the parties has used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the order or law and (ii) such termination right shall not be available to any party whose breach of its obligations under the Merger Agreement in any material respect in any manner has been the proximate cause of, or resulted in such order.
(c)	by Holdings, if:
•	at any time prior to the time the shareholders’ approval is obtained, if the board or directors of the Company or the Independent Committee has made a change of recommendation; or
•	at any time prior to the effective time of the Merger, if the Company has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by the Company under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Holdings to Company or (ii) 5 business days prior to the termination date, provided that Holdings is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied;
(d)	by the Company:
•	at any time prior to the date of the extraordinary general meeting, based on the recommendation of the Independent Committee, in order to enter into an alternative acquisition agreement relating to a superior proposal immediately prior to or substantially concurrently with the termination of the Merger Agreement;
•	at any time prior to the effective time of the Merger, if any of Holdings or Merger Sub has breached any of its representation, warranty, covenants or agreements under the Merger Agreement, or such representation or warranty made by Holdings or Merger Sub under the Merger Agreement will have become untrue, such that the corresponding condition to closing would not be satisfied and such breach of condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by the Company to Holdings or (ii) 5 business days prior to the termination date, provided that the Company is not then in material breach of this Agreement such that the corresponding condition to closing would not be satisfied; or
•	at any time prior to the effective time of the Merger, if (i) all of the mutual conditions to completion of the Merger and all of the conditions to Holdings’ and Merger Sub’s obligations to complete the Merger have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing), (ii) the Company has irrevocably confirmed by notice to Holdings (A) that all of the conditions to the Company’s obligations to complete the Merger have been satisfied or that it is willing to waive any unsatisfied corresponding conditions and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by the Merger Agreement and (iii) the Merger fails to be consummated within 5 business days after the delivery of such notice.

Fees and Expenses

All expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated thereby will be borne by the party incurring such expenses except as otherwise provided in the Merger Agreement.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended by an instrument in writing signed by the parties hereto with the approval of the respective boards of directors of the parties (in case of the Company, its board of directors acting upon the recommendation of the Independent Committee in writing) at any time, provided that after any such adoption of the Merger Agreement by the shareholders of the Company, no amendment will be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders.

At any time before the effective time of the Merger, each of the parties to the Merger Agreement may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties, and (iii) subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Remedies

The Company, Holdings and Merger Sub are each entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which it is entitled under the Merger Agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company's shareholders or ADS holders access to corporate files of the Company and other parties to the Merger or any of their respective affiliates, or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent form the Merger and receive fair value for their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the Merger, provided that such shareholder follows the procedures summarized below.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to seek relief on the grounds that the Merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•	you must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the resolution at the extraordinary general meeting;
•	within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection;

•	within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the dissenting shareholder must give a written notice of his or her decision to dissent (a “Notice of Dissent”) to the Company stating his or her name and address, the number and class of Shares with respect to which he or she dissents and demanding payment of the fair value of his or her Shares. The shareholder will cease to have any rights of a shareholder upon the giving of such Notice of Dissent except the right to be paid the fair value of his or her Shares (and the right to participate in court proceedings to determine the fair value of his or her Shares or the right to institute proceedings on the grounds that the Merger is void or unlawful). A dissenting shareholder must dissent in respect of all the Shares which he or she holds;
•	within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the Cayman Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Corporation, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase his or her Shares at a price determined by the Company to be the fair value of such Shares;
•	if, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, and such petition by the Company must be accompanied by a verified list containing the names and address of all shareholders who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and
•	if a petition is timely filed and served, the Grand Court will determine, at a hearing at which dissenting shareholders are entitled to dissenters’ rights, the fair value of the Shares held by those shareholders, together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be fair, and the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of shareholders of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to become the holder of record of such Shares, in order to follow the steps summarized above in a timely manner to exercise whatever Dissenters’ Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs representing Shares held by the ADS Depositary who wishes to exercise Dissenters’ Rights must surrender his or her ADSs to the ADS Depositary before the extraordinary general meeting on April 18, 2014 and pay any applicable fees to the ADS Depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Companies Law. If you wish to cancel your ADSs, please contact your broker. If your broker needs further instruction, please have your broker contact the ADS Depositary at     .

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the Merger Agreement and the Cayman Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the approval and authorization of the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China, Attention: Simon Mei.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $2.33 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of Shares covered by a Notice of Dissent, the Company and Holdings intend to assert that the per Share merger consideration of $2.33 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238 of the Cayman Companies Law, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

The Company uses U.S. dollars as its reporting currency in its consolidated financial statements. The Company conducts substantially all of its operations in China. Substantially all of our revenue and expenses are denominated in Renminbi. This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this section were made at a rate of RMB6.2301 to $1.00, the exchange rate on December 31, 2012 as set forth in the H.10 statistical release of the Federal Reserve Board. The Company makes no representation that the RMB or U.S. dollar amounts referred to in this section could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currencies and through restrictions on foreign trade.

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2011 and 2012. The historical financial information as of December 31, 2011 and 2012 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. generally accepted accounting principles, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, at pages F-1 through F-73, which are incorporated into this proxy statement by reference. Our historical results do not necessarily indicate results expected for any future periods. The following selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects — A. Operating Results” included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2012, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	Nine Months Ended			Years Ended December 31,
	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2013	2011	2012	2012
	RMB	RMB	US$	RMB	RMB	US$
Condensed Consolidated Statement of Operations Data:
Net revenue
Online degree programs	283,113	320,751	52,410	347,107	393,343	63,135
Online tutoring programs	18,423	21,538	3,519	25,755	25,266	4,055
Private primary and secondary schools	43,662	51,205	8,367	49,653	59,937	9,620
International and elite curriculum programs	7,582	6,879	1,124	13,344	9,776	1,569
Net revenue	352,780	400,373	65,420	435,859	488,322	78,379
Cost of revenue	(140,791)	(151,217)	(24,709)	(185,604)	(202,109)	(32,441)
Gross profit	211,989	249,156	40,711	250,255	286,213	45,938
Operating expenses
General and administrative	(77,243)	(77,927)	(12,733)	(93,950)	(100,204)	(16,084)
Selling and marketing	(34,094)	(33,668)	(5,501)	(52,777)	(48,407)	(7,770)
Research and development	(30,585)	(36,494)	(5,963)	(40,589)	(40,512)	(6,503)
Intangible assets impairment	(5,901)	—		—	(5,901)	(947)
Total operating expenses	(147,823)	(148,089)	(24,197)	(187,316)	(195,024)	(31,304)
Income (Loss) from operations	64,166	101,067	16,514	62,939	91,189	14,634
Interest income	9,923	8,191	1,338	8,843	13,253	2,127
Interest expense	—	(10,082)	(1,647)	—	—	—
Gain on disposal of subsidiaries	—	—	—	—	2,197	353

	Nine Months Ended			Years Ended December 31,
	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2013	2011	2012	2012
	RMB	RMB	US$	RMB	RMB	US$
Investment income	2,763	368	60	832	1,460	234
Other income	917	1,350	221	1,003	1,376	221
Foreign exchange loss	—	(2,728)	(446)	—	—	—
Income before income tax and equity method investments	77,769	98,166	16,040	73,617	109,475	17,569
Income tax provisions (benefits)
Current	14,557	15,599	2,531	23,078	19,939	3,201
Deferred	6,267	6,416	1,066	(6,034)	6,488	1,041
Total income tax provisions	20,824	22,015	3,597	17,044	26,427	4,242
Net income before income from equity method investments	56,945	76,151	12,443	56,573	83,048	13,327
Income from equity method investments, net of taxes	—	410	67	—	261	42
Net income	56,945	76,561	12,510	56,573	83,309	13,369
Less: net income attributable to the noncontrolling interests(1)	(34,204)	(38,315)	(6,261)	(39,752)	(45,338)	(7,277)
Net income attributable to ChinaEdu Corporation shareholders	22,741	38,246	6,249	16,821	37,971	6,092
Net income per share attributable to ChinaEdu Corporation shareholders – basic	0.48	1.31	0.21	0.35	0.80	0.13
Net income per share attributable to ChinaEdu Corporation shareholders – diluted	0.45	1.19	0.19	0.33	0.75	0.12
Net income per ADS attributable to ChinaEdu Corporation shareholders
Basic – ordinary	1.44	3.93	0.642	1.06	2.40	0.39
Diluted – ordinary	1.36	3.56	0.582	1.00	2.26	0.36
Weighted average shares used in calculating ordinary basic net income per share	47,483,385	29,191,677	29,191,677	47,453,930	47,523,375	47,523,375
Weighted average shares used in calculating ordinary diluted net income per share	50,314,431	32,235,780	32,235,780	50,669,229	50,487,233	50,487,233

	Nine Months Ended			Years Ended December 31,
	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2013	2011	2012	2012
	RMB	RMB	US$	RMB	RMB	US$
Share-based compensation expense included in:
Cost of revenue	511	564	92	522	488	78
General and administrative	2,771	4,850	792	2,909	4,176	671
Selling and marketing	2,384	1,554	254	2,755	3,103	498
Research and development	330	249	41	297	491	79
Total	5,996	7,217	1,179	6,483	8,258	1,326
Amortization of intangible assets acquired through business combination included in:
Cost of revenue	1,768	1,190	194	2,357	2,177	349
Selling and marketing	104	—	—	138	138	22
Total	1,872	1,190	194	2,495	2,315	371

	As of December 31,			As of Sept. 30,
	2011	2012	2012	2013	2013
	RMB	RMB	US$	RMB	US$
Consolidated Balance Sheet Data:
Cash and cash equivalents	273,746	385,922	61,945	234,976	38,395
Total current assets	704,473	829,652	133,167	701,095	114,559
Total assets	1,105,565	1,242,253	199,396	1,200,150	196,104
Total current liabilities	306,115	362,229	58,142	308,717	50,445
Total liabilities	333,506	395,151	63,427	558,560	91,269
Total equity	772,059	847,102	135,969	641,590	104,835

Ratio of Earnings to Fixed Charges

	Sept. 30, 2012	Nine Months Ended Sept. 30, 2013	Year Ended December 31,
			2011	2012
Ratio of earnings to fixed charges:(1)	N/A	7.0	N/A	N/A

(1)	For purpose of calculating the ratio of earnings to fixed charges, earnings consist of (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees. Fixed charges consist of interest expensed and capitalized.

Net Book Value per Share of Our Shares

The net book value per Share as of September 30, 2013 and December 31, 2012 was $3.59 and $2.86, respectively, based on the weighted average number of outstanding Shares during the first nine months of 2013 and during fiscal year 2012.

TRANSACTIONS IN THE SHARES AND ADS

Purchases by the Company

The Company publicly announced various share repurchase programs beginning in 2008. The table below is a summary of the Shares repurchased by us during the past two years on a quarterly basis.

Period	Total Number of Shares Purchased	Average Price Paid per Share (US$)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(1)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs(1) (US$)
January 1, 2012 – March 31, 2012	—	—	—	9,730,416
April 1, 2012 – June 30, 2012	30,273	1.97	30,273	9,670,830
July 1, 2012 – September 30, 2012	204,843	1.80	204,843	9,303,127
October 1, 2012 – December 31, 2012	141,645	1.84	141,645	9,042,028
2012 Total	376,761	1.83	376,761	49,042,028
January 1, 2013 – March 31, 2013	19,724,739	1.87	19,724,739	12,211,146
April 1, 2013 – June 30, 2013	1,735,554	2.04	1,735,554	8,677,483
July 1, 2013 – September 30, 2013	2,164,083	2.02	2,164,083	4,300,233
October 1, 2013 – December 31, 2013	—	—	—	4,300,233
2013 Total	23,624,376	1.89	23,624,376	4,300,233

(1)	In April 2010, our board of directors approved a share repurchase program to repurchase up to $3.0 million of our outstanding Shares from time to time through May 1, 2012. In May 2011, our board of directors approved a share repurchase program to repurchase up to $10.0 million of our outstanding Shares from time to time through May 2013. In December 2012, our board of directors approved a share repurchase program to repurchase up to $40.0 million of our Shares from time to time and no expiry date was stipulated for the repurchase.

Purchases by Mr. Shawn Ding and His Affiliates

The following table summarizes the purchase of Shares by Mr. Shawn Ding and his affiliates during the past two years:

Transaction Date	Total Number of Shares purchased	Price Paid per Share
June 20, 2013	75,210	$2.00
August 18, 2013	540,000	$0.86*

*	Purchased through option exercise.

Purchases by Ms. Julia Huang and Her Affiliates

The following table summarizes the purchase of Shares by Ms. Julia Huang and her affiliates during the past two years:

Transaction Date	Total Number of Shares purchased	Price Paid per Share
January 28, 2013	7,200	$1.80
February 5, 2013	750	$1.80
April 1, 2013	1,050	$1.80
June 20, 2013	9,000	$2.07
June 20, 2013	9,000	$2.02
June 21, 2013	6,000	$2.00
August 18, 2013	540,000	$0.86*

*	Purchased through option exercise.

Purchases by McGraw-Hill Education and Its Affiliates

The following table summarizes the purchase of Shares by McGraw-Hill Education and its affiliates during the past two years:

Transaction Date	Total Number of Shares purchased	Price Paid per Share*
September 3, 2013	15,117	$2.24
September 5, 2013	10,797	$2.24
September 6, 2013	3,000	$2.23
September 9, 2013	3,840	$2.25
September 10, 2013	50,379	$2.25
September 11, 2013	11,160	$2.32
September 12, 2013	463,500	$2.39
September 13, 2013	56,934	$2.36
September 16, 2013	47,013	$2.34
September 17, 2013	388,260	$2.33
September 19, 2013	15,600	$2.33
September 20, 2013	10,500	$2.32
September 23, 2013	9,000	$2.33
September 24, 2013	9,000	$2.33
September 25, 2013	3,900	$2.33
September 26, 2013	8,100	$2.32
September 27, 2013	6,900	$2.33
September 30, 2013	3,000	$2.33
October 1, 2013	43,578	$2.36
October 2, 2013	111,714	$2.37
October 3, 2013	34,800	$2.34
October 4, 2013	31,908	$2.36
October 7, 2013	7,500	$2.33
October 8, 2013	2,400	$2.33
October 9, 2013	15,000	$2.36
October 10, 2013	15,000	$2.35
October 11, 2013	15,000	$2.35

*	McGraw-Hill Education purchased ADSs; price paid per Share rounded to the nearest cent.

Purchases by Other Members of Buyers’ Group

Transaction Date	Total Number of Shares purchased	Price Paid per Share
June 20, 2013	3,000	$2.01

There have been no purchases in Shares or ADSs by Holdings, Merger Sub, or other members of the Buyer Group except as indicated above at any time during the past two years.

Prior Public Offerings

There have been no prior underwritten public offerings of the Shares or ADSs during the past three years.

Transactions in Prior 60 Days

There have been no transactions in the Company’s Shares during the past sixty days by the Company, any of the Company’s officers or directors, Holdings, Merger Sub, any of the Rollover Shareholders, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;
•	all of our directors and executive officers as a group; and
•	each person known to us to own beneficially more than 5.0% of our outstanding Shares.

As of the date of this proxy statement, we have 25,748,908 Shares outstanding (which number includes 23,366,135 Shares represented by ADSs held in brokerage accounts in the Company’s name and excludes 5,134,935 Shares issued to the ADS Depositary and reserved for future grants under the Company’s Plan). Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this proxy statement, including through the exercise of any option, warrant or other right, vesting of restricted share units or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

	Ordinary Shares Beneficially Owned
	Number(1)	%(2)
Directors and Executive Officers
Julia Huang(3)	2,516,780	8.4
Shawn Ding(4)	3,125,750	10.4
Zonglian Gu(5)	1,815,000	6.0
Samuel Yen	*	*
Min Fan	*	*
Tianwen Liu	*	*
Yixin Mei	*	*
Changqing Xie	*	*
Xia Zhu	—	—
Lingling Chen	*	*
Honglan Zhang	*	*
All directors and executive officers as a group (11 persons)	8,311,130	27.6
Major Shareholders
McGraw-Hill Global Education Intermediate Holdings, LLC	4,770,236	15.8
Right Union Investment Limited	2,903,690	9.6
Time Century Investments, Ltd	2,437,500	8.1
MLP Holdings Limited	2,000,000	6.6
InterVision Technology Limited	1,749,635	5.8
Lingyuan Furong Investment Management Company	1,620,000	5.4

*	Less than 1% of our total outstanding Shares.
(1)	Beneficial ownership of each listed person includes the Shares such person has the right to acquire within 60 days.
(2)	Percentage of beneficial ownership of each listed person is based on 25,748,908 Shares outstanding as of March 14, 2014 and 4,375,160 Shares underlying options and RSUs exercisable by such person within 60 days.
(3)	Represents (i) 33,000 Shares held by Julia Huang, (ii) 540,000 Shares held by South Lead Technology Limited, a British Virgin Islands Company, and (iii) 1,943,780 Shares underlying stock options and RSUs exercisable within 60 days beneficially owned by Ms. Huang that have been designated to South Lead Technology Limited.
(4)	Represents (1) 75,210 Shares held by Shawn Ding, (ii) 965,160 Shares held by Moral Known Industrial Limited, a British Virgin Islands Company, and (iii) 2,085,380 Shares underlying stock options and RSUs exercisable within 60 days beneficially owned by Mr. Ding that have been designated to Moral Known Industrial Limited.
(5)	Represents 1,745,000 Shares held by Rendashiji Technology Development Co., Ltd. and 70,000 Shares underlying stock options exercisable within 60 days beneficially owned by Mr. Gu. Mr. Gu disclaims beneficial ownership of all of the Shares held by Rendashiji Technology Development Co., Ltd., except to the extent of his pecuniary interest therein.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders meeting. However, if the Merger is not completed, we plan to hold an annual general meeting later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to consummation of the Merger, including the approval of the Merger Agreement by our shareholders;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	debt financing may not be obtained on or prior to the effective time of the Merger because of the failure of the Buyer Group to meet the closing conditions or for other reasons, which may result in the Merger not being consummated promptly or at all;
•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;
•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;
•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;
•	diversion of our management’s attention from our ongoing business operations;
•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and
•	other risks detailed in our filings with the SEC, including the information set forth under the caption in “Item 3D. Risk Factors” in our Annual Report on Form 20–F for the year ended December 31, 2012. See “Where You Can Find More Information” on page 107.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. Risks, uncertainties and assumptions include: uncertainties as to how the Company’s shareholders will vote at the extraordinary general meeting; the possibility that competing offers will be made; the possibility that debt financing may not be available; the possibility that various closing conditions for the transaction may not be satisfied or waived; and other risks and uncertainties discussed in documents filed with the SEC by the Company, including the Schedule 13E-3 transaction statement and this proxy statement. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir.chinaedu.net. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a “going private” transaction, the Company, Holdings and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on April 25, 2013 is incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC since April 25, 2013 are incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to the Company by calling +86 10 8418 6655 or mailing ChinaEdu Corporation at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED MARCH 17, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A-1
MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

among

CHINAEDU HOLDINGS LIMITED,

CHINAEDU MERGER SUB LIMITED,

and

CHINAEDU CORPORATION

Dated December 31, 2013

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated December 31, 2013 (this “Agreement”), among CHINAEDU HOLDINGS LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdings”), CHINAEDU MERGER SUB LIMITED, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdings (“Merger Sub”), and CHINAEDU CORPORATION, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”).

WITNESSETH:

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Law (as amended) of the Cayman Islands (the “Cayman Companies Law”), Merger Sub be merged with and into the Company, with the Company being the surviving company and becoming a wholly-owned subsidiary of Holdings (the “Merger”);

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that it is in the best interest of the Company and its shareholders (other than the Rollover Persons), and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery, and performance by the Company of this Agreement, the Cayman Plan of Merger and consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement and the Cayman Plan of Merger by the shareholders of the Company pursuant to the Cayman Companies Law and to whom the Company will send notice of the Shareholders’ Meeting to authorize and approve this Agreement and the Cayman Plan of Merger after the execution and delivery of this Agreement;

WHEREAS, the board of directors of each of Holdings and Merger Sub has (i) approved the execution, delivery, and performance by Holdings and Merger Sub, as the case may be, of this Agreement, the Cayman Plan of Merger and consummation of the transactions contemplated hereby, including the Merger, and (ii) declared it advisable for Holdings and Merger Sub, as the case may be, to enter into this Agreement;

WHEREAS, on the date of this Agreement, Holdings and each of (i) Shawn Ding (“Ding”), (ii) Moral Known Industrial Limited (“Moral Known”), (iii) Julia Huang (“Julia Huang”), (iv) South Lead Technology Limited (“South Lead”), (v) Gegeng Tana (“Tana”), (vi) Mei Yixin (“Yixin”), (vii) Pan Zhixin (“Zhixin”), (viii) Ellen Huang (“Ellen Huang”), (ix) InterVision Technology Ltd. (“InterVision”), (x) MLP Holdings Limited (“MLP”), (xi) New Value Technology Limited (“New Value”), (xii) Lingyuan Furong Investment Mgmt Co., Ltd. (“LFI”), (xiii) McGraw-Hill Global Education Intermediate Holdings, LLC (“McGraw-Hill”), (xiv) Weblearning Company Limited (“WCL”) and (xv) Guo Young (“Young”) (each a “Rollover Person” and collectively, the “Rollover Persons”) are entering into the Contribution Agreement (the “Contribution Agreement”) pursuant to which the Rollover Persons have agreed, among other things and subject to the terms and conditions set forth therein, to not transfer their Rollover Shares, and to contribute their Rollover Shares to Holdings in connection with the Merger in exchange for newly issued shares of Holdings prior to the consummation of the Merger; and

WHEREAS, on the date of this Agreement, the Rollover Persons, Holdings and the Company are entering into a Voting Agreement (the “Voting Agreement”) pursuant to which the Rollover Persons have agreed to vote all Shares owned by them at the Shareholders’ Meeting in favor of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Holdings, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, the Cayman Plan of Merger and in accordance with the Cayman Companies Law, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease by the Cayman Islands Registrar of Companies (the “Cayman Registrar”) striking Merger

1

Sub off the Register of Companies. The Company shall be the surviving company in the Merger (the “Surviving Corporation”) and all the undertakings, property of every description, assets, rights, privileges, immunities, powers, and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of each of Merger Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation and the Surviving Corporation shall continue to be governed by the Cayman Companies Law as a wholly-owned subsidiary of Holdings.

Section 1.2. Closing.  Unless otherwise mutually agreed in writing between the Company, Merger Sub and Holdings, the closing for the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, Suite 4301, Tower C, Beijing Yintai Center, 2 Jianguomenwai Dajie, Chaoyang District, Beijing 100022, P.R. China, commencing at 9:00 a.m. (Beijing time) on the first (1st) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE VII (excluding conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.  ”

Section 1.3. Effective Time.  As soon as practicable on the Closing Date, subject to the provisions of this Agreement, (i) Merger Sub and the Company shall execute and file with the Cayman Registrar a plan of merger substantially in the form contained in Appendix 1 hereto (the “Cayman Plan of Merger”) together with such other appropriate recordings, declarations, authorities and documents required to effect the Merger under, in such forms as are required by, and executed in accordance with, the Cayman Companies Law (the Cayman Plan of Merger together with such other recordings, declarations and documents are herein referred to as the “Merger Documents”) and (ii) Holdings shall deliver an irrevocable request to the Lender to draw down the proceeds of the Financing (or deliver an irrevocable request to the Financing Sources of the Alternative Financing, if applicable, to draw down the proceeds of the Alternative Financing). The Merger shall become effective at the date agreed by Holdings and the Company as specified in the Cayman Plan of Merger (such date being no earlier than the Closing Date and as soon as practicable following the Closing Date but no later than the fifth (5th) Business Day following the Closing Date) (the date and time the Merger becomes effective in accordance with the Cayman Companies Law being the “Effective Time”).

ARTICLE II
MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION

Section 2.1. Memorandum and Articles of Association of the Surviving Corporation. As of the Effective Time, and without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (the “Surviving Corporation Memorandum and Articles of Association”) (except that (i) references therein to the name of the Surviving Corporation shall be amended to refer to “ChinaEdu Corporation”,(ii) references therein to the authorized share capital of the Surviving Corporation shall be amended to refer to the correct authorized capital of the Surviving Corporation as approved in the Cayman Plan of Merger, and (iii) the Surviving Corporation Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Surviving Corporation as those contained in the Company Memorandum and Articles of Association as in effect on the date hereof, in accordance with Section 6.7(a))until thereafter changed or amended as provided therein or by applicable Law. The rights and restrictions attached to the shares in the capital of the Surviving Corporation shall be as set out in the Surviving Corporation Memorandum and Articles of Association.

ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

Section 3.1. Directors.  Subject to applicable Law and Section 3.3 below, the parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by

2

Holdings prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.2. Officers.  Subject to applicable Law and Section 3.3 below, the parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Holdings prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Memorandum and Articles of Association.

Section 3.3. No Guarantee of Employment.  Sections 3.1 and 3.2 are solely for the benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (a) constitute a guarantee of employment, (b) confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, or (c) constitute an amendment or modification of any Company Benefit Plan.

Section 3.4. Taking of Necessary Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right and title to, and possession of, all assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, the Surviving Corporation and the directors and officers of the Surviving Corporation shall take all lawful and necessary action, consistent with this Agreement on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE IV
EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION;
EXCHANGE OF CERTIFICATES; CERTAIN ADJUSTMENTS

Section 4.1. Effect on Issued Share Capital.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Holdings, Merger Sub or the holders of any Shares (including Shares represented by ADSs) of the Company:

(a) Merger Consideration.  Each ordinary share, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”), including Shares represented by American Depositary Shares (the “ADSs”), each representing three (3) Shares, issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Shares owned by holders of Shares that have validly exercised and not effectively withdrawn or lost their dissent rights to the Merger pursuant to Section 238 of the Cayman Companies Law (the “Dissenting Shareholders” and the Shares owned by the Dissenting Shareholders, the “Dissenting Shares”), shall be cancelled and cease to exist and shall be converted into and exchanged for the right to receive $2.33 in cash per Share without interest (the “Per Share Merger Consideration”), and each Dissenting Share shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(f), and each Excluded Share shall be cancelled and cease to exist without payment of any consideration or distribution therefor. As each ADS represents three (3) Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares and Dissenting Shares, shall represent the right to receive $7.00 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement. At the Effective Time, all of the Shares (including Shares represented by ADSs) shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share recorded as issued in the register of members of the Company immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, including Shares represented by a certificate or certificates (the “Share Certificates”) and Shares not represented by Share Certificates (the “Uncertificated Shares”), shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and each Dissenting Share shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(f). For purposes of this Agreement, “Excluded Shares” means, collectively (i) the Rollover Shares and (ii) Shares and ADSs beneficially owned immediately prior to the Effective Time by

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the Company as treasury shares, held in brokerage accounts in the Company’s name, or issued to the Depositary and reserved for future grants under the Company Plan (the “Company Treasury Shares”).

(b) Treatment of Company Treasury Shares.  Each of the Company Treasury Shares shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be cancelled, and shall cease to exist without payment of any consideration or distribution therefor.

(c) Treatment of Rollover Shares.  Each of the Rollover Shares outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be cancelled, and shall cease to exist without payment of any consideration or distribution therefor.

(d) Treatment of Rollover Options and Rollover RSUs.  Each Rollover Option and Rollover RSU held by a Rollover Person immediately prior to the Effective Time shall be treated as set forth in Sections 4.3(b) and 4.3(c), respectively.

(e) Treatment of ADSs Representing Company Treasury Shares or Rollover Shares.  Each ADS that represents a Rollover Share or Company Treasury Share immediately prior to the Effective Time shall be surrendered to the Depositary for cancellation without payment of any consideration or distribution therefor, and each such Rollover Share underlying such cancelled ADS shall be treated as set forth in Section 4.1(c) and each such Company Treasury Share underlying such cancelled ADS shall be treated as set forth in Section 4.1(b).

(f) Merger Sub.  Each ordinary share, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value $0.001 per share, of the Surviving Corporation.

(g) Untraceable and Dissenting Shareholders.  Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (A) has been sent to such shareholder and has been returned undelivered or has not been cashed or (B) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (iii) notice of the Shareholders’ Meeting has been sent to such shareholder and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Corporation on demand and shall be held by the Surviving Corporation in a separate non-interest bearing bank account for the benefit of the Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods should contact the Surviving Corporation.

Section 4.2. Exchange of Certificates.

(a) Paying Agent.  At or prior to the Effective Time, Holdings shall deposit, or shall cause to be deposited, with a bank, trust company or other entity selected by Holdings and is reasonably satisfactory to the Company (such consent not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”) for the benefit of the holders of Shares and ADSs (other than the Excluded Shares) a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 4.1(a) and Section 4.2(f) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in the case of payments under Section 4.2(f), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). Holdings shall enter into a paying agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company and Holdings. The Paying Agent shall invest the Exchange Fund as directed by Holdings or, after the

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Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations which have the full faith and credit of the United States of America for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, any Taxes resulting therefrom shall be paid by Holdings and any amounts in excess of the aggregate amounts payable under Section 4.1(a) and Section 4.2(f) shall be returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a) and Section 4.2(f), Holdings shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a) and Section 4.2(f).

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within (x) five (5) Business Days in the case of record holders and (y) three (3) Business Days in the case of the Depository Trust Company or its nominee on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), Holdings and the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares and Dissenting Shares and the Depositary), (i) a letter of transmittal (which shall be in customary form for a Cayman Islands-incorporated company and shall specify that delivery will be effected, and risk of loss and title to the Share Certificates will pass, only upon delivery of such Share Certificates to the Paying Agent (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(e)), and the manner in which the delivery of the Exchange Fund to registered holders of Shares shall be effected, and such other provisions as Holdings and the Company may reasonably agree), and (ii) instructions for effecting the delivery of Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificate as provided in Section 4.2(e)) and, in the case of Uncertificated Shares, such other documents as may be required in exchange for the Per Share Merger Consideration. Upon delivery to the Paying Agent of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and either (A) in the case of Shares represented by Share Certificates, the applicable Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(e)), or (B) in the case of Uncertificated Shares, confirmation by the Company that the Uncertificated Shares have been cancelled, in each case, in accordance with the terms of such letter of transmittal, the holder of such Share Certificate or Uncertificated Shares shall be entitled to receive, in exchange therefor, payment in the amount in cash (after giving effect to any Tax withholdings as provided in Section 4.2(h)) equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(e)) or the number of Uncertificated Shares, as the case may be, multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so delivered shall forthwith be marked as cancelled. Prior to the Effective Time, Holdings and the Company shall establish procedures with the Paying Agent and the Depositary (and following the Effective Time, Holdings and the Surviving Corporation shall take such measures as are necessary) to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares or Dissenting Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders (less withholding Taxes as provided in Section 4.2(h)) pro rata to their holdings of ADSs upon delivery by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement in connection with the transactions contemplated hereby) and government charges (other than withholding taxes as provided in Section 4.2(h)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs. No interest shall be paid or will

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accrue on any amount payable in respect of Shares or ADSs pursuant to the provisions of this ARTICLE IV. In the event that a transfer of ownership of Shares is not registered in the register of members of the Company, or if the Per Share Merger Consideration is to be paid in a name other than that in which the relevant Shares are registered in the register of members of the Company, the Per Share Merger Consideration may be paid to a Person other than the Person in whose name the relevant Share is registered in the register of members of the Company only upon delivery of evidence to the satisfaction of the Paying Agent of such Person’s entitlement to the relevant Share and only if the Person requesting such payment has paid to the Paying Agent any transfer Taxes required by reason of the payment of the Per Share Merger Consideration to a Person other than the registered holder of such Shares, or established to the satisfaction of the Paying Agent that such transfer Taxes have been paid or are otherwise not payable.

(c) Intentionally Omitted.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this ARTICLE IV upon due delivery of its letter of transmittal and Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(e)) or, in the case of Uncertificated Shares, such other documents as may be required by the Surviving Corporation to show such Person is entitled to the Per Share Merger Consideration in respect of such Uncertificated Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Holdings, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Holdings or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdings or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(f) Dissenters’ Rights.  No Dissenting Shareholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares but shall instead be entitled to receive such payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Dissenting Shares, provided that, notwithstanding the foregoing, if any holder of Shares fails to exercise such holder’s dissenter’s rights before the Effective Time, or any Dissenting Shareholder has withdrawn or lost such rights under Section 238 of the Cayman Companies Law, such holder will thereupon cease to be a Dissenting Shareholder and such holder’s Shares will thereupon (i) cease to be Dissenting Shares and (ii) be cancelled and converted into, and will become exchanged for, as of the Effective Time, the right to receive the Per Share Merger Consideration in the manner provided in Section 4.1(a). The Company shall give Holdings (i) prompt notice of any written objections, notices, petitions or attempted withdrawals of such objections, notices, petitions or other communications served pursuant to the Cayman Companies Law that are received by the Company relating to the Company shareholders’ entitlement to dissent, and (ii) the opportunity to direct all negotiations and proceedings with respect to dissenters’ rights under the Cayman Companies Law. In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the

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Company shall use its commercially reasonable efforts to serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within five (5) days of the approval of the Merger by shareholders of the Company at the Shareholders’ Meeting. The Company shall not, except with the prior written consent of Holdings, voluntarily make any payment with respect to the exercise of dissenter rights or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Transfer Books; No Further Ownership Rights.  The Per Share Merger Consideration and Per ADS Merger Consideration paid in respect of the Shares upon their exchange in accordance with the terms of this ARTICLE IV shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares (including Shares represented by ADSs), and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. From and after the Effective Time, the holders of Uncertificated Shares and Share Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate or indemnity in relation to any missing Share Certificate, Uncertificated Share (together with such other documents and/or instrument of transfer as required under Section 4.2(b)) or ADS is presented to the Surviving Corporation, Holdings or the Paying Agent for transfer or any other reason, the Shares underlying such Share Certificate, Uncertificated Share or ADS shall be cancelled and (except for Excluded Shares) exchanged for the cash amount as provided in this ARTICLE IV.

(h) Tax Withholding.  Each of Holdings, the Surviving Corporation, the Paying Agent and the Depositary, without double counting, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. In the event that Holdings, the Surviving Corporation, the Paying Agent or the Depositary determines that withholding is required under applicable Law and permitted under this Agreement, Holdings shall so notify the Company in writing at least five (5) days prior to the Closing Date (or as soon as practicable prior to the Closing Date if the circumstances giving rise to such withholding obligation occur less than five (5) days prior to the Closing Date) to provide the shareholders of the Company with sufficient opportunity to provide any forms or documentation or take such other steps in order to avoid such withholding. To the extent that amounts are so withheld by Holdings, the Surviving Corporation, the Paying Agent or the Depositary, and paid over to the appropriate Governmental Entity by Holdings, the Surviving Corporation, the Paying Agent or the Depositary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Termination of Deposit Agreement.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to The Bank of New York (the “Depositary”) to terminate the deposit agreement dated December 10, 2007 between the Company and the Depositary, as amended and restated (the “Deposit Agreement”) in accordance with its terms.

(j) Agreement of Fair Value.  Holdings, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238 of the Cayman Companies Law.

Section 4.3. Company Options and Company RSUs.

(a) Company Actions.  At the Effective Time, the Company shall terminate the Company Plan, and any relevant award agreements applicable to the Company Plan in accordance with this Section 4.3 without any future liabilities save for the obligations contemplated by this Section 4.3.

(b) Treatment of Company Options.  At the Effective Time, each Company Option (including each Rollover Option held by a Rollover Person) that is then outstanding and unexercised, whether or not

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vested, shall be cancelled and converted into and exchanged for an option to acquire one fully paid and non-assessable ordinary share, par value $0.001 per share, of Holdings (each, a “Holdings Option” and collectively, the “Holdings Options”). Each Holdings Option shall have an exercise or purchase price equal to the exercise or purchase price of the corresponding Company Option. Each Holdings Option shall otherwise retain the same grant date, the same vesting or exercise schedule, the same term and expiration date and substantially the same other material terms and conditions as each Company Option. The Holdings Options issued in accordance with this Section 4.3(b) shall be governed by an equity incentive plan of Holdings to be adopted as soon as reasonably practicable following the Closing Date with customary terms and conditions of an equity incentive plan of this type (a “Holdings Plan”) and one or more new agreements governing such Holdings Options shall be entered into between each optionee and Holdings.

(c) Treatment of Company RSUs.  At the Effective Time, each Company RSU (including each Rollover RSU held by a Rollover Person) shall be cancelled and converted into and exchanged for an RSU of Holdings (each, a “Holdings RSU” and collectively, the “Holdings RSUs”). Each Holdings RSU shall be subject to the same material terms and conditions as each Company RSU. The Holdings RSUs issued in accordance with this Section 4.3(c) shall be governed by a Holdings Plan and one or more new agreements governing such Holdings RSUs shall be entered into between each holder and Holdings.

Section 4.4. Certain Adjustments.  In the event that the Company changes the number of Shares or securities convertible into or exchangeable or exercisable for Shares issued and outstanding between the date of this Agreement and the Effective Time by reason of the occurrence or record date of any share split (including a reverse share split) or combination of shares, share dividend or distribution paid in shares, or any similar transaction, (a) the Per Share Merger Consideration, Per ADS Merger Consideration and any other amounts payable pursuant to this Agreement and (b) each Company Option and each Company RSU shall be equitably adjusted to reflect such action.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1. Company Representations and Warranties.  Except as set forth in the disclosure schedule delivered by the Company to Holdings and Merger Sub prior to or contemporaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), or as disclosed in the SEC Reports prior to the date of this Agreement (without giving effect to any amendment to any such SEC Report filed on or after the date hereof and excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are non-specific, of general application, predictive, cautionary or forward-looking in nature set forth therein, other than any specific factual information contained therein), the Company hereby represents and warrants to Holdings and Merger Sub that:

(a) Organization, Good Standing and Qualification.  The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company Subsidiaries is a legal entity duly organized or formed and validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of its organization or formation, and each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure of the Company or any Company Subsidiary to be so incorporated, existing or in good standing or to have such power or authority has not had and would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its

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properties makes such qualification or licensing necessary, except for any such failures to be so qualified, licensed or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Memorandum and Articles of Association and Formation Documents.

(i) The Company has furnished or otherwise made available to Holdings a true, complete and correct copy of the memorandum and articles of association of the Company, as amended and restated to date (the “Company Memorandum and Articles of Association”) currently in effect. The Company Memorandum and Articles of Association are in full force and effect and the Company is not in violation of any of its provisions in any material respect.

(ii) The Company has furnished or otherwise made available to Holdings a true, complete and correct copy of the formation documents of each Company Subsidiary (each, a “Company Subsidiary Formation Document”) and each as so delivered is in full force and effect. The Company Subsidiary Formation Documents of each Company Subsidiary which is a significant subsidiary (as defined under Rule 1-02 of Regulation S-X of the SEC) are in full force and effect and no such Company Subsidiary is in violation of the provisions of its respective Company Subsidiary Formation Documents in any material respect.

(c) Capital Structure.

(i) The authorized share capital of the Company is $1,000,000 divided into 100,000,000 ordinary shares of $0.01 par value each (the “Ordinary Shares”). As of December 6, 2013 (the “Reference Date”): (A) 25,440,012 Ordinary Shares were issued and outstanding, which number includes 23,057,239 Shares represented by ADSs held in brokerage accounts in the Company’s name, and (B) no Shares were held by the Company as treasury shares and no Shares were held by any Company Subsidiary. As of the Reference Date, there were (A) outstanding Company Options to purchase 6,946,504 Ordinary Shares in the aggregate and (B) outstanding Company RSUs with respect to 3,241,000 Ordinary Shares in the aggregate. From the close of business on the Reference Date until the date of this Agreement, no options or warrants to purchase, or other instruments convertible into, Shares have been granted and no share capital of the Company have been issued, except for (A) Shares issued pursuant to the exercise of Company Options outstanding as of the close of business on the Reference Date in accordance with their respective terms, or (B) Shares issued upon the vesting and settlement of the Company RSUs outstanding as of the close of business on the Reference Date, in accordance with their respective terms.

(ii) Except as set forth above in Section 5.1(c)(i) and save for the ADSs and the Deposit Agreement, as of the date of this Agreement, (A) there are no outstanding (1) shares or other securities of the Company, (2) securities of the Company convertible into or exchangeable for shares or other securities of the Company, or (3) options, restricted share units, restricted shares, phantom shares, warrants, equity equivalent interests in the ownership or earnings of the Company or other similar rights, rights or other commitments or agreements to acquire from the Company, or obligations of the Company to issue, any shares or other securities of the Company, or securities convertible into or exchangeable for shares or other securities of the Company (the items in foregoing clauses (1), (2) and (3) are referred to collectively as the “Company Securities”), and (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. As of the date hereof, all outstanding Shares are, and all Shares which may be issued pursuant to the exercise of Company Options outstanding and upon the vesting and/or settlement of the Company RSUs outstanding will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Each grant of Company Options and Company RSUs was duly authorized by all necessary corporate action, and such grant was made in material compliance with the terms of the Company Plan, and in all material respects with all applicable Laws, including the rules and regulations of the NASDAQ.

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(iii) Except as set forth in Section 5.1(c)(iii) of the Company Disclosure Schedule, all of the issued and outstanding shares or other equity interests of each of the Company Subsidiaries are owned by the Company or another Company Subsidiary, free and clear of all Liens (other than Permitted Liens). Each of the outstanding shares or other equity interests of each of the Company Subsidiaries (other than the PRC Subsidiaries) is duly authorized, validly issued, fully paid and nonassessable (in each case, to the extent applicable). The registered capital of each PRC Subsidiary has been fully and duly paid up within the prescribed time. Except as set forth on Section 5.1(c)(iii) of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other agreements or commitments, in each case issued by the Company or any Company Subsidiary, relating to the issuance, transfer, sales, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. As of the date of this Agreement, except for the Company Subsidiaries and as set forth on Section 5.1(c)(iii) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any shares of share capital of, or other equity interest in, or any interest convertible into or exercisable or exchangeable for any shares of share capital of, or other equity interest in, any other Person that is material to the business operations of the Company and the Company Subsidiaries taken as a whole.

(d) Authority.

(i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Requisite Vote, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on behalf of the Company, including the board of directors of the Company, and no other corporate proceedings on the part of the Company or any Company Subsidiary (pursuant to the Cayman Companies Law or otherwise) are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject, in the case of the consummation of the Merger, to the authorization and approval of this Agreement and the Cayman Plan of Merger by the Company Requisite Vote and the filing with the Cayman Registrar of the Cayman Plan of Merger and the other Merger Documents as required by the Cayman Companies Law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Holdings and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by the effects of bankruptcy, insolvency, fraudulent transfer, preference, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

(ii) The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (A) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Rollover Shares), (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (C) resolved to recommend to the shareholders of the Company that they authorize and approve this Agreement, the Cayman Plan of Merger and the Merger in accordance with the Cayman Companies Law (the “Company Recommendation”), which resolutions, subject to Section 6.6(c), have not been subsequently withdrawn or modified in a manner adverse to Holdings. The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has directed that the Merger, this Agreement and the Cayman Plan of Merger be submitted to the holders of Shares for their authorization and approval at the Shareholders’ Meeting. The only vote of the holders of any class or series of share capital of the Company necessary under applicable Law, the Company

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Memorandum and Articles of Association or otherwise to authorize and approve this Agreement and the Cayman Plan of Merger and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.

(e) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (A) assuming the Company Requisite Vote is obtained, conflict with or violate the Company Memorandum and Articles of Association or any Company Subsidiary Formation Documents, (B) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties are bound, assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, or (C) require the consent, approval, authorization of, or notice to or filing with, any third party with respect to, or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease or other written legally binding obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement by the Company and the Company’s compliance with any of the provisions of this Agreement do not and will not require (with or without notification or lapse of time, or both) any consent, approval, authorization or permit of, action by, filing with or notification to, any United States, PRC, federal, state, local, or municipal, or foreign country or province, or other governmental or regulatory (including any stock exchange) authority, agency, court or other judicial body, commission or other governmental body (each, a “Governmental Entity”), except for (A) any consent, approval, authorization, filing or notification required under any U.S. federal or state securities Laws, including the joining of the Company in the filing of the Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”) and the Proxy Statement, (B) compliance with the rules and regulations of The NASDAQ Stock Market LLC (“NASDAQ”), including any applications for delisting of the ADSs from NASDAQ, in all material respects, (C) the filing of the Merger Documents with the Cayman Registrar pursuant to the Cayman Companies Law, and (D) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Compliance; Permits.

(i) The Company and the Company Subsidiaries are, and since December 31, 2011, have been, in compliance with all Laws applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect. No investigation, charge, assertion or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity alleged any violation of any such Laws or indicated an intention to conduct any such investigation, charge, assertion or review of the Company or any Company Subsidiary, which has not been resolved except for (A) such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect, and/or (B) such investigations or reviews in the trading in the securities of the Company related to the Merger.

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(ii) The Company and the Company Subsidiaries have all permits, licenses, authorizations, exemptions, certificates, orders, consents, approvals, grants, registrations, clearances and franchises from Governmental Entities (“Licenses”) necessary for the Company and each Company Subsidiary to lawfully own, lease and operate their respective properties and assets, and to carry on and lawfully operate their respective businesses as now being conducted (the “Company Licenses”), except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. All Company Licenses are valid and in full force and effect, except where the failure to be valid or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each Company Subsidiary is in compliance with the terms of the Company Licenses, except for such non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

(g) SEC Reports; Financial Statements; Internal Controls; No Undisclosed Liabilities.

(i) The Company has timely filed or furnished all forms, reports, statements, certifications and other documents (together with all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), since December 10, 2010 (all such forms, reports, statements, certificates and other documents, collectively, the “SEC Reports”). Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, each as in effect on the date so filed or furnished. As of its filing date or the date it was furnished (or, if amended or superseded by a subsequent SEC Report filed or furnished prior to the date hereof, as of the date of such subsequent SEC Report was filed or furnished), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is currently subject to the reporting requirements of Section 13(a) and 15(d) of the Exchange Act. To the knowledge of the Company, as of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(ii) The financial statements (including all related notes and schedules) of the Company and the Company Subsidiaries included or incorporated by reference in the SEC Reports (as amended) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in all material respects in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated therein or in the notes thereto), except in each case to the extent that such information has been amended or superseded by later SEC Reports filed prior to the date hereof.

(iii) Subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) that are applicable to it and (B) the applicable listing and corporate governance rules and regulations of the NASDAQ, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of the NASDAQ).

(iv) The Company has established and maintained disclosure controls and procedures as defined in and required by Rules 13a-15 and 15d-15 of the Exchange Act reasonably designed to ensure that information required to be disclosed by the Company in the reports it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and related forms, and that such information is accumulated and communicated to the

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Company’s chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate, to allow timely decisions regarding required disclosure in reasonable detail. To the Company’s knowledge, neither the Company nor its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board’s Statement of Auditing Standards 115) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated in all material respects.

(v) Except for liabilities or obligations (A) as reflected, accrued or reserved against in the Company’s consolidated balance sheet as of December 31, 2012 (or the notes thereto) included in the Company’s Annual Report on Form 20-F filed prior to the date of this Agreement for the fiscal year ended December 31, 2012, (B) which have not had and would not, individually or in the aggregate, have a Material Adverse Effect, (C) incurred in the ordinary course of business since December 31, 2012, (D) which have been discharged or paid in full prior to the date of this Agreement, (E) incurred pursuant to the transactions contemplated by this Agreement, and (F) as set forth on Section 5.1(g)(v) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any liabilities, indebtedness, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, and whether or not required by GAAP to be reflected in a consolidated balance sheet or the notes thereto.

(h) Absence of Certain Changes or Events.  From December 31, 2012 through the date of this Agreement, except in connection with this Agreement and the transactions contemplated herein (i) each of the Company and each of the Company Subsidiaries has conducted its business in all material respects in the ordinary course consistent with past practice (except in connection with this Agreement and the transactions contemplated herein), and (ii) there has not been (A) any event, change, occurrence or effect which has had a Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution in cash, shares, property or otherwise in respect of the Company’s or any of the Company Subsidiaries’ share capital, except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary thereof, (C) any redemption, repurchase or other acquisition of any shares of share capital of the Company or any of the Company Subsidiaries by the Company or any Company Subsidiaries (other than (1) the repurchase of ADSs and Shares in accordance with the share repurchase program approved by the board of directors of the Company and announced publicly in September 2011 and January 2013 and (2) any acquisition by the Company of Shares relating to a net exercise of Company Options (if any) or a forfeiture of Company RSUs (if any)), (D) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, or (E) any making or revocation of any material Tax election, any settlement or compromise of any material Tax liability, any change to any material aspect of the method of Tax accounting of the Company or any Company Subsidiary, or any agreement to extend or waive the statutory period of limitations for the assessment or collection of Taxes except, in each case, in the ordinary course of business.

(i) Absence of Litigation.  Except as set forth in Section 5.1(i) of the Company Disclosure Schedule, as of the date hereof, there are no suits, claims, actions, proceedings, hearings, arbitrations, mediations, investigations, demand letters or any other judicial or administrative proceedings, in Law or equity (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties which (a) has or would have (if decided adversely against the Company), individually or in the aggregate, a Material Adverse Effect or (b) as of the date hereof challenges or seeks to enjoin, restrain or prevent the Merger. Neither the Company nor any Company Subsidiary nor any of their respective properties is or are subject to any Order which has had, individually or in the aggregate, a Material Adverse Effect.

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(j) Employee Benefit Plans.

(i) True and complete copies of all Company Benefit Plans have been provided or made available to Holdings and Merger Sub.

(ii) None of the Company Benefit Plans has ever been or is subject to ERISA.

(iii) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of applicable Laws, rules and regulations (including any applicable Laws and regulations in the PRC governing individual income Tax).

(iv) No material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened against or with respect to any such Company Benefit Plan.

(v) Except as would not have a Material Adverse Effect or as set forth on Section 5.1(j)(v) of the Company Disclosure Schedule and except as expressly contemplated by this Agreement, the execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (A) entitle any current or former employee, director, officer, shareholder or independent contractor of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment under any Company Benefit Plan or other Contract, (B) accelerate the time of payment or vesting, or (C) increase the amount of compensation, benefits or awards due to any such employee, director, officer, shareholder or independent contractor under any Company Benefit Plan or other Contract.

(k) Labor and Employment Matters.

(i) Except as described in Section 5.1(k)(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or similar agreement or understanding with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before any other labor relations tribunal or authority, and to the knowledge of the Company there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or threatened in writing against the Company or any Company Subsidiary.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, as of the date of this Agreement the Company is in material compliance with all labor and employment Laws, including all such Laws relating to wages, hours and any similar mass layoff Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, classification of employee and independent contractors and the collection and payment of withholding and/or social security Taxes, contribution to mandatory social security and housing funds required in the PRC and any similar Tax and contribution.

(l) Insurance.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all insurance policies of the Company and each of the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (ii) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of such insurance policies.

(m) Personal Properties and Assets.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each Company Subsidiary has good title to all of their respectively owned tangible personal properties as necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except for Permitted Liens), assuming the timely

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discharge of all obligations owing under or related to the tangible personal property; provided that no representation is made under this Section 5.1(m) with respect to any Real Property, Intellectual Property or Intellectual Property rights.

(n) Real Property.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company or a Company Subsidiary, as the case may be, holds good, valid, legal and marketable title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, and (B) the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Entity.

(ii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) each of the Company and the Company Subsidiaries has valid leasehold interests in all of their respective Leased Real Property, free and clear of all Liens, except for Permitted Liens, (B) to the knowledge of the Company, each lease agreement of the Leased Real Property is valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary, and (C) each of the Company and the Company Subsidiaries is not delinquent in respect of any rent, rates and other charges for which the tenant is responsible under the lease agreements and has observed and performed all restrictions and covenants on the part of the tenant and the conditions contained in such lease agreements in all material respects.

(iii) The Owned Real Property and the Leased Real Property are referred to collectively herein as the “Real Property”. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending and there are no such proceedings threatened in writing, affecting any material portion of the Real Property. To the knowledge of the Company, neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding Order, and there is no such Order threatened in writing, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property, except for any such Orders that would not, individually or in the aggregate, have a Material Adverse Effect.

(o) Tax Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and each of the Company Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete and have timely paid all Taxes that are shown as due on such filed Tax Returns and have withheld and timely paid over any Taxes that the Company or each Company Subsidiary is obligated to withhold from amounts owing to any Company Employee, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP in the financial statements of the Company included in the SEC Reports, (B) as of the date of this Agreement, there are no pending, nor has the Company or any Company Subsidiary received written notice of the expected commencement of any, audits, examinations, investigations, claims or other proceedings in respect of a material amount of Taxes of the Company or any Company Subsidiary and (C) there are not, to the knowledge of the Company, any unresolved questions or claims, or any proposed, asserted, or assessed deficiencies that have not been fully paid, concerning the Company’s or any of the Company Subsidiaries’ Tax liability that are not disclosed or provided for in the SEC Reports.

(p) Proxy Statement and Schedule 13E-3.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is

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filed with the SEC. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Holdings or Merger Sub or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(q) Intellectual Property.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and/or a Company Subsidiary owns or has a valid and enforceable right or license to use all Intellectual Property in the manner in which the same is being used by the Company or any Company Subsidiary in connection with their respective businesses on the date hereof (“Company Intellectual Property”), and in the case of such Company Intellectual Property owned by the Company or any Company Subsidiary, free and clear of all Liens, except Permitted Liens; provided that this subsection (A) shall not be deemed a representation or warranty of non-infringement by the Company or any Company Subsidiary of third party rights; (B) all Company Registered Intellectual Property is valid and subsisting, and all prosecution, maintenance, renewal and other similar fees therefor, as applicable, that are due as of the date hereof have been paid and are current, and all registrations and applications therefor, as applicable, remain in full force and effect; (C) other than Intellectual Property created or developed by the Company or any of the Company Subsidiaries (and their respective current and former employees, consultants, or contractors) for or on behalf of third parties in the provision of the Company’s business in the ordinary course, the Company (or an applicable Company Subsidiary) owns all right, title and interest in and to all Intellectual Property created or developed by, or for the Company or the Company Subsidiaries; (D) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings by any Person alleging infringement, dilution, unauthorized disclosure, or misappropriation by the Company or any Company Subsidiary of the Intellectual Property rights of such Person, demands or unsolicited offers to license any Company Intellectual Property or challenging the validity, enforceability, ownership of or the right to use any Company Intellectual Property; (E) to the knowledge of the Company, neither the Company nor any Company Subsidiary has interfered with, infringed upon, misappropriated or otherwise violated the Intellectual Property of any third party in any way and the conduct of the businesses of the Company and each of the Company Subsidiaries as currently conducted does not infringe, dilute, or misappropriate any Intellectual Property rights of any Person; (F) to the knowledge of the Company, no Person has infringed, diluted or misappropriated any Company Intellectual Property owned by the Company or any Company Subsidiary; (G) there are no outstanding Orders issued against any Company Intellectual Property owned by the Company or any Company Subsidiary that restricts or limits the use or licensing thereof by the Company or any Company Subsidiary; (H) (1) the Company or a Company Subsidiary owns or has a valid right or license to use or otherwise exploit all software and copyrights used in connection with the businesses of the Company and each of the Company Subsidiaries as currently conducted (the “Software”), (2) the Company or a Company Subsidiary possesses the source code, object code and documentation for all Software that is proprietary to and owned by the Company or any Company Subsidiary (the “Company Owned Software”), (3) no third party has any ownership right or interest in any Company Owned Software and (4) no Software is subject to any obligation that would require the Company or any Company Subsidiary to disclose to any Person any source code or Trade Secret that is part of any Company Owned Software; and (I) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment or the restriction on use or other exploitation of any Company Intellectual Property.

(ii) The Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their confidential information, trade secrets and proprietary information and the confidential information, trade secrets and proprietary information entrusted to the Company or any Company Subsidiary by their customers, clients, or other Persons to whom the Company or any Company Subsidiary owes a written obligation of confidentiality (together, the

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“Trade Secrets”) in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of the Company, (A) there has been no unauthorized disclosure or use of any third party’s Trade Secrets by any employee or contractor of the Company or any Company Subsidiary, and none of the Company’s Trade Secrets have been disclosed to any third party except pursuant to valid and appropriate non-disclosure agreements and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law, and (B) there has been no material breach of the Company’s or any Company Subsidiary’s security measures wherein any Trade Secrets have been disclosed or may have reasonably been disclosed without authorization to any third party.

(r) Environmental Matters.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and each of the Company Subsidiaries are now and have been in compliance with all applicable Environmental Laws, and possess and are now and have been since December 31, 2011 in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, (B) to the knowledge of the Company, there have been no releases of Hazardous Substances at or on any property owned or operated by the Company or any Company Subsidiary, (C) neither the Company nor any Company Subsidiary has received any notice, demand, letter, claim or request for information alleging in writing that the Company or any Company Subsidiary is in violation of or liable under any Environmental Law and (D) neither the Company nor any Company Subsidiary is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

(ii) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(A) “Environmental Laws” means any applicable PRC local, provincial or national Law relating to: (1) the required environmental impact assessment and approval, and completion inspection on environment protection facility in respect of any construction project, (2) Releases or threatened Releases of Hazardous Substances, (3) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (4) the environment, or (5) the protection of human health and safety (including radioisotope safety, bio safety and fire protection).

(B) “Environmental Permits” means all assessments, permits, licenses, registrations, approvals, and other authorizations required under applicable Environmental Laws.

(C) “Hazardous Substance” means any substance or waste defined and regulated as hazardous, acutely hazardous, or toxic under applicable Environmental Laws.

(D) “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

(s) Contracts.

(i) Except for this Agreement (and the Contracts contemplated to be entered into hereunder by the Company or any Company Subsidiary) and except for Contracts filed as exhibits to the SEC Reports or set forth in Section 5.1(s)(i) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is party to or otherwise bound by, any Contract (in all cases other than Company Benefit Plans) that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of the Form 20-F under the Exchange Act (a “Material Contract” and collectively as the “Material Contracts”).

(ii) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been filed with the SEC or otherwise made available by the Company to Holdings.

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(iii) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or a Company Subsidiary and in full force and effect (except to the extent that any Material Contract expires in accordance with its terms), (B) to the knowledge of the Company, no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any Company Subsidiary under any Material Contract, (C) no other party to such Material Contract is, to the knowledge of the Company, in default in any respect thereunder, and (D) the Company has not received, as of the date of this Agreement, any notice in writing from any Person that such Person intends to terminate any Material Contract.

(t) Takeover Statutes.  Except for the Rights Agreement, dated as of September 17, 2013, between the Company and The Bank of New York Mellon, as amended by the Amendment No. 1 to Rights Agreement, dated as of December 6, 2013, between the Company and The Bank of New York Mellon, the Company is not a party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for Cayman Companies Law or any similar anti-takeover provision in the Company Memorandum and Articles of Association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(u) Opinion of Financial Advisor.  The Independent Committee has received the opinion of Houlihan Lokey (China) Limited to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration to be received by holders of Shares including holders of Shares represented by ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs) in the Merger is fair, from a financial point of view, to such holders and a copy of such opinion has been delivered to Holdings, solely for informational purposes, following receipt thereof by the Independent Committee. It is understood and agreed that such opinion may not be relied on by Holdings or any of its Affiliates.

(v) Brokers and Finders.  The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company, through the Independent Committee, has engaged Houlihan Lokey (China) Limited as its financial advisor. The Company has made available to Holdings and Merger Sub a complete and accurate copy of all agreements pursuant to which Houlihan Lokey (China) Limited is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(w) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.1, each of Holdings and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary with respect to any other information provided to Holdings or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Holdings, Merger Sub or any other Person resulting from the distribution to Holdings or Merger Sub, or Holdings’ or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Holdings or Merger Sub, or management presentations in expectation of the transactions contemplated by this Agreement.

Section 5.2. Holdings and Merger Sub Representations and Warranties.  Holdings and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

(a) Organization.  Each of Holdings and Merger Sub (A) is a legal entity duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and (B) has the requisite corporate or similar power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not reasonably be expected to, individually or in the aggregate, have a Holdings Material Adverse Effect.

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For purposes of this Agreement a “Holdings Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to prevent, materially delay or materially impede the performance by Holdings or Merger Sub of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The organizational or governing documents of Holdings and Merger Sub, as previously provided to the Company, are in full force and effect.

(b) Capital Structure.

(i) The authorized share capital of Holdings consists solely of 50,000,000 ordinary shares, par value $0.001 per share, 1 of which are validly issued and outstanding. All of the issued and outstanding share capital of Holdings is, and at the Effective Time will be, owned by the Rollover Persons. Holdings was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Buyer Group Contracts).

(ii) The authorized share capital of Merger Sub consists solely of 50,000,000 ordinary shares, par value $0.001 per share, 1 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Holdings. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement (including, without limitation, the Buyer Group Contracts).

(c) Authority.  Each of Holdings and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by each of Holdings and Merger Sub and the consummation by each of Holdings and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action by the boards of directors of Holdings and Merger Sub, and have been duly and validly authorized by all necessary actions by Holdings as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Holdings or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Cayman Registrar of the Cayman Plan of Merger and the other Merger Documents as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by Holdings and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Holdings and Merger Sub enforceable against each of Holdings and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, or general equitable principles (whether considered in a proceeding in equity or at law).

(d) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of this Agreement by Holdings and Merger Sub do not and will not (A) conflict with or violate the respective memoranda and articles of association of Holdings or Merger Sub, (B) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (C) of subsection (ii) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdings or Merger Sub or by which either of them or any of their respective properties are bound, or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit

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under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Holdings or Merger Sub is a party or by which Holdings or Merger Sub or any of their respective properties are bound, except, in the case of clauses (B) and (C), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not reasonably be expected to, individually or in the aggregate, have a Holdings Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by each of Holdings and Merger Sub and the consummation of the transactions contemplated hereby by each of Holdings and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (A) for any consent, approval, authorization, filing or notification required under by any federal or state securities Laws or the rules and regulations of the NASDAQ, including the filing of the Schedule 13E-3, (B) the filing with the Cayman Registrar of the Cayman Plan of Merger and the other Merger Documents as required by the Cayman Companies Law, and (C) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have a Holdings Material Adverse Effect.

(e) Litigation.  As of the date hereof, (i) there are no Legal Proceedings pending or, to the knowledge of Holdings or Merger Sub, threatened against Holdings, Merger Sub or any of their respective Affiliates, other than any such Legal Proceedings that would not reasonably be expected to, individually or in the aggregate, have a Holdings Material Adverse Effect, and (ii) neither Holdings, Merger Sub or any of their respective Affiliates is a party to or subject to the provisions of any Order which would reasonably be expected to, individually or in the aggregate, have a Holdings Material Adverse Effect.

(f) Proxy Statement and Schedule 13E-3.  None of the information supplied or to be supplied by Holdings, Merger Sub or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, with respect to the Proxy Statement, on the date the Proxy Statement is first mailed to the shareholders of the Company, and with respect to the Schedule 13E-3, on the date the Schedule 13E-3 (including any amendments or supplements thereto) is filed with the SEC. Notwithstanding the foregoing, none of Holdings nor Merger Sub makes any representations or warranties with respect to any information supplied by the Company or any of the Company’s Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(g) Financing.

(i) Holdings has delivered to the Company a true, complete and correct copy, including all exhibits, schedules or amendments thereto, of the executed USD30,000,000 Facility Agreement dated December 24, 2013 (the “Debt Financing Agreement”) by and between Holdings and China Merchants Bank Co. Ltd., Hong Kong Branch (the “Lender”) pursuant to which the Lender has committed to provide debt financing to Holdings (the “Financing”) in an aggregate amount set forth therein, subject to the terms and conditions set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses. Holdings has delivered to the Company a true, complete and correct copy of an executed Contribution Agreement and Voting Agreement each dated as of the date hereof, pursuant to which the parties thereto have agreed, subject to the terms and conditions set forth therein, that the Rollover Persons shall contribute all of the Rollover Shares to Holdings in exchange for newly issued shares of Holdings prior to the consummation of the Merger (the “Contribution”) and the Rollover Persons shall vote all Shares owned by them at the time of the Shareholders’ Meeting in favor of the Merger. The obligation of the Lender to fund the Financing is not subject to any contractual conditions other than as set forth in the Debt Financing Agreement. None of the Debt Financing Agreement, the Voting Agreement or the Contribution Agreement has been amended or modified prior to the date of this

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Agreement, no such amendment or modification is contemplated, and the respective commitments contained in the Debt Financing Agreement, the Voting Agreement and the Contribution Agreement have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated (provided, however, that Holdings and Merger Sub may replace, amend or supplement the Debt Financing Agreement to the extent permitted by Section 6.12). There are no side letters or other agreements to which Holdings or Merger Sub is a party related to the Contribution or issuance of new shares of Holdings other than as expressly set forth in the Contribution Agreement and there are no side letters or other agreements (written or otherwise) that impact the conditionality of the Financing to which Holdings or Merger Sub or any of their respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing (except for (i) any fee letter related to the Financing (the “Fee Letter”), a complete copy of which has been provided to the Company, with only fee amounts in the Fee Letter being redacted and (ii) the Ancillary Debt Agreements); provided, that prior to the execution of this Agreement, Holdings shall have advised the Company of the maximum amount of fees and expenses (including any original issue discount (if any) payable by Holdings and Merger Sub under the Financing). Holdings has fully paid any and all commitment fees or other fees in connection with the Debt Financing Agreement that are payable on or prior to the date hereof, and the Debt Financing Agreement, the Voting Agreement and the Contribution Agreement are in full force and effect and are the legal, valid, binding and enforceable obligations of Holdings and Merger Sub, as the case may be, and, to the knowledge of Holdings, each of the other parties thereto, in accordance with the terms and conditions thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date of this Agreement, and subject to the accuracy of the representations and warranties of the Company set forth in Section 5.1 and compliance by the Company with its obligations hereunder, none of Holdings or Merger Sub has any knowledge of any occurrence which, with or without notice, lapse of time or both, could or could reasonably be expected to constitute a default or breach on the part of Holdings or Merger Sub or any other party thereto under the Debt Financing Agreement, the Voting Agreement or the Contribution Agreement or that could otherwise result in (x) the Lender under the Debt Financing Agreement having the right to refuse to fund all or any part of the Financing or (y) the Financing not becoming available in order to consummate the transactions contemplated hereunder. The Debt Financing Agreement (including the Fee Letter) contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Holdings on the terms therein and the Contribution Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Contribution as described therein.

(ii) Assuming (A) the Financing is funded in accordance with the Debt Financing Agreement, (B) the Contribution contemplated by the Contribution Agreement is made in accordance with the terms of the Contribution Agreement, and (C) Holdings and Merger Sub are obligated to close pursuant to Section 1.2, Holdings and Merger Sub will have at and after the Closing funds sufficient to consummate the Merger upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith. As of the date hereof, assuming Holdings and Merger Sub are obligated to close pursuant to Section 1.2 and subject to the accuracy of the representations and warranties of the Company as contemplated by Section 7.2(a) and compliance by the Company with its obligations hereunder, none of Holdings or Merger Sub have any reason to believe that any of the conditions to the funding of the Financing set forth in the Debt Financing Agreement will not be satisfied or that the Financing will not be available to Holdings and Merger Sub at the Closing, any of the conditions to the Contribution contemplated in the Contribution Agreement will not be satisfied or that the Contribution contemplated by the Contribution Agreement will not be made prior to the Closing.

(iii) For the purposes of this Section 5.2(g), references made hereunder with respect to the “Financing” shall include the financing contemplated by the Debt Financing Agreement as permitted to be replaced, amended or supplemented by Section 6.12 and any Alternative Financing and

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references made hereunder with respect to, the “Debt Financing Agreement” shall include such documents as permitted to be replaced, amended or supplemented by Section 6.12 and any Alternative Financing Agreements.

(h) Vote/Approval Required.  No vote or consent of the holders of any shares of Holdings is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

(i) Solvency.  None of Holdings or Merger Sub is entering into the transactions under this Agreement with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the Company shall be able to pay its debts as they fall due immediately prior to the Effective Time, (ii) the accuracy of the representations and warranties made by the Company in ARTICLE V, and (iii) the satisfaction of the conditions of Holdings and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, immediately after giving effect to the Merger and all of the other transactions contemplated hereby, including the Financing (and any Alternative Financing, if applicable), the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated in this Agreement (including fees associated with any Financing), and the payment of all related fees and expenses, the Surviving Corporation will be able to pay its debts as they fall due at and immediately after the Effective Time.

(j) Ownership of Company Shares.  Other than as a result of this Agreement, the Contribution Agreement or the Voting Agreement, (i) neither Holdings nor Merger Sub beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other Company Securities as of the date hereof, and (ii) none of the Buyer Group Parties or their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other Company Securities except as set forth on Schedule 5.2(j). as of the date hereof.

(k) Buyer Group Contracts.  As of the date hereof, other than (i) the Agreement, (ii) the Debt Financing Agreement (including any Ancillary Debt Agreements), (iii) the Voting Agreement, (iv) the Contribution Agreement, and (v) the Consortium Agreement (the Contracts specified in foregoing clauses (ii), (iii), (iv), and (v) are referred to collectively as the “Buyer Group Contracts”), there are no Contracts (whether oral or written) to which any of the Buyer Group Parties or any of their respective Affiliates (excluding the Company and its Subsidiaries) are a party or otherwise bound (A) relating to any of the Shares or the Company Securities, (B) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration, (C) relating to any individual’s retention or employment by the Company or any Company Subsidiaries or otherwise relating to the provision of any services by any individual for or behalf of the Company or any Company Subsidiaries following the Closing (other than existing Contracts to which the Company or any Company Subsidiary is party), (D) pursuant to which any current shareholder or employee of the Company has agreed to contribute or roll over any portion of such shareholder’s or employee’s Shares or other Company Securities to Holdings or Merger Sub, or (E) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal. Holdings has delivered to the Company a true, complete and correct copy of each Buyer Group Contract.

(l) Brokers and Finders.  Neither Holdings, Merger Sub nor any of their respective Affiliates have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the transactions contemplated in this Agreement. Holdings and Merger Sub have made available to the Company a complete and accurate copy of all agreements (if any) pursuant to which any financial advisor to Holdings, Merger Sub or any of their respective Affiliates is entitled to any fees and expenses in connection with any of the transactions contemplated herein.

(m) No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 5.2, the Company acknowledges that none of Holdings, Merger Sub or any other Person on behalf of Holdings or Merger Sub makes any other express or implied representation or warranty with respect to Holdings or Merger Sub or with respect to any other information provided to the Company.

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ARTICLE VI
COVENANTS

Section 6.1. Section 6.1 Conduct of Business Pending the Merger.

(a) Operation of the Company’s Business.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as (i) expressly contemplated or expressly permitted by this Agreement or any Buyer Group Contract (or as would result naturally from the transactions contemplated thereby), (ii) set forth in Section 6.1 of the Company Disclosure Schedule, (iii) required by Law or regulation, (iv) expressly contemplated by the Debt Financing Documents, or (v) Holdings shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed or conditioned) (the foregoing clauses (i) through (v), collectively, the “Operational Exceptions”), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice, and use its reasonable best efforts to preserve substantially intact its and each of the Company Subsidiaries’ business organizations and capital structure, maintain in effect all material permits required for the Company and the Company Subsidiaries to carry on their respective business. Without limiting the generality of the foregoing, between the date hereof and the Effective Time, except for the Operational Exceptions, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following:

(i) subject to applicable law, amend or otherwise change the Company Memorandum and Articles of Association, any Company Subsidiary Formation Documents or similar governing instruments;

(ii) issue, deliver, sell, pledge, mortgage, dispose of, transfer, subject to any Lien or encumber any shares, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of, any other ownership interests or any voting securities (including share appreciation rights, phantom stock or similar instruments) of the Company or any Company Subsidiary (in each case except for (A) the issuance of Shares upon the exercise of Company Options outstanding on the date hereof, in accordance with the terms of the Company Plan under which they were granted, (B) the issuance of Shares upon the vesting and settlement of any Company RSUs outstanding on the date hereof, in accordance with the terms of the Company Plan under which they were granted, or (C) the issuance of shares by a Company Subsidiary to the Company or another Company Subsidiary);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of the share capital of the Company or any Company Subsidiary (except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary) or enter into any agreement with respect to the voting of its share capital;

(iv) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company (other than in connection with the issuance by the Company of Shares or ADSs upon the vesting, and in the case of Company Options, exercise of equity awards granted under such Company Plan), or reclassify, combine, split or subdivide or amend the terms of any share capital or other ownership interests of any of the Company Subsidiaries;

(v) (A) directly or indirectly acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) in one transaction or any series of related transactions any equity interests in any corporation, partnership or other business organization or division thereof or any material assets except any such acquisitions that are consistent with past practice and in the ordinary course of business or (B) sell, pledge, mortgage, lease, license, subject to any Lien, transfer or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of

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the material property or assets of the Company or any Company Subsidiary other than in the ordinary course of business, sales of obsolete assets or among the Company and Company Subsidiaries;

(vi) (A) other than in the ordinary course of business or extensions at the end of a contract term, enter into, terminate, cancel, transfer, assign, license, encumber or materially amend or modify any Material Contract or Contract that, if existing on the date hereof, would have been a Material Contract, or (B) agree to any waiver under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under any Material Contract or Contract that, if in effect on the date hereof, would have been a Material Contract;

(vii) transfer, assign or grant any license or sublicense of any material Company Intellectual Property other than in the ordinary course of business;

(viii) incur, issue, renew, prepay, redeem, otherwise acquire, refinance or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than guarantees of obligations of the Company or any Company Subsidiary), or make, forgive or cancel any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary), in each case, except for (A) the incurrence or guarantee of indebtedness under the Company’s or any Company Subsidiary’s existing credit facilities in an amount not to exceed the maximum amount authorized under the credit agreements evidencing such indebtedness, (B) in an amount not in excess of $500,000 (or an equivalent amount in RMB) individually or $1,000,000 (or an equivalent amount in RMB) in the aggregate or (C) in the ordinary course of business;

(ix) except as required pursuant to existing Company Benefit Plans or other Contracts in effect on the date hereof or as otherwise required by applicable Law, (A) enter into any new employment, severance or other compensatory agreements (including the renewal of any consulting agreement) with any present employee, officer, director, shareholder or other service providers of the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice, (B) hire (or enter into any employment or other agreements with) any employees or other service providers other than in the ordinary course of business consistent with past practice with respect to non-executive officer employees who have an annual total base salary and incentive compensation opportunity of less than $100,000 (or an equivalent amount in RMB), (C) grant any severance or termination pay, or any retention pay not expressly provided for in any Company Benefit Plan, (D) waive or amend in any respect any performance, or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, other than as required by the Company Plan or expressly contemplated by this Agreement, (E) amend any employment, consulting or severance agreement or arrangement with any employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary (other than non-material amendments to agreements with employees who have a total annual base salary and incentive compensation opportunity less than $100,000 (or an equivalent amount in RMB)), (F) establish, enter into or adopt any new Company Benefit Plan, or renew, amend or terminate any existing Company Benefit Plan (other than non-material amendments), or (G) terminate the employment or services, as applicable, of any of its present directors, officers, employees or independent consultants who have a total annual base salary and incentive compensation opportunity in excess of $100,000 (or an equivalent amount in RMB);

(x) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would cause the breach of any provisions of the Debt Financing Agreement or cause any condition set forth in the Debt Financing Agreement not to be satisfied;

(xi) make any material change in any financial or tax accounting principles, policies, methods or procedures used by the Company, except as may be required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

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(xii) enter into or amend any Contract with any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) or any Affiliate of the Company (other than (A) Contracts solely between the Company and/or wholly-owned Company Subsidiaries and (B) Contracts relating to services with employees or directors of the Company (but subject to Section 6.1(a)(vi)), in each case, entered into or amended in the ordinary course of business consistent with past practice);

(xiii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, or settle or finally resolve any material controversy with respect to Taxes;

(xiv) settle or compromise any litigation other than settlements or compromises of litigation where the amount paid in settlement or compromise, in each case, does not exceed the amount set forth in Section 6.1(a)(xiv) of the Company Disclosure Schedule;

(xv) except for this Agreement, adopt a plan of complete or partial liquidation, scheme of arrangement, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or a Company Subsidiary (other than any merger or consolidation among Company Subsidiaries);

(xvi) enter into, amend or modify any union recognition agreement, collective bargaining agreement or similar agreement with any trade union or representative body;

(xvii) make or authorize capital expenditures except (A) as budgeted in the Company’s current plan(s) approved by the board of directors of the Company that was provided to Holdings, (B) as necessary to maintain existing Company assets in good repair and (C) for any single capital expenditure not in excess of $2,000,000 (or an equivalent amount in RMB) or capital expenditures for the Company and the Company Subsidiaries not in excess of $5,000,000 (or an equivalent amount in RMB) in the aggregate; or

(xviii) authorize, agree or commit to do any of the foregoing.

(b) No Impeding Actions.  Each of Holdings and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Holdings or Merger Sub to consummate the Merger or the other transactions contemplated under this Agreement.

(c) No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Holdings or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Holdings’ or Merger Sub’s operations. Prior to the Effective Time, each of Holdings, Merger Sub and the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Section 6.2. Proxy Statement and Schedule 13E-3.  In connection with the Shareholders’ Meeting, the Company, with the reasonable assistance of Holdings and Merger Sub, will (i) as promptly as reasonably practicable (and, with respect to filing with the SEC, and subject to compliance by Holdings and Merger Sub with this Section 6.2, in any event within 20 Business Days from the date of this Agreement) use commercially reasonable efforts to prepare and file with the SEC the Proxy Statement, (ii) respond as promptly as practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Holdings and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its

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shareholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Shareholders’ Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Shareholders’ Meeting and the Merger. Holdings and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing the Company, as promptly as reasonably practicable upon request, with any and all information as may be required to be set forth in the Proxy Statement under the Exchange Act. The Company will provide Holdings and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Proxy Statement, the Company and Merger Sub will cooperate to (A) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (C) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (D) use their respective reasonable best efforts to have cleared by the SEC the Schedule 13E-3, and (E) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the shareholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Shareholders’ Meeting. Each of Holdings, Merger Sub and the Company agrees that none of the information supplied or to be supplied by Holdings, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to the Company, Holdings or Merger Sub or any of their respective Affiliates should be discovered by the Company, Holdings or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

Section 6.3. Shareholders’ Meeting.  Subject to Section 6.6 and ARTICLE VIII, the Company will take, in accordance with applicable Law and the Company Memorandum and Articles of Association, all actions necessary to convene an extraordinary general meeting (the “Shareholders’ Meeting”) to consider and vote upon the authorization and approval of this Agreement, the Cayman Plan of Merger and the transactions contemplated hereby, including the Merger, including sending notices and a statement containing relevant information regarding this Agreement, the Cayman Plan of Merger and the Merger to the Company shareholders entitled to vote at the Shareholders’ Meeting, as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement. Subject to Section 6.6, the Company shall include the Company Recommendation in the Proxy Statement and shall take all lawful actions to solicit proxies from the Company’s shareholders to obtain the Company Requisite Vote.

Section 6.4. Access to Information.  From the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause the Company Subsidiaries and its and their Representatives to, afford Holdings and its Representatives reasonable access during normal business hours,

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consistent with applicable Law, to its officers, personnel, employees, systems, properties, offices and other facilities and to all books and records (including Tax Returns), and to furnish Holdings with all financial, operating and other data, analyses, projections and plans, as Holdings, through its Representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or the Company Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation, prejudice, jeopardy or contravention). No investigation shall affect the Company’s representations and warranties, covenants or agreements contained herein, or limit or otherwise affect the remedies available to Holdings or Merger Sub pursuant to this Agreement.

Section 6.5. Confidentiality.  Prior to the Effective Time, each of the Buyer Group Parties will hold and treat and will cause its Representatives to hold and treat in confidence all Information concerning the Company and the Company Subsidiaries furnished to any of the Buyer Group Parties in connection with the transactions contemplated by this Agreement in accordance with, and as set forth in, this Section 6.5.

(a) Without limiting the generality of the foregoing, each of the Buyer Group Parties and their Representatives agrees that, without the prior written consent of the Company, it shall not (i) use the Information except for in connection with the transactions contemplated by this Agreement; (ii) disclose the Information to any Person other than its Representatives provided such Representatives (including, without limitation, any Financing Sources under Section 6.12) are (A) informed of the confidential nature of such Information, and (B) prior to disclosure thereto, agree in writing to treat such Information as confidential in accordance with the terms hereof, or have other legal or fiduciary obligations to the Company imposing confidentiality and non-use obligations no less restrictive than those set forth herein; and (iii) disclose to any Person other than its Representatives the fact that discussions are taking place concerning the transactions contemplated herein or any of the terms, conditions or other facts with respect to such transactions, including the status thereof, or this Agreement.

(b) Each Buyer Group Party agrees that it shall (i) keep a record of each location of the Information, make all reasonable, necessary or appropriate efforts to safeguard such Information from disclosure other than as permitted by this Section 6.5, (ii) not, except as necessary for the evaluation and/or implementation of the Merger, copy or store any such Information without the prior written consent of the Company, and (iii) notify promptly the Company in writing if it discovers any unauthorized use or disclosure of the Information.

(c) Notwithstanding the foregoing, the Buyer Group Parties or its Representatives may disclose the Information if and solely to the extent such disclosure is required pursuant to applicable Law; provided (i) Holdings shall first promptly advise the Company of such requirement to disclose the Information and reasonably cooperate (and cause its Representatives to reasonably cooperate) and provide (and cause its Representatives to provide) the Company with a reasonable opportunity to seek a protective order or other remedy with respect to such required disclosure, including without limitation to seek that such Information as is required to be disclosed is afforded confidential treatment; and (ii) in the event that such protective order or other remedy is not obtained, the Buyer Group Parties or its Representatives (as applicable), shall furnish only that portion of the Information which is legally required to be disclosed.

(d) Notwithstanding anything herein contained, Information shall not include information which (i) is now or subsequently becomes generally available to the public other than as a result of a breach of this Agreement by any Buyer Group Party or any of its Representatives or (ii) becomes available to the Buyer Group Parties on a non-confidential basis from a source other than the Company or any of its Representatives, provided such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to any Person regarding such information.

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(e) Upon the termination of this Agreement pursuant to ARTICLE VIII or upon the request of the Company in writing, each of the Buyer Group Parties and its Representatives shall promptly return all copies of the Information, destroy all copies of the Information which consist of notes, analyses, compilations, forecasts, studies, interpretations or other information and documents derived therefrom and confirm such return and/or destruction of Information to the Company in writing and certified by the Founders on behalf of the Buyer Group Parties. Notwithstanding the return to the Company or destruction of the Information, the Buyer Group Parties will continue to be subject to the terms of this Section 6.5 during the term of this Agreement, and any return or destruction is subject to applicable Law. Any oral or visual Information incapable of return or destruction will continue to be subject to this Section 6.5.

(f) Notwithstanding the foregoing, with respect to any Buyer Group Party or its Representatives, such party shall not be required to destroy or return the Information, provided that (i) such Information is not obtained solely by virtue of this Agreement but would have been obtained by such party in his or her capacity as a director and/or officer of the Company and not solely as a member of the Buyer Group Party or Rollover Persons and (ii) such Information is otherwise held in accordance with the Company’s policies and procedures.

Section 6.6. Acquisition Proposals.

(a) No Solicitation or Negotiation; No Change of Recommendation.  Except as otherwise set forth in this Section 6.6, the Company agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, neither it nor any of the Company Subsidiaries nor any of the officers and directors of it or any of the Company Subsidiaries shall, and it shall instruct and cause its and the Company Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate (including by providing information) the submission of any inquiries regarding, or the making of any, proposals or offers that constitute or could reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any negotiations or discussions (other than to state that it is not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of the Company Subsidiaries in connection with, an Acquisition Proposal, (iii) (A) withhold, withdraw, qualify or modify in a manner adverse to Holdings or Merger Sub in any material respect, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Holdings or Merger Sub in any material respect, the Company Recommendation, (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal, (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal, (D) fail to include the Company Recommendation in the Proxy Statement, or (E) publicly announce its intention to take any of the actions described in foregoing clauses (A) through (D) (any of such actions described in foregoing clauses (A), (B), (C), (D) or (E) being referred to as a “Change of Recommendation”), (iv) enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for, relating to, or reasonably be expected to result in any Acquisition Proposal (other than a confidentiality agreement in accordance with Section 6.6(b)) (each, an “Alternative Acquisition Agreement”), (v) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, or (vii) knowingly propose or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Company, the Independent Committee, or the board of directors of the Company permitted under Section 6.6(b), Section 6.6(c) or Section 8.3(a) shall not be deemed to be a breach of this Section 6.6(a). The Company acknowledges and agrees that, unless otherwise permitted under this Section 6.6, the doing of any of the foregoing by any of the Company Subsidiaries or any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach by the Company of this Section 6.6(a).

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Upon the execution of this Agreement, the Company agrees, and the Independent Committee will direct, that the Company and the Company Subsidiaries and its and their Representatives will (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (B) deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on and from the date hereof. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of the Company Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Holdings, to enforce such Person’s obligation to do so.

(b) Superior Proposals.  Notwithstanding anything to the contrary in Section 6.6(a), at any time after the date of this Agreement and prior to obtaining the Company Requisite Vote, the Company may, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 6.6(a) and that the Independent Committee determines, in its good faith judgment, constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information and data with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement, and (ii) participate, through the Independent Committee, in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly (and in any event, within 72 hours) provide or make available to Holdings any material non-public information concerning the Company or any of the Company Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously or concurrently provided or made available to Holdings.

(c) Permitted Change of Recommendation or Alternative Acquisition Agreement.  Notwithstanding anything to the contrary in this Section 6.6 but subject to this Section 6.6(c) and Section 6.6(d), if, prior to obtaining the Company Requisite Vote, (i) the Independent Committee determines in good faith that the failure to do so would reasonably be expected to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, it may recommend a Change of Recommendation to the board of directors of the Company, which, upon receiving such recommendation from the Independent Committee, may effect a Change of Recommendation in accordance with this Section 6.6(c) and authorize the termination of this Agreement pursuant to Section 8.3(a) or (ii) the Company receives a written bona fide Acquisition Proposal that did not result from a breach of Section 6.6(a) that the Independent Committee determines in good faith constitutes a Superior Proposal, then (A) the Independent Committee may recommend that the board of directors of the Company make a Change of Recommendation and/or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement, (B) the board of directors of the Company, upon receiving such recommendation from the Independent Committee, may make a Change of Recommendation and/or authorize the termination of this Agreement pursuant to Section 8.3(a) to enter into an Alternative Acquisition Agreement in accordance with this Section 6.6(c), and (C) the Company, upon receiving such authorization from the board of directors of the Company, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal if, with respect to this clause (C), the Company concurrently terminates this Agreement pursuant to Section 8.3(a). The board of directors of the Company shall not be entitled to effect a Change of Recommendation and/or authorize the termination of this Agreement pursuant to Section 8.3(a) (and, for the avoidance of doubt, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.3(a)) unless the Company has provided written notice (a “Notice”) at least two (2) Business Days in advance of such Change of Recommendation and/or authorization to Holdings and Merger Sub advising Holdings that the Independent Committee has determined in good faith that the failure to make a Change of Recommendation and/or to authorize termination of this Agreement, as applicable, would reasonably be expected to be inconsistent with the discharge or exercise of its fiduciary duties under applicable Law, and that the board of directors of the Company intends to effect a Change of Recommendation and/or authorize the termination of this Agreement pursuant to Section 8.3(a), as the case may be. For the avoidance of doubt, any purported

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termination of this Agreement pursuant to Section 8.3(a) shall be void and of no force and effect unless the Company complies with this Section 6.6(c) and Section 6.6(d). In the event that the basis of such proposed action by the Independent Committee, the board of directors of the Company and/or the Company is in connection with a Superior Proposal, (x) the Notice shall include the terms and conditions of such Superior Proposal (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any) and include with it copies of any proposed transaction documents with respect to such Superior Proposal, (y) during the two (2) Business Day period following receipt by Holdings and Merger Sub of the Notice, the Company shall, and shall cause its Representatives to, negotiate with Holdings and Merger Sub in good faith (to the extent Holdings and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Financing Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (z) following the end of the two (2) Business Day period, the board of directors of the Company and the Independent Committee shall have determined in good faith taking into account any changes to this Agreement and the Debt Financing Agreement irrevocably proposed in writing by Holdings and Merger Sub that would form a binding contract if accepted by the Company in response to the Notice or otherwise, that the Superior Proposal giving rise to the Notice continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice and the Company shall be required to comply again with the requirements of this Section 6.6(c).

(d) Notice.  The Company shall promptly (and in any event within 48 hours of knowledge thereof) notify Holdings in writing of (i) any written Acquisition Proposal received by the Company, (ii) any request for non-public information relating to the Company or the Company Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request; provided, in each case, that such Acquisition Proposal, request or inquiry is received by the board of directors of the Company or the Independent Committee or their respective agents or advisors. The Company shall keep Holdings reasonably informed, on a reasonably current basis, in all material respects of the status and details (including material amendments to the terms thereof) of such Acquisition Proposal, inquiry or request; provided that this obligation shall be excused if and to the extent that the board of directors of the Company or Independent Committee and its Representatives shall be unaware of such status and details (including material amendments to the terms thereof) of such Acquisition Proposal, inquiry or request.

(e) Certain Permitted Disclosure.  Nothing set forth in this Agreement shall be deemed to prohibit the board of directors of the Company, after consultation with the Independent Committee, or the Independent Committee, after providing prior notice to the board of directors of the Company, from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), provided that the board of directors of the Company shall expressly reaffirm the Company Recommendation in such disclosure. The parties agree and acknowledge that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal (including any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) and/or the operation of this Agreement with respect thereto shall not in and of itself be deemed a Change of Recommendation.

(f) Definitions.  For purposes of this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Holdings or one of its subsidiaries or Affiliates for (a) a merger, scheme of arrangement, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any

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Company Subsidiaries whose business constitutes 25% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition in any manner, directly or indirectly, of 25% or more of the equity securities of the Company or 25% or more of the consolidated net revenues, net income or assets of the Company and the Company Subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 25% to 50%), that the Independent Committee has determined in its good faith judgment and taking into account such factors as the board of directors (acting on the recommendation of the Independent Committee) considers appropriate, that would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than to Rollover Persons) from a financial point of view than the transaction contemplated by this Agreement after giving effect to all adjustments to the terms thereof which may be irrevocably offered by Holdings in writing (including pursuant to Section 6.6(c)).

Section 6.7. Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement and exculpation provisions of certain indemnification by and among the Company and its directors and certain of its officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors, officers or employees of the Company or any of its subsidiaries (the “Indemnified Parties”). The Memorandum and Articles of Association of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the Company Memorandum and Articles of Association as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds or expenses) (i) the Indemnified Parties thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or Company Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (x) the approval of this Agreement, the Merger or the transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law, and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any Company Subsidiary.

(c) The Surviving Corporation shall, and Holdings shall cause the Surviving Corporation to, maintain the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Party by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time;

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provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Holdings shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.7(c) shall terminate.

(d) If Holdings, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Holdings or the Surviving Corporation, as the case may be, that are set forth under this Section 6.7 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Holdings or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

(e) The provisions of this Section 6.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.7.

(f) The agreements and covenants contained in this Section 6.7 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any Company Subsidiary or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

Section 6.8. Further Action; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Holdings and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, executing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, and, without prejudice to any rights of the parties hereunder, shall consult, and cooperate and use its reasonable best efforts to (i) vigorously contest and defend all Legal Proceedings by or before any Governmental Entity or by any private party challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (ii) have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Nothing in this Section 6.8 shall require Holdings, Merger Sub, or any Affiliate of Holdings, Merger Sub, or the Rollover Persons to dispose, or cause the disposal of, any of its assets or to limit its

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freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits of the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in this Section 6.8 shall authorize the Company to commit or agree to any of the foregoing to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to any applicable Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to any applicable Law. If, and to the extent this Section 6.8 shall require the Company to dispose any of its assets or limit its freedom of action with respect to any of its businesses, the Company may expressly condition any such disposal or limitation upon the consummation of the Merger and the other transactions contemplated hereby.

Section 6.9. Public Announcements.  Unless and until a Change of Recommendation has occurred or, if earlier, the termination of this Agreement in accordance with its terms, the Company, Holdings and Merger Sub will consult with and provide to each other party the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.10. Notification of Certain Matters.  The Company shall give prompt notice to Holdings and Holdings shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or would reasonably be expected to be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Holdings, (b) any Legal Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby, or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) be deemed to amend or supplement the Company Disclosure Schedule, or (iii) limit the remedies available to the party receiving such notice or the representations, warranties, covenants or agreements of the parties, or the conditions to the obligations of the parties hereto. The parties agree and acknowledge that the Company’s compliance or failure of compliance with this Section 6.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 7.2(b) shall have been satisfied.

Section 6.11. Obligations of Merger Sub.  Holdings shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.12. Financing.

(a) Holdings shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Debt Financing Agreement (including any “market flex” provisions), including using commercially reasonable best efforts to (i) maintain in effect the Debt Financing Agreement in accordance with the terms thereof until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Holdings and Merger Sub in the Debt Financing Agreement and otherwise comply with its obligations thereunder, (iii) consummate the Financing at or prior to Closing, (iv) seek to enforce its rights (including through litigation pursued in good faith) under the Debt Financing Agreement, and (v) assuming all terms and conditions in the Debt Financing Agreement have been satisfied, cause the Financing Sources and other Persons providing the Financing to fund on the Closing Date the Financing required to consummate the

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Merger and the other transactions contemplated hereby. In the event that any portion of the Financing becomes unavailable on the terms contemplated in the Debt Financing Agreement, Holdings and Merger Sub shall (after compliance by Holdings and Merger Sub of their obligations under this Section 6.12(a)) use their respective reasonable best efforts to arrange and obtain alternative debt financing (the “Alternative Financing”) from Alternative Financing sources in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than five (5) Business Days immediately prior to the Closing Date so long as such Alternative Financing does not impose any new or additional conditions or otherwise expand any conditions set forth in the Debt Financing Agreement without prior written consent from the Company. Holdings shall notify the Company and shall keep the Company informed on a current basis in reasonable detail of the status of its efforts to arrange the Alternative Financing and shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all Contracts or other arrangements (including fee letters) pursuant to which any such Financing Sources shall have committed to provide any such Alternative Financings (the “Alternative Financing Agreements”). For purposes of this Section 6.12, references hereunder with respect to the “Financing” shall include the financing contemplated by the Debt Financing Agreement as permitted to be replaced, amended or supplemented by this Section 6.12 and any Alternative Financing and references hereunder with respect to the “Debt Financing Agreement” shall include such documents as permitted to be replaced, amended or supplemented by this Section 6.12 and any Alternative Financing Agreements.

(b) Holdings shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under the Debt Financing Agreement if such amendment, modification or waiver (A) reduces (or would reduce) the aggregate amount of the Financing (including by increasing the amount of fees to be paid unless the Financing is increased by a corresponding amount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or provisions of the Debt Financing Agreement in a manner that could reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions of the Financing) at the Effective Time; or (y) adversely impact the ability of Holdings to enforce its rights against other parties to the Debt Financing Agreement. Without limiting the generality of the foregoing, Holdings and Merger Sub shall give the Company prompt notice upon becoming aware: (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any such breach or default) by any party to the Debt Financing Agreement which could result in any condition of the Debt Financing Agreement not to be satisfied or the termination of the Debt Financing Agreement or otherwise entitle the Lender under the Debt Financing Agreement to refuse to fund all or any part of the Financing, of which Holdings or Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any party to the Debt Financing Agreement with respect to any alleged or potential material breach, default, termination or repudiation by any party to the Debt Financing Agreement or any provisions of the Debt Financing Agreement which would result in any condition of the Debt Financing Agreement not to be satisfied or the termination of the Debt Financing Agreement, (iii) of any material dispute or disagreement between or among any parties to the Debt Financing Agreement which would result in any condition of the Debt Financing Agreement not to be satisfied or the termination of the Debt Financing Agreement, and (iv) if Holdings or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Agreement. As soon as reasonably practicable after the date the Company delivers to Holdings or Merger Sub a written request therefor, Holdings and Merger Sub shall provide notice (in addition to the notice in the immediately preceding sentence) in reasonable detail of the circumstances referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence if any such circumstances then exist.

(c) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to provide to Holdings and Merger Sub, at Holdings’ sole expense (such expenses to be reasonable and properly incurred and documented), all reasonable cooperation reasonably requested by Holdings that is necessary in connection with the Financing (and, if applicable, the Alternative

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Financing), including (i) promptly furnishing to Holdings and Merger Sub and their Financing Sources financial statements reasonably required to be delivered to the Lender under the Debt Financing Agreement and, if applicable, pertinent information with respect to the Company and the Company Subsidiaries as reasonably required by any Financing Sources arranged by Holdings in compliance with Section 6.12(a) in connection with the Alternative Financing, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing (and, if applicable, the Alternative Financing) and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, due diligence sessions and drafting sessions, (iii) providing reasonable assistance to Holdings and its Financing Sources in the preparation of customary bank information memoranda and lender presentations relating to the Financing (and, if applicable, the Alternative Financing), (iv) using reasonable efforts to obtain legal opinions from the Company’s current legal counsel and facilitate the pledging of collateral in connection with the Financing (and, if applicable, the Alternative Financing), provided that in each case, the cost and expense of such legal opinion shall be borne by Holdings and/or Merger Sub, in each case, as reasonably requested by Holdings and its Financing Sources and customary for financings similar to the Financing (and, if applicable, the Alternative Financing), (v) causing the taking of corporate actions by the Company and the Company Subsidiaries (subject to the Closing) reasonably necessary for the consummation of the Financing (and, if applicable, the Alternative Financing), provided that no such action shall be effective prior to the Effective Time, (vi) facilitating the execution and delivery at the Closing of any notes, security documents, guarantees, mortgages, certificates, and other definitive agreements, documents or instruments related to the Financing as required by the Debt Financing Agreement (and, if applicable, the Alternative Financing) (each, an “Ancillary Debt Agreement”), and (vii) as promptly as reasonably practicable, furnishing Holdings and Merger Sub and their Financing Sources with financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Holdings; provided, however, that, (A) irrespective of the above, no obligation of the Company or any of the Company Subsidiaries under the Debt Financing Agreement, Ancillary Debt Agreement, certificate or other document or instrument shall be effective until the Effective Time and none of the Company or any of the Company Subsidiaries shall be required to take any action under the Debt Financing Agreement, Ancillary Debt Agreement, certificate or other document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, and (C) none of the Company or any of the Company Subsidiaries shall be required to issue any offering or information document prior to the Effective Time. The term “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing and, if applicable, the Alternative Financing in connection with the transactions contemplated hereby, including the parties to the Debt Financing Agreement, the Alternative Financing Agreements, if applicable, and any joinder agreements relating thereto. None of the Company or any of the Company Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Holdings and Merger Sub shall on a joint and several basis indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing, the Alternative Financing (if applicable) and the Contribution (including any action taken in accordance with this Section 6.12(c)) and any information utilized in connection therewith (other than historical and other information relating to the Company provided by the Company and other than arising out of the gross negligence, fraud, willful misconduct or breach of this Agreement by the Company or any of its Representatives). Holdings shall, promptly upon termination of this Agreement, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with this Section 6.12(c). All non-public or otherwise confidential information regarding the Company and the Company Subsidiaries obtained by Holdings, Merger Sub, its

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Affiliates or their Representatives pursuant to this Section 6.12(c) shall be kept confidential in accordance with Section 6.5. In no event shall Holdings or any of their respective Affiliates prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including the Financing Sources, from providing financing or financial advisory services to any Person in connection with a transaction relating to the Company or its subsidiaries or in connection with the Merger or the other transactions contemplated hereby, provided, however, that the foregoing will not prohibit Holdings or Merger Sub from entering into joinders and/or engagement letters with such potential provider of debt or equity financing that require such Persons to “run trees” within their respective organizations.

(d) Holdings and Merger Sub acknowledge and agree that the obtaining of the Financing, or any Alternative Financing, or the Contribution, is not a condition to Closing.

(e) Holdings shall use its reasonable best efforts to consummate the transactions contemplated by the Contribution Agreement immediately prior to the Closing on the terms and conditions described in the Contribution Agreement, including using reasonable best efforts to (i) maintain in full force and effect the Contribution Agreement until the transactions contemplated by this Agreement are consummated, (ii) satisfy on a timely basis all conditions applicable to Holdings in the Contribution Agreement, and (iii) cause the Persons providing the Contribution to provide the Contribution on the Closing Date (subject to the conditions set forth in the Contribution Agreement). Holdings shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Contribution Agreement without the prior written consent of the Company and the Independent Committee if such amendment, modification or waiver would (i) impose new or additional conditions or otherwise enhance or expand upon or adversely modify the conditions precedent to the Contribution as set forth in the Contribution Agreement in any way or (ii) reasonably be expected to prevent or materially delay the ability of Holdings or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Following the Contribution Closing and the Company’s receipt of all relevant documentation and evidence of the transfers of the Rollover Shares in the manner contemplated under the Contribution Agreement, the Company shall promptly, and in any event prior to the Closing, (i) ensure that its obligations pursuant to this last sentence of Section 6.12(e) have been duly and validly authorized by the board of directors of the Company, (ii) cause the register of members of the Company to be updated to reflect the Contribution, and (iii) deliver to Holdings a certified true copy of such updated register of members of the Company showing the transfer of the Rollover Shares to Holdings, and therefore showing Holdings as the registered owner of the Rollover Shares.

Section 6.13. Stock Exchange Delisting.  As promptly as practicable following the Effective Time, Holdings shall use reasonable best efforts to cause the Surviving Corporation to take or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Shares and ADSs from NASDAQ and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.14. Resignations.  The Company shall cause to be delivered to Holdings at the Closing written evidence reasonably satisfactory to Holdings of the resignation effective as of the Effective Time of those directors of the Company and any Company Subsidiary identified by Holdings in writing to the Company. At the request of Holdings, the Company shall provide Holdings with a true and accurate list of the directors of the Company and the Company Subsidiaries. From and after the date of delivery of such list, the Company shall promptly inform Holdings of changes to such list.

Section 6.15. Shareholder Litigation.  The Company shall give Holdings the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Holdings’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.16. Takeover Laws.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of

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the other transactions contemplated by this Agreement, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other transactions contemplated by this Agreement.

Section 6.17. Expenses.  Except as otherwise specifically provided herein (including Section 6.12(c)), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.18. Voting at the Shareholders’ Meeting.  Provided there is no Change of Recommendation, Holdings shall use its reasonable best efforts to cause (including by exercising any powers of attorney, irrevocable proxy, written consent or other similar rights it may have under the Voting Agreement) all of the Voting Shares to (a) appear at Shareholders’ Meeting (including any adjournments thereof) or otherwise be counted as present thereat for purposes of determining whether a quorum is present and (b) be voted in favor of the authorization and approval of this Agreement and the Cayman Plan of Merger and the transactions contemplated hereby (including the Merger).

Section 6.19. Knowledge of Inaccuracies.  It is agreed that Holdings shall not have any right to (a) terminate this Agreement under Section 8.4(b), or (b) claim any damage or seek any other remedy at law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Section 5.1 (i) to the extent the Rollover Persons had actual knowledge of such breach of or inaccuracy in such representation or warranty as of the date hereof, or (ii) if such breach or alleged breach is the proximate result of action or inaction taken by the Company at the direction of the Rollover Persons or any of their Affiliates without the approval or direction of the board of directors of the Company (acting with the concurrence of the Independent Committee) or the Independent Committee.

Section 6.20. Amendment to Buyer Group Contracts.  Other than amendments, supplements or replacements to the Debt Financing Agreement as permitted under Section 6.12(b), without the prior written consent of the Company, Holdings and Merger Sub shall not, and shall use their best efforts to cause each of the other Buyer Group Parties to not, amend, modify or terminate, or waive any provision or remedy under, any Buyer Group Contract or enter into any new agreement, arrangement or understanding entered into between two or more of the Buyer Group Parties with respect to any Company Securities. Holdings and Merger Sub shall promptly notify the Company, and provide a complete and accurate copy, of (a) any amendment, modification, withdrawal or termination of any Buyer Group Contract or (b) any new agreement, arrangement or understanding entered into between two or more of the Buyer Group Parties with respect to any securities of the Company.

Section 6.21. Employee Benefits.  Effective from and after the Closing Date, Holdings shall use its reasonable best efforts to cause the Surviving Corporation to provide the Company Employees with each term and condition of employment (including seniority and other service credit) and each type and amount of compensation and benefits required by applicable Law (whether as an absolute requirement or as a condition to avoiding any penalty, liability, obligation or expense). Nothing in this Section 6.21, express or implied, shall (i) confer upon any Company Employee or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement, (ii) be construed to prevent Holdings, the Surviving Corporation or their Affiliates from terminating or modifying to any extent or in any respect any benefit plan, or (iii) together with any other provision of this Agreement, establish, amend, or be deemed to amend, any benefit plan (including any Company Benefit Plan).

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ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval.  The Company Requisite Vote shall have been obtained.

(b) Orders.  As of the Closing, no Order (whether temporary, preliminary or permanent) is in effect which restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2. Conditions to Obligations of Holdings and Merger Sub.  The obligations of Holdings and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Holdings at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (other than the representation and warranties set forth in Section 5.1(c)(i), Section 5.1(d) and Section 5.1(e)(i)(A)) shall be true and correct (without giving effect to any “in all material respects”, “material” or “materially” qualifications therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date; provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; and (iii) the representations and warranties set forth in Section 5.1(c)(i), Section 5.1(d) and Section 5.1(e)(i)(A) shall be true and correct in all but de minimis respects (which, in the case of the representations and warranties set forth in Section 5.1(c)(i), shall mean an inaccuracy of less than one half of one percent of the outstanding Shares) as of the date of this Agreement and as of the Closing Date as if made on and as of such date.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.  Holdings shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

(d) Dissenting Shareholders.  The holders of no more than 10% of the Shares shall have validly served a notice of objection under Section 238(2) of the Cayman Companies Law.

Section 7.3. Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Holdings and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for inaccuracies of representations and warranties which would not, individually or in the aggregate, reasonably be expected to have a Holdings Material Adverse Effect.

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(b) Performance of Obligations of Holdings and Merger Sub.  Each of Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c) Officer’s Certificate.  The Company shall have received a certificate signed by a designated director of each of Holdings and Merger Sub certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4. Frustration of Closing Conditions.  None of the Company, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 6.8 and Section 6.12.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company, by action of its board of directors, acting upon the recommendation of the Independent Committee, and Holdings, by action of its board of directors.

Section 8.2. Termination by Either Holdings or the Company.  This Agreement may be terminated and the Merger may be abandoned by written notice at any time prior to the Effective Time by Holdings, by action of its board of directors, or the Company, at the direction of the Independent Committee, if:

(a) the Merger shall not have been consummated by six (6) months after the date of this Agreement, whether such date is before or after the date of approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (such date, as it may be extended pursuant to the provisions hereof, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose action or failure to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(b) the Shareholders’ Meeting shall have been held and completed and approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at such Shareholders’ Meeting or at any adjournment or postponement thereof; or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of this Agreement by the shareholders of the Company referred to in Section 7.1(a)), provided that prior to termination pursuant to this Section 8.2(c), each of the parties to this Agreement shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Order and shall have complied in all material respects with its obligations under Section 6.8; provided, further that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, such Order.

Section 8.3. Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by written notice by the Company acting upon the recommendation of the Independent Committee, to the Holdings:

(a) at any time prior to the time the Company Requisite Vote is obtained, if the board of directors of the Company (acting on the recommendation of the Independent Committee) (i) (A) authorizes the Company, subject to complying with the covenants and agreements in Section 6.6, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (B) immediately prior to or

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substantially concurrently with the termination of this Agreement the Company enters into an Alternative Acquisition Agreement with respect to a Superior Proposal or (ii) effects a Change in Recommendation in accordance with Section 6.6;

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Holdings or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice (which shall specify the nature of such breach and the Company’s intention to terminate this Agreement if such breach or failure is not cured) thereof is given by the Company to Holdings or (ii) five (5) Business Days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(c) at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing), (ii) the Company has irrevocably confirmed by notice to Holdings (A) that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 7.3 and (B) that the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) the Merger shall not have been consummated within five (5) Business Days after the delivery of such notice.

Section 8.4. Termination by Holdings.  This Agreement may be terminated and the Merger may be abandoned by written notice by Holdings, by action of its board of directors, to the Company:

(a) at any time prior to the time the Company Requisite Vote is obtained, if the board of directors of the Company or the Independent Committee shall have made a Change of Recommendation; provided, however, that Holdings’ right to terminate this Agreement pursuant to this Section 8.4(a) shall expire on the earlier of ten (10) Business Days of the Change of Recommendation or the convening of the Shareholders’ Meeting; or

(b) at any time prior to the Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable, or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice (which shall specify the nature of such breach and Holdings’ intention to terminate this Agreement if such breach or failure is not cured) thereof is given by Holdings to the Company or (B) five (5) Business Days prior to the Termination Date; provided, however, that Holdings shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if it is then in material breach of this Agreement such that the conditions set forth in Section 7.1, Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 8.5. Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided that the provisions set forth in this Section 8.5, Section 6.5 (Confidentiality), Section 6.9 (Public Announcements), Section 6.12(c) (with respect to Holdings’ and Merger Sub’s reimbursement and indemnification obligations), Section 6.17 (Expenses), Section 9.1 (Non-Survival of Representations, Warranties, Covenants and Agreements), Section 9.4 (Notices), Section 9.6 (Entire Agreement; Assignment), Section 9.7 (Parties in Interest), Section 9.8 (Governing Law and Venue), Section 9.12 (Attorneys’ Fees) and Section 9.14 (Waiver Jury Trial) shall survive the termination of this Agreement and abandonment of the Merger pursuant to this ARTICLE VIII.

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ARTICLE IX
GENERAL PROVISIONS

Section 9.1. Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein to the extent that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2. Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, by action taken (a) with respect to Holdings and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee in writing; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which by applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.3. Waiver.  At any time prior to the Effective Time, any party hereto (a) with respect to Holdings and Merger Sub, by their respective boards of directors and (b) with respect to the Company, by its board of directors acting upon the recommendation of the Independent Committee, may (to the extent legally permitted and except as otherwise set forth herein) (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.4. Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by international overnight courier or by electronic mail (“e-mail”) transmission (so long as a receipt with respect to such e-mail is requested and received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Holdings or Merger Sub:

4th Floor-A, GeHua Building
No.1 Qinglong Hutong, Dongcheng District
Beijing, 100007, The People’s Republic of China
Attention: Shawn Ding
Facsimile: +861084187331
E-mail: sding@chinaedu.net; and

with additional copies (which shall not constitute notice) to:

Loeb & Loeb LLP
Suite 4301, Tower C, Beijing Yintai Center
2 Jianguomenwai Daije, Chaoyang District
Beijing 100022, P.R. China
Attention: Roger Peng
Facsimile: +861059543501
Email: rpeng@loeb.com.cn

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(b) if to the Company:

ChinaEdu Corporation
4th Floor-A, GeHua Building
No.1 Qinglong Hutong, Dongcheng District
Beijing, 100007, The People’s Republic of China
Attention: Simon Mei
Facsimile: +861084187331
E-mail: simon@chinaedu.net

with additional copies (which shall not constitute notice) to:

Paul W. Boltz, Jr.
41st Floor, One Exchange Square
8 Connaught Place
Central, Hong Kong
Attention: Paul W. Boltz, Jr.
Facsimile: +852 3664 6583
Email: paul.boltz@ropesgray.com

Section 9.5. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.6. Entire Agreement; Assignment.  This Agreement (including the Exhibits and Appendices hereto), the Company Disclosure Schedule and the Buyer Group Contracts constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of applicable Law or otherwise without the prior written consent of each of the other parties; provided, however, that Merger Sub may assign all (but not less than all) of its rights, interests and obligations under this Agreement to another company all of the outstanding voting securities of which are owned by Holdings, but no such assignment shall relieve Holdings or Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement will be void ab initio.

Section 9.7. Parties in Interest.  Except (i) as provided in Section 6.7, (ii) with respect to the indemnification and reimbursement obligations of Holdings and Merger Sub pursuant to Section 6.12(c), and (iii) only with respect to shareholders and only after the Effective Time, for the provisions set forth in ARTICLE IV, Holdings and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 6.7 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 9.8. Governing Law and Venue.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the laws of the Cayman Islands shall be subject to the laws of the Cayman Islands, including the duties of the board of directors, internal corporate affairs of the Holdings, Merger Sub and Surviving Corporation and the Merger and exercise of any dissenter’s rights with respect to the Merger, the laws of the Cayman Islands shall supersede the laws of the State of New York with respect to such provision.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the courts of the State of New York sitting in the County of New York or the federal courts of the United States of America sitting in the Southern District of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9. Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10. Counterparts.  This Agreement may be executed and delivered (including by facsimile, “.pdf” or other electronic transmission (including e-mail)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.11. Specific Performance.  The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including, without limitation, the Company’s right to seek an injunction, specific performance or other equitable relief to cause any of the Buyer Group Parties to draw down the full proceeds of the Financing and/or to cause any of the Buyer Group Parties to otherwise consummate the transactions contemplated hereby pursuant to the terms of this Agreement, this being in addition to any other remedy (including the right of any party to terminate this Agreement pursuant to ARTICLE VIII) to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. In seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, no party shall be required to provide any bond or other security in connection with any such order or injunction.

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Section 9.12. Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 9.13. Interpretation.  When reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section, Appendix or Exhibit of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement, unless otherwise stated. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.14. Waiver Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15. Certain Definitions.  For purposes of this Agreement, the terms:

“Acquisition Proposal” has the meaning set forth in Section 6.6(f)(i);

“ADSs” has the meaning set forth in Section 4.1(a);

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for the avoidance of doubt, for all purposes under this Agreement, each Founder shall be deemed to be an Affiliate of Holdings;

“Agreement” has the meaning set forth in the Preamble;

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a);

“Alternative Financing” has the meaning set forth in Section 6.12(a);

“Alternative Financing Agreements” has the meaning set forth in Section 6.12(a);

“Ancillary Debt Agreement” has the meaning set forth in Section 6.12(c);

“beneficially owned” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act;

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required to close in New York, the Cayman Islands, Hong Kong or the PRC;

“Buyer Group Contracts” has the meaning set forth in Section 5.2(k);

“Buyer Group Parties” means Holdings, Merger Sub and the Rollover Persons;

“Cayman Companies Law” has the meaning set forth in the Recitals;

“Cayman Plan of Merger” has the meaning set forth in Section 1.3;

“Cayman Registrar” has the meaning set forth in Section 1.1;

“Change of Recommendation” has the meaning set forth in Section 6.6(a);

“Closing” has the meaning set forth in Section 1.2;

“Closing Date” has the meaning set forth in Section 1.2;

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“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

“Company” has the meaning set forth in the Preamble;

“Company Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and each employment, incentive compensation, bonus, severance, retention, change of control, deferred compensation, equity or equity-based award, vacation or sick pay, fringe benefit, retirement, post-retirement, life insurance, medical, hospital, disability, welfare, pension, or other employee benefit plan, program, arrangement or agreement of any kind providing for compensation or benefits, whether or not reduced to writing, in each case maintained by the Company or any Company Subsidiary for the benefit of any Company Employee or which respect to which the Company or any Company Subsidiary has any liability but not including any such plans, program or arrangement that is maintained by a Governmental Entity to which the Company or Company Subsidiary is required to contribute on behalf of Company Employees pursuant to applicable Law;

“Company Disclosure Schedule” has the meaning set forth in Section 5.1;

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Company Subsidiary (or any dependent of any such person);

“Company Intellectual Property” has the meaning set forth in Section 5.1(q)(i);

“Company Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Company Memorandum and Articles of Association” has the meaning set forth in Section 5.1(b)(i);

“Company Option” means an option granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to the Company Plan to purchase Shares;

“Company Owned Software” has the meaning set forth in Section 5.1(q)(i);

“Company Plan” means the Company’s 2010 Equity Incentive Plan;

“Company Recommendation” has the meaning set forth in Section 5.1(d)(ii);

“Company Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications; (ii) registered trademarks and applications to register trademarks; (iii) registered domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, in each case of (i) – (v) that are owned (solely or with others) by, registered or filed in the name of the Company or any Company Subsidiary as of the date of this Agreement;

“Company Requisite Vote” means the authorization and approval of this Agreement and the Cayman Plan of Merger by (i) a special resolution of the Company, meaning the affirmative vote of holders of Shares representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Shareholders’ Meeting in accordance with Section 233(6) of the Cayman Companies Law and (ii) the affirmative vote of the holders of Shares (other than the Voting Shares) representing a majority of the outstanding Shares (other than the Voting Shares) present and voting in person or by proxy at the Shareholders’ Meeting;

“Company RSU” means a RSU granted to current or former directors, employees and consultants of the Company and the Company Subsidiaries pursuant to the Company Plan and includes both vested Company RSUs and unvested Company RSUs;

“Company Securities” has the meaning set forth in Section 5.1(c)(ii);

“Company Subsidiary” means each Person which is a subsidiary of the Company;

“Company Subsidiary Formation Documents” has the meaning set forth in Section 5.1(b)(ii);

“Company Treasury Shares” has the meaning set forth in Section 4.1(a);

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“Consortium Agreement” means that certain Consortium Agreement, dated August 16, 2013, by and among certain of the Rollover Persons, as amended by the First Amendment to Consortium Agreement, dated December 5, 2013, by and among the Rollover Persons;

“Contract” has the meaning set forth in Section 5.1(e)(i);

“Contribution” has the meaning set forth in Section 5.2(g)(i);

“Contribution Agreement” has the meaning set forth in the Recitals;

“Contribution Closing” has the meaning assigned to such term in the Contribution Agreement;

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“Damages” has the meaning set forth in Section 6.7(b);

“Debt Financing Agreement” has the meaning set forth in Section 5.2(g)(i);

“Debt Financing Documents” means the Debt Financing Agreement and the Ancillary Debt Agreements;

“Deposit Agreement” has the meaning set forth in Section 4.2(i);

“Depositary” has the meaning set forth in Section 4.2(i);

“Ding” has the meaning set forth in the Recitals;

“Dissenting Shareholders” has the meaning set forth in Section 4.1(a);

“Dissenting Shares” has the meaning set forth in Section 4.1(a);

“Effective Time” has the meaning set forth in Section 1.3;

“Ellen Huang” has the meaning set forth in the Recitals;

“e-mail” has the meaning set forth in Section 9.4;

“Environmental Laws” has the meaning set forth in Section 5.1(r)(ii)(A);

“Environmental Permits” has the meaning set forth in Section 5.1(r)(ii)(B);

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act” has the meaning set forth in Section 5.1(g)(i);

“Exchange Fund” has the meaning set forth in Section 4.2(a);

“Excluded Shares” has the meaning set forth in Section 4.1(a);

“Fee Letter” has the meaning set forth in Section 5.2(g)(i);

“Financing” has the meaning set forth in Section 5.2(g)(i);

“Financing Sources” has the meaning set forth in Section 6.12(c);

“Founders” means Shawn Ding and Julia Huang.

“GAAP” has the meaning set forth in Section 5.1(g)(ii);

“Governmental Entity” has the meaning set forth in Section 5.1(e)(ii);

“Hazardous Substance” has the meaning set forth in Section 5.1(r)(ii)(C);

“Indemnified Parties” has the meaning set forth in Section 6.7(a);

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“Independent Committee” means a committee of the Company’s board of directors consisting of the members of the board of directors of the Company that are not affiliated with Holdings or Merger Sub and are not members of Company’s management;

“Information” shall mean (a) all information concerning the Company or any of its Affiliates, that is furnished (whether before, on or after the date hereof) by or on behalf of the Company to any of the Buyer Group Parties or their Representatives, whether such information is furnished verbally, in writing or gathered by inspection, and regardless of whether specifically identified as “confidential,” including but not limited to, information fixed in any medium, disclosed in discussions between the parties in connection with the development and management of, or any information concerning the Company or any of its Affiliates’ business, operations, products, services, content, finances, know-how, concepts, designs, intellectual property, computer software, systems, source codes, product designs and plans, formulae, techniques, drawings, diagrams, ideas, concepts, costs, prices, marketing plans, advertising, commercial or sales materials, research, development, client list(s) and other marketing and technical information and other unpublished information, and (b) all notes, analyses, compilations, forecasts, studies, interpretations or other information and documents derived by the Buyer Group Parties or any of its Representatives (or on behalf of any of the foregoing) from any such information.

“Intellectual Property” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, whether registered or unregistered, including: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights, copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in inventions, works, discoveries, innovations, know-how, and other forms of technology, (ii) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith, (iii) domain names, rights of privacy and publicity, and moral rights, and (iv) any and all registrations, applications, recordings, licenses, common law rights, statutory rights, and contractual rights relating to any of the foregoing;

“InterVision” has the meaning set forth in the Recitals;

“Julia Huang” has the meaning set forth in the Recitals;

“knowledge” (i) with respect to the Company means the actual knowledge of any of the Persons listed in Section 9.15 of the Company Disclosure Schedule, in each case after due inquiry (and excluding any willful blindness) and (ii) with respect to Holdings or Merger Sub means the actual knowledge after due inquiry of any of the directors of Holdings or Merger Sub, in each case after due inquiry (and excluding any willful blindness);

“Law” means any domestic or foreign federal, state, provincial, municipal or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“Leased Real Property” means all material real property leased, subleased, licensed, or otherwise occupied by the Company or any Company Subsidiary;

“Legal Proceeding” has the meaning set forth in Section 5.1(i);

“Lender” has the meaning set forth in Section 5.2(g)(i);

“LFI” has the meaning set forth in the Recitals;

“Licenses” has the meaning set forth in Section 5.1(f)(ii);

“Lien” means any lien, mortgage, pledge, encumbrance, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

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“Material Adverse Effect” means any development, fact, circumstance, condition, event, change, occurrence or effect, individually or in the aggregate, that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any development, fact, circumstance, condition, event, change, occurrence or effect resulting from (A) changes in general economic, financial market, business, regulatory, legislative or geopolitical conditions, including those in the PRC, (B) changes or developments in any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof after the date of this Agreement, (D) any change in the price or trading volume of the ADSs, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (E) any outbreak or escalation of hostilities or war or any act of terrorism, (F) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, (G) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (H) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries due to the announcement of this Agreement or the identity of the parties to this Agreement, or (I) the performance of or compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement or actions taken at the request of Holdings or Merger Sub; provided that any development, fact, circumstance, event, change, occurrence or effect referred to in the foregoing clauses (A), (B), (C), (E) and (F), may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such development, fact, circumstance, event, change, occurrence or effect has a materially disproportionately adverse effect on the Company and the Company Subsidiaries taken as a whole, as compared to other companies in the industries in which the Company and the Company Subsidiaries operate;

“Material Contract” has the meaning set forth in Section 5.1(s)(i);

“McGraw-Hill” has the meaning set forth in the Recitals;

“Merger” has the meaning set forth in the Recitals;

“Merger Documents” has the meaning set forth in Section 1.3;

“Merger Sub” has the meaning set forth in the Preamble;

“MLP” has the meaning set forth in the Recitals;

“Moral Known” has the meaning set forth in the Recitals;

“New Value” has the meaning set forth in the Recitals;

“Notice” has the meaning set forth in Section 6.6(c);

“NASDAQ” has the meaning set forth in Section 5.1(e)(ii);

“Operational Exceptions” has the meaning set forth in Section 6.1(a);

“Order” means any order, award, injunction, judgment, decree, enactment, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction;

“Ordinary Shares” has the meaning set forth in Section 5.1(c).

“Owned Real Property” means all material real property and interests in real property owned by the Company or any Company Subsidiary;

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“Holdings” has the meaning set forth in the Preamble;

“Holdings Material Adverse Effect” has the meaning set forth in Section 5.2(a);

“Holdings Option(s)” has the meaning set forth in Section 4.3(b);

“Holdings Plan” has the meaning set forth in Section 4.3(b).

“Holdings RSUs” has the meaning set forth in Section 4.3(c);

“Paying Agent” has the meaning set forth in Section 4.2(a);

“Per ADS Merger Consideration” has the meaning set forth in Section 4.1(a);

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a);

“Permitted Liens” means (i) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition or the property of the Company so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law, (ii) zoning, entitlement and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been materially violated, (iii) any matter listed in or referred to in any title policy, search or report which was provided to Holdings by the Company prior to the date of this Agreement, (iv) any immaterial Lien which does not interfere with day-to-day operations of the business of the Company and the Company Subsidiaries, (v) limitations or restrictions under any Lease Agreement or other Contract or otherwise imposed by the Law of PRC or another government or quasi-governmental agency having jurisdiction over the Real Property and/or operations thereat, (vi) limitations or restrictions on transfers imposed by the Securities Act, blue sky Laws and comparable foreign Laws governing securities, provided that there is no material violation thereunder that has resulted in such limitations or restrictions, (vii) non-exclusive licenses to Intellectual Property of the Company or any of its Subsidiaries granted in the ordinary course of business and (viii) statutory liens for Taxes, assessments or other charges by any Governmental Entity not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any Company Subsidiary;

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity;

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“PRC Subsidiary” means all Company Subsidiaries organized under the Laws of the PRC;

“Proxy Statement” has the meaning set forth in Section 5.1(p);

“Real Property” has the meaning set forth in Section 5.1(n)(iii);

“Reference Date” has the meaning set forth in Section 5.1(c)(i);

“Release” has the meaning set forth in Section 5.1(r)(ii)(D);

“Representatives” means, when used with respect to Holdings, Merger Sub, the Company or any other Person, the Affiliates, directors, officers, employees, agents, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders, and other agents, advisors and representatives of Holdings, Merger Sub, the Company or any other Person, as applicable, and their respective subsidiaries;

“Rollover Options” means all options to purchase Shares granted in accordance with the Company Plan held by the Rollover Persons or any of their respective Affiliates immediately prior to the Effective Time;

“Rollover Persons” has the meaning set forth in the Recitals;

“Rollover RSUs” means all restricted share units granted pursuant to the Company Plan held by the Rollover Persons or any of their respective Affiliates immediately prior to the Effective Time;

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“Rollover Shares” means (a) all Shares and ADSs owned by Holdings or Merger Sub or any of their respective Affiliates immediately prior to the Closing, including all Shares and ADSs owned as of the date hereof by the Rollover Persons or any of their respective Affiliates, (b) any vested Company RSUs of the Rollover Persons or any of their respective Affiliates settled into Shares, which are to be contributed by such Persons to prior to the Closing pursuant to, and subject to the terms of, the Contribution Agreement, and (c) any vested Company Options that are exercised and exchanged for Shares by the Rollover Persons or any of their respective Affiliates, which are to be contributed by such Persons to prior to the Closing pursuant to, and subject to the terms of, the Contribution Agreement; provided, that, notwithstanding the foregoing, 1,392,900 Shares owned by McGraw-Hill shall be deemed to be excluded from this definition of Rollover Shares;

“RSU” means a bookkeeping entry representing the equivalent of one (1) share restricted stock awarded to a grantee;

“SAFE” means the State Administration of Foreign Exchange of the PRC;

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.1(g)(iii);

“Schedule 13E-3” has the meaning set forth in Section 5.1(e)(ii);

“SEC” has the meaning set forth in Section 5.1(g)(i);

“SEC Reports” has the meaning set forth in Section 5.1(g)(i);

“Securities Act” has the meaning set forth in Section 5.1(g)(i);

“Share” or “Shares” has the meaning set forth in Section 4.1(a);

“Share Certificate” has the meaning set forth in Section 4.1(a);

“Shareholders’ Meeting” has the meaning set forth in Section 6.3;

“Software” has the meaning set forth in Section 5.1(q)(i);

“South Lead” has the meaning set forth in the Recitals;

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Holdings or any other Person means any corporation, partnership, joint venture or other legal entity of which: (i) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held directly or indirectly by such Person or by any one or more of such Person’s subsidiaries, (ii) at least fifty percent (50%) of the equity interests is controlled by such Person or by any one or more of such Person’s subsidiaries or (iii) such party or any subsidiary of such party is a general partner, and (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act and any Person which is deemed a variable interest entity of the Company or any of its subsidiaries under applicable accounting principles;

“Superior Proposal” has the meaning set forth in Section 6.6(f)(ii);

“Surviving Corporation” has the meaning set forth in Section 1.1;

“Surviving Corporation Memorandum and Articles of Association” has the meaning set forth in Section 2.1;

“Takeover Statute” has the meaning set forth in Section 5.1(t);

“Tana” has the meaning set forth in the Recitals;

“Tax Return” means any return, report, estimates, disclosures, document, declaration, claim for refund, election or other information filing or statement (including information returns) required to be filed with or provided to any Governmental Entity or other Person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof;

“Taxes” means (i) any taxes of any kind, including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment,

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excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, transfer, recapture, environmental, unemployment, registration, and estimated and government fees, duties, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign, and (ii) any amount owed as a result of being party to any (1) tax sharing agreement, (2) tax allocation agreement, arrangement or understanding, or (3) tax indemnification agreement;

“Termination Date” has the meaning set forth in Section 8.2(a);

“Trade Secrets” has the meaning set forth in Section 5.1(q)(ii);

“Uncertificated Shares” has the meaning set forth in Section 4.1(a);

“Voting Agreement” has the meaning set forth in the Recitals;

“Voting Shares” has the meaning set forth in the Voting Agreement;

“WCL” has the meaning set forth in the Recitals;

“Yixin” has the meaning set forth in the Recitals;

“Young” has the meaning set forth in the Recitals; and

“Zhixin” has the meaning set forth in the Recitals.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, Holdings, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINAEDU HOLDINGS LIMITED

By:	/s/ Shawn Ding Name: Shawn Ding Title: Director
By:	/s/ Julia Huang Name: Julia Huang Title: Director

CHINAEDU MERGER SUB LIMITED

By:	/s/ Shawn Ding Name: Shawn Ding Title: Director
By:	/s/ Julia Huang Name: Julia Huang Title: Director

CHINAEDU CORPORATION

By:	/s/ Julia Huang Name: Julia Huang Title: Director

[Signature Page to Merger Agreement]

Appendix 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on

BETWEEN

(1)	ChinaEdu Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on November 19, 2013, with its registered office situated at the offices of 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Merger Sub”); and
(2)	ChinaEdu Corporation, an exempted company incorporated under the laws of the Cayman Islands on September 6, 1999, with its registered office situated at P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Cayman Islands (“ChinaEdu” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and ChinaEdu have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated December 31, 2013 made between ChinaEdu Holdings Limited, Merger Sub and ChinaEdu, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2013 Revision) of the Cayman Islands (as amended from time to time) (the “Companies Law”).
(b)	This Plan of Merger is made in accordance with Section 233 of the Companies Law.
(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and ChinaEdu.

THE SURVIVING CORPORATION

2.	The surviving corporation (as defined in the Companies Law) shall be the Surviving Corporation.

REGISTERED OFFICE

3.	The registered office of Merger Sub is at the offices of 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.
4.	The Surviving Corporation shall have its registered office at the offices of P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

5.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share, of which one share has been issued and fully paid.
6	Immediately prior to the Effective Date the authorized share capital of ChinaEdu was US$1,000,000 divided into 100,000,000 ordinary shares of a par value of US$0.01 each, of which ordinary shares have been issued and fully paid.
7.	The authorized share capital of the Surviving Corporation shall be US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share.
8.	The terms and conditions of the Merger are set out in the Agreement, and include the following:
8.1	At the Effective Time, each ordinary share of par value $0.001 each in the capital of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share of par value $0.001 per share of the Surviving Corporation in accordance with the Agreement.

8.2	At the Effective Time, each ordinary share of par value US$0.01 in the capital of ChinaEdu (the “Shares”) issued and outstanding immediately prior to the Effective Time, including Shares represented by American Depositary Shares (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive $2.33 in cash per Share without interest in accordance with the Agreement.
8.3	At the Effective Time, the Excluded Shares will be cancelled and cease to exist without payment of any consideration or distribution therefore.
8.4	At the Effective Time, Dissenting Shares shall be cancelled and cease to exist and shall thereafter represent only the right to receive such payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Dissenting Shares unless any holders of Dissenting Shares fail to exercise or withdraw their rights under section 238 of the Cayman Companies Law in which event they shall receive the Per Share Merger Consideration.
9.	From the Effective Time, the rights and restrictions attaching to the shares in the Surviving Corporation as of immediately prior to the Merger are set out in the Surviving Corporation Memorandum and Articles of Association (as defined below).

EFFECTIVE DATE

10.	The Merger shall take effect on [•] (the “Effective Date”).(1)

PROPERTY

11.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

12.	As of the Effective Time, and without any further action on the part of Merger Sub or the Surviving Corporation, the memorandum and articles of association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II, which shall set out all of the rights and restrictions attached to the shares in the capital of the Surviving Corporation.

DIRECTORS BENEFITS

13.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

14.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAMES:	ADDRESS:
Julia Huang	4th Floor-A, GeHua Building
Shawn Ding	No. 1 Qinglong Hutong, Dongcheng District
Beijing, 10007, The People’s republic of China

SECURED CREDITORS

15. (a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as of immediately prior to the Merger; and

(1)	Such date shall be no later than the fifth (5th) business day after the Closing Date.

(b)	China Merchants Bank Co. Ltd., Hong Kong Branch, located at 20/F Bank of America Tower, 12 Harcourt Road, Central, Hong Kong, entered into a USD36 million loan agreement with ChinaEdu. The loan is secured by substantially all of the assets of ChinaEdu. ChinaEdu has not granted to any other person other than China Merchants Bank Co. Ltd., Hong Kong Branch any fixed or floating security interests that are outstanding as of immediately prior to the Merger. ChinaEdu has obtained the consent to the Merger of China Merchants Bank Co. Ltd., Hong Kong Branch pursuant to section 233(8) of the Companies Law.

RIGHT OF TERMINATION AND AMENDMENT

16.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

17.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and ChinaEdu pursuant to section 233(3) of the Companies Law.
18.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and ChinaEdu pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

19.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of ChinaEdu Merger Sub Limited:

/s/ Julia Huang

Julia Huang
Director

For and on behalf of ChinaEdu Corporation:

/s/ Julia Huang

Julia Huang
Director

APPENDIX I

Agreement and Plan of Merger

APPENDIX II

Surviving Corporation Memorandum and Articles of Association

Disclosure Schedule to

Agreement and Plan of Merger

among

ChinaEdu Holdings Limited

ChinaEdu Merger Sub Limited

and

ChinaEdu Corporation

Introduction

Please refer to the Agreement and Plan of Merger among ChinaEdu Holdings Limited, ChinaEdu Merger Sub Limited and ChinaEdu Corporation (the “Company”) dated as of December 31, 2013 (the “Agreement”). This is the Disclosure Schedule called for under the Agreement, and is being delivered with, and forms a part of, the Agreement. Capitalized terms not defined herein will have the meanings given to them in the Agreement, unless the context otherwise requires. Disclosures made under the heading of one section shall be deemed to have been made under any other section hereof where it is reasonably apparent that such disclosure would be applicable to such other section. Where the terms of a contract or other disclosure item have been summarized or described in this Disclosure Schedule, that summary or description does not purport to be a complete statement of the material terms of that document.

Section 5.1 (c) Capital Structure

(iii) Hongcheng Technology Development Co. Ltd. and Beijing Hongcheng Liye Technology Co., Ltd., each a wholly owned subsidiary of the Company in PRC, pledged each of its share equity to China Merchants Bank Co. Ltd., Hong Kong Branch (the “Bank”) where the Company entered into a USD36,000,000 Facility Agreement (the “Facility Agreement”) with the Bank on September 30, 2013.

Section 5.1 (n) Real Property

(i) Beijing Hongcheng Education Technology Co. Ltd., the variable interest entity of the Company in PRC, pledged its self-owned office properties in rooms 401, 402, 403, 404, 405, 406, 407, 408, 409, 410, 411, 412, 413, 414, 415, 416 and 417 all located on the 4th floor A, Gehua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing to China Merchants Bank Co. Ltd, Shenzhen Shangbu Branch (the “Branch”) for the Branch to issue a standby letter of credit as one of the securities to the Bank where the Company entered into a USD36,000,000 Facility Agreement with the Bank on September 30, 2013.

Section 5.1(i) Litigation

None.

Section 5.1(g)(v) Undisclosed Liabilities

None.

Section 5.1(j)(v) Employee Benefit Plans

None.

Section 5.1(k)(i) Labor and Employment Matters

None.

Section 5.1(s)(i) Contracts

None.

Section 6.1(a) Operation of the Company’s Business

None.

Section 6.1(a)(xiv) Litigation Settlement Amounts

Seven Hundred Fifty Thousand United States Dollars (US$750,000)

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

CHINAEDU CORPORATION

(AMENDED BY SPECIAL RESOLUTION DATED DECEMBER 30, 2013)

190 Elgin Avenue, George Town
Grand Cayman KY1-9001, Cayman Islands
T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com
REF: DW/XY/H2229-H08910

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION

OF

CHINAEDU CORPORATION

(AMENDED BY SPECIAL RESOLUTION DATED DECEMBER 30, 2013)

1.	The name of the company is ChinaEdu Corporation (the “Company”).
2.	The registered office of the Company will be situated at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman KY1-1111, Cayman Islands or at such other location as the Directors may from time to time determine.
3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Law”).
4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.
5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.
7.	The capital of the company is US$50,000 divided into 50,000,000 ordinary shares of a nominal or par value of US$0.001 each provided always that subject to the Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.
8.	The Company may exercise the power contained in Section 206 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

OF

CHINAEDU CORPORATION

(AMENDED BY SPECIAL RESOLUTION DATED DECEMBER 30, 2013)

190 Elgin Avenue, George Town
Grand Cayman KY1-9001, Cayman Islands
T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com
REF: DW/XY/H2229-H08910

i

COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
CHINAEDU CORPORATION
(AMENDED BY SPECIAL RESOLUTION DATED DECEMBER 30, 2013)

TABLE A

The Regulations contained or incorporated in Table ‘A' in the First Schedule of the Law shall not apply to ChinaEdu Corporation (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Law” means the Companies Law (as amended) of the Cayman Islands.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Law.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or
(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

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“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Law and these Articles, means the Register maintained by the Company pursuant to the Law and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Law and includes any Branch Register(s) established by the Company in accordance with the Law.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or
(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:
(a)	words importing the singular number shall include the plural number and vice versa;
(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;
(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;
(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;
(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;
(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

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(g)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.
3.	Subject to the preceding Articles, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.
5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.
6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.
7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Law.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:
(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and
(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.
10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.
11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

3

MODIFICATION OF RIGHTS

12.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.
13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a Share extends to any amount payable in respect of it.
17.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

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18.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.
19.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.
21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.
22.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.
23.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.
24.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.
25.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.
27.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.
28.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.
29.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

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30.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.
31.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.
32.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.
33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.
35.	Subject to the terms of issue thereof, the Directors may in their absolute discretion decline to register any transfer of Shares without assigning any reason therefor.
36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.
37.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

38.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.
39.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

6

40.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.
42.	The Company may by Ordinary Resolution:
(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;
(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;
(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and
(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.
43.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

44.	Subject to the Law, the Company may:
(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;
(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;
(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of its capital; and
(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.
45.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.
46.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.
47.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

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TREASURY SHARES

48.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.
49.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.
50.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:
(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;
(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.
51.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

52.	The Directors may, whenever they think fit, convene a general meeting of the Company.
53.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.
54.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.
55.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

56.	At least seven clear days' notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of

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all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.
57.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company's auditors, and the fixing of the remuneration of the Company's auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.
59.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.
60.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.
61.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
62.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.
63.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.
64.	The chairman may adjourn a meeting from time to time and from place to place either:
(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or
(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:
(i)	secure the orderly conduct or proceedings of the meeting; or
(ii)	give all persons present in person or by proxy and having the right to speak and/or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by

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the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.
66.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.
67.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.
68.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

69.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.
70.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.
71.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.
72.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.
73.	On a poll votes may be given either personally or by proxy.
74.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.
75.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.
76.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.
77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
78.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

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CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

79.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

80.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.
81.	The Company may by Ordinary Resolution appoint any Person to be a Director.
82.	Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.
83.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.
84.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.
85.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.
86.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

87.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director's place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.
88.	Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

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POWERS AND DUTIES OF DIRECTORS

89.	Subject to the Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.
90.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.
91.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.
92.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.
93.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.
94.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.
95.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.
96.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

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97.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

BORROWING POWERS OF DIRECTORS

98.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

99.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.
100.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.
101.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

102.	The office of Director shall be vacated, if the Director:
(a)	becomes bankrupt or makes any arrangement or composition with his creditors;
(b)	dies or is found to be or becomes of unsound mind;
(c)	resigns his office by notice in writing to the Company;
(d)	is removed from office by Ordinary Resolution;
(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or
(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

103.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

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104.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.
105.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.
106.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.
107.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.
108.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.
109.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:
(a)	all appointments of Officers made by the Directors;
(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and
(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.
110.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.
111.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and

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effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.
112.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.
113.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.
114.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.
115.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.
116.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

117.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.
118.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.
119.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.
120.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.
121.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie.

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122.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.
123.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.
124.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

125.	The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.
126.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.
127.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.
128.	The accounts relating to the Company's affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.
129.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

130.	Subject to the Law and these Articles, the Directors may:
(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;
(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:
(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or
(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;
(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:
(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

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(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

131.	The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.
132.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

NOTICES

133.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.
134.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.
135.	Any notice or other document, if served by:
(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;
(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;
(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or
(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

136.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

17

137.	Notice of every general meeting of the Company shall be given to:
(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and
(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

138.	The Directors, Secretary and other Officers and every auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.
139.	No Shareholder shall have any claim or right of action, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; PROVIDED THAT such restriction shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director.

NON-RECOGNITION OF TRUSTS

140.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

141.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors' claims.
142.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

18

AMENDMENT OF ARTICLES OF ASSOCIATION

143.	Subject to the Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

144.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.
145.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.
146.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

147.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

148.	The Company may by Special Resolution resolve to merge or consolidate the Company in accordance with the Law.

DISCLOSURE

149.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

19

ANNEX A-2
CAYMAN PLAN OF MERGER

PLAN OF MERGER

THIS PLAN OF MERGER is made on            .

BETWEEN

(1)	ChinaEdu Merger Sub Limited, an exempted company incorporated under the laws of the Cayman Islands on November 19, 2013, with its registered office situated at the offices of 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (“Merger Sub”); and
(2)	ChinaEdu Corporation, an exempted company incorporated under the laws of the Cayman Islands on September 6, 1999, with its registered office situated at P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Cayman Islands (“ChinaEdu” or “Surviving Corporation” and together with Merger Sub, the “Constituent Companies”).

WHEREAS

(a)	Merger Sub and ChinaEdu have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger (the “Agreement”) dated , 2013 made between ChinaEdu Holdings Limited, Merger Sub and ChinaEdu, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Law (2013 Revision) of the Cayman Islands (as amended from time to time) (the “Companies Law”).
(b)	This Plan of Merger is made in accordance with Section 233 of the Companies Law.
(c)	Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.

WITNESSETH

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Merger Sub and ChinaEdu.

THE SURVIVING CORPORATION

2.	The surviving corporation (as defined in the Companies Law) shall be the Surviving Corporation.

REGISTERED OFFICE

3.	The registered office of Merger Sub is at the offices of 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.
4.	The Surviving Corporation shall have its registered office at the offices of P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Cayman Islands.

AUTHORISED AND ISSUED SHARE CAPITAL

5.	Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share, of which one share has been issued and fully paid.
6	Immediately prior to the Effective Date the authorized share capital of ChinaEdu was US$1,000,000 divided into 100,000,000 ordinary shares of a par value of US$0.01 each, of which ordinary shares have been issued and fully paid.
7.	The authorized share capital of the Surviving Corporation shall be US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value per share.

A-2-1

8.	The terms and conditions of the Merger are set out in the Agreement, and include the following:
8.1	At the Effective Time, each ordinary share of par value $0.001 each in the capital of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share of par value $0.001 per share of the Surviving Corporation in accordance with the Agreement.
8.2	At the Effective Time, each ordinary share of par value US$0.01 in the capital of ChinaEdu (the “Shares”) issued and outstanding immediately prior to the Effective Time, including Shares represented by American Depositary Shares (other than the Excluded Shares and the Dissenting Shares) shall be cancelled in exchange for the right to receive $2.33 in cash per Share without interest in accordance with the Agreement.
8.3	At the Effective Time, the Excluded Shares will be cancelled and cease to exist without payment of any consideration or distribution therefore.
8.4	At the Effective Time, Dissenting Shares shall be cancelled and cease to exist and shall thereafter represent only the right to receive such payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Dissenting Shares unless any holders of Dissenting Shares fail to exercise or withdraw their rights under section 238 of the Cayman Companies Law in which event they shall receive the Per Share Merger Consideration.
9.	From the Effective Time, the rights and restrictions attaching to the shares in the Surviving Corporation as of immediately prior to the Merger are set out in the Surviving Corporation Memorandum and Articles of Association (as defined below).

EFFECTIVE DATE

10.	The Merger shall take effect on [•] (the “Effective Date”).(1)

PROPERTY

11.	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Corporation which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

12.	As of the Effective Time, and without any further action on the part of Merger Sub or the Surviving Corporation, the memorandum and articles of association of the Surviving Corporation shall be amended and restated in the form attached as Appendix II, which shall set out all of the rights and restrictions attached to the shares in the capital of the Surviving Corporation.

DIRECTORS BENEFITS

13.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING CORPORATION

14.	The names and addresses of the directors of the Surviving Corporation are as follows:

NAMES: Julia Huang Shawn Ding	ADDRESS: 4th Floor-A, GeHua Building No. 1 Qinglong Hutong, Dongcheng District Beijing, 10007, The People’s Republic of China

(1)	Such date shall be no later than the fifth (5th) business day after the Closing Date.

A-2-2

SECURED CREDITORS

15. (a)	Merger Sub has no secured creditors and has granted no fixed or floating security interests that are outstanding as of immediately prior to the Merger; and
(b)	China Merchants Bank Co. Ltd., Hong Kong Branch, located at 20/F Bank of America Tower, 12 Harcourt Road, Central, Hong Kong, entered into a USD36 million loan agreement with ChinaEdu. The loan is secured by substantially all of the assets of ChinaEdu. ChinaEdu has not granted to any other person other than China Merchants Bank Co. Ltd., Hong Kong Branch any fixed or floating security interests that are outstanding as of immediately prior to the Merger. ChinaEdu has obtained the consent to the Merger of China Merchants Bank Co. Ltd., Hong Kong Branch pursuant to section 233(8) of the Companies Law.

RIGHT OF TERMINATION AND AMENDMENT

16.	This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Time.

APPROVAL AND AUTHORIZATION

17.	This Plan of Merger has been approved by the board of directors of each of Merger Sub and ChinaEdu pursuant to section 233(3) of the Companies Law.
18.	This Plan of Merger has been authorised by the shareholders of each of Merger Sub and ChinaEdu pursuant to section 233(6) of the Companies Law.

COUNTERPARTS

19.	This Plan of Merger may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

GOVERNING LAW

20.	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

For and on behalf of ChinaEdu Merger Sub Limited:

[Name]
Director

For and on behalf of ChinaEdu Corporation:

[Name]
Director

A-2-3

ANNEX B
OPINION OF HOULIHAN LOKEY

HOULIHAN LOKEY

December 30, 2013

The Independent Committee of the Board of Directors of ChinaEdu Corporation
Gehua Tower, 4th Floor-A
Qinglong Hutong No.1
Dongcheng District
Beijing 100007
China

Dear Members of the Independent Committee:

The Independent Committee (the "Committee") of the Board of Directors (the "Board") of the Company has requested that Houlihan Lokey (China) Limited ("Houlihan Lokey") provide an opinion (this "Opinion") to the Committee as to whether, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, to be received in the Merger pursuant to the Merger Agreement by holders of Shares and ADSs (in each case, other than holders of Excluded Shares and/or Dissenting Shares, including Excluded Shares and Dissenting Shares represented by ADSs), as applicable, is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

Houlihan Lokey (China) Limited
华利安诺基(中国)有限公司
2106 • Alexandra House • 18 Chater Road • Central • Hong Kong • Tel +852.3551.2300 • Fax +852.3551.2551 • www.HL.com
香港中环 遮打道18号 历山大厦 2106
Incorporated in Hong Kong No. 1176730 • Licensed and Regulated by the Securities and Futures Commission

The Independent Committee of the Board of Directors of ChinaEdu Corporation -4-
December 30, 2013

information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a fee for such services, a portion of which is contingent upon the consummation of the Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only

ANNEX C
SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW

238.	Rights of dissenters
(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.
(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.
(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.
(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-
(a)	his name and address;
(b)	the number and classes of shares in respect of which he dissents; and
(c)	a demand for payment of the fair value of his shares.
(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.
(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).
(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.
(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-
(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).
(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

C-1

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D
DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

Directors and Executive Officers of the Company

The Company is a company incorporated under the laws of the Cayman Islands with its principal business address at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 (10) 8418-6655. The name, business address, present principal employment and citizenship of each director and executive officer of the Company is set forth below.

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Company

Directors and Executive Officers	Business Address	Present Principal Employment	Citizenship
Julia Huang	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Executive chairman of the board of directors	United States
Shawn Ding	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Chief Executive Officer, Director	United States
Zonglian Gu	16/F, Culture Square No. 59, Zhong Guan Cun Street, Haidan District, Beijing, China, 100872	Director	Chinese
Samuel Yen	26/F Tower One Time Square, 1 Matheson Street, Causeway Bay, Hong Kong	Director	Canadian
Min Fan	No. 99 Fu Quan Road, Shanghai, PRC 200335	Director	Chinese
Tianwen Liu	Building 16, Dong Qu, 10 Xibeiwang Dong Lu, Haidian District, Beijing 100193, China	Director	Chinese
Yixin Mei	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Chief Financial Officer	Canadian
Changqing Xie	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Vice President	Chinese
Xia Zhu	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Vice President	Chinese
Lingling Chen	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Vice President	Chinese
Honglan Zhang	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Vice President	Chinese

Directors and Executive Officers of Holdings

Holdings is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY-1-9005, Cayman Islands.

The name, business address, present principal employment and citizenship of each director of Holdings are set forth below. As of the date of this proxy statement, Holdings does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Julia Huang	190 Elgin Avenue, George Town, Grand Cayman KY-1-9005, Cayman Islands	Executive Chairman of the Board of Directors of the Company	United States
Shawn Ding	190 Elgin Avenue, George Town, Grand Cayman KY-1-9005, Cayman Islands	Chief Executive Officer and Director of the Company	United States

During the last five (5) years, none of Holdings or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY-1-9005, Cayman Islands, Cayman Islands.

The name, business address, present principal employment and citizenship of each director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Julia Huang	190 Elgin Avenue, George Town, Grand Cayman KY-1-9005, Cayman Islands	Executive Chairman of the Board of Directors of the Company	United States
Shawn Ding	190 Elgin Avenue, George Town, Grand Cayman KY-1-9005, Cayman Islands	Chief Executive Officer and Director of the Company	United States

During the last five (5) years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of South Lead Technology Limited

South Lead Technology Limited is a business company incorporated under the laws of the British Virgin Islands with its principal business address at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China and its telephone number is +86-10-8418-6655.

The name, business address, present principal employment and citizenship of the sole director and sole officer of South Lead Technology Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Julia Huang	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007	Executive Chairman of the Board of Directors of the Company	United States

During the last five (5) years, none of South Lead Technology Limited, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Moral Known Industrial Limited

ChemExplorer Investment Holdings Ltd. is a business company incorporated under the laws of the British Virgin Islands with its business address at 4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007, The People’s Republic of China and its telephone number is +86-10-8418-6655.

The name, business address, present principal employment and citizenship of the sole director and sole officer of Moral Known Industrial Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Shawn Ding	4th Floor-A, GeHua Building, No. 1 Qinglong Hutong, Dongcheng District, Beijing, 100007 The People’s Republic of China	Chief Executive Officer and Director of the Company	United States

During the last five (5) years, none of Moral Known Industrial Limited, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of InterVision Technology Ltd.

InterVision Technology Ltd. is a business company incorporated under the laws of the British Virgin Islands with its business address at Suite 4301, Tower C, Beijing Yintai Center, 2 Jianguomenwai Dajie, Chaoyang District Beijing 100022, P.R. China and its telephone number is +86 10 5954 3552.

The name, business address, present principal employment and citizenship of the sole director and sole officer of InterVision Technology Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Roger Peng	Suite 4301, Tower C, Beijing Yintai Center, 2 Jianguomenwai Dajie, Chaoyang District Beijing 100022, P.R. China	Loeb & Loeb, LLP, Partner	United States

During the last five (5) years, none of InterVision Technology Ltd., its director or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Lingyuan Furong Investment Management Co., Ltd.

Lingyuan Furong Investment Management Co., Ltd. is a business company incorporated under the laws of British Virgin Islands with its registered office at P.O. Box 3444, Road Town Tortola, British Virgin Islands and its telephone number is + 86 10 8418 6655.

The name, business address, present principal employment and citizenship of the directors and officers of Lingyuan Furong Investment Management Co., Ltd. are set forth below. As of the date of this proxy statement, Lingyuan Furong Investment Management Co., Ltd. does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Li Zhu	P.O. Box 3444, Road Town Tortola, British Virgin Islands	UUsee Technlogy Limited, Beijing	Chinese

During the last five (5) years, none of Lingyuan Furong Investment Management Co., Ltd., its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of MLP Holdings Limited

MLP Holdings Limited is a business company incorporated under the laws of British Virgin Islands with its registered office at Suite 4301, Tower C, Beijing Yintai Center, 2 Jianguomenwai Dajie, Chaoyang District Beijing 100022, P.R. China and its telephone number is +86 10 5954 3552.

The name, business address, present principal employment and citizenship of the directors and officers of MLP Holdings Limited are set forth below. As of the date of this proxy statement, MLP Holdings Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Roger Peng	Suite 4301, Tower C, Beijing Yintai Center, 2 Jianguomenwai Dajie, Chaoyang District Beijing 100022, P.R. China	Loeb & Loeb, LLP, Partner	United States

During the last five (5) years, none of MLP Holdings Limited, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of New Value Technology Limited

New Value Technology Limited is a business company incorporated under the laws of British Virgin Islands with its registered office at P.O. Box 3444, Road Town Tortola, British Virgin Islands and its telephone number is +86 10 8418 6655.

The name, business address, present principal employment and citizenship of the directors and officers of New Value Technology Limited are set forth below. As of the date of this proxy statement, New Value Technology Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Qing Li	P.O. Box 3444, Road Town Tortola, British Virgin Islands	Self Employed	Australia

During the last five (5) years, none of New Value Technology Limited, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Managers and Executive Officers of McGraw-Hill Global Intermediate Holdings, LLC

McGraw-Hill Global Education Intermediate Holdings, LLC is a limited liability company incorporated under the laws of the State of Delaware with its registered office at 2 Penn Plaza, New York, New York 10121 and its telephone number is +1 646 766 2009.

The name, business address, present principal employment and citizenship of the managers and officers of McGraw-Hill Global Education Intermediate Holdings, LLC are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Lloyd G. Waterhouse	2 Penn Plaza New York, New York 10121 USA	President, Chief Executive Officer and Manager of McGraw-Hill Global Education Intermediate Holdings, LLC	United States
Patrick Milano	2 Penn Plaza New York, New York 10121 USA	Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Assistant Secretary and Manager of McGraw-Hill Global Education Intermediate Holdings, LLC	United States
David Stafford	2 Penn Plaza New York, New York 10121 USA	Senior Vice President, General Counsel and Secretary of McGraw-Hill Global Education Intermediate Holdings, LLC	United States
David Kraut	2 Penn Plaza New York, New York 10121 USA	Vice President, Treasurer, Assistant Secretary and Manager of McGraw-Hill Global Education Intermediate Holdings, LLC	United States
Deborah Flanagan	2 Penn Plaza New York, New York 10121 USA	Vice President – Tax of McGraw-Hill Global Education Intermediate Holdings, LLC	United States
Thomas Kilkenny	2 Penn Plaza New York, New York 10121 USA	Assistant Secretary of McGraw-Hill Global Education Intermediate Holdings, LLC	United States
Chase Ashley	2 Penn Plaza New York, New York 10121 USA	Assistant Secretary of McGraw-Hill Global Education Intermediate Holdings, LLC	United States

During the last five (5) years, none of McGraw-Hill Global Education Intermediate Holdings, LLC, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors and Executive Officers of Weblearning Company Limited

Weblearning Company Limited is a company incorporated under the laws of Cayman Islands with its registered office at Suite 515, Tower E1, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing, 100738 and its telephone number is +86 10 8418 6655.

The name, business address, present principal employment and citizenship of the directors and officers of Weblearning Company Limited are set forth below. As of the date of this proxy statement, Weblearning Company Limited does not have any executive officer.

Name	Business Address	Present Principal Employment	Citizenship
Xueshan Yang	Suite 515, Tower E1, Oriental Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing, 100738	Self employed	Chinese

During the last five (5) years, none of Weblearning Company Limited, its directors or officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

PROXY CARD
CHINAEDU CORPORATION
(Incorporated in the Cayman Islands with limited liability)
(NASDAQ Ticker: CEDU)

Form of Proxy for Extraordinary General Meeting
to Be Held on April 18, 2014
(or any adjourned or postponed meeting thereof)

I/We                                of                               , being the registered holder of      ordinary shares(1), par value US$0.01 per share, of ChinaEdu Corporation (the “Company”), hereby appoint the Chairman of the extraordinary general meeting (2) or      of      as my/our proxy to attend and act for me/us at the extraordinary general meeting (or at any adjourned or postponed meeting thereof) of the Company to be held at 4th Floor-A, GeHua Building, No 1 Qinglong Hutong, Dongcheng District, Beijing, China on April 18, 2014 at 2:00 p.m. (local time), and in the event of a poll, to vote for me/us as indicated below, or if no such indication is given, as my/our proxy thinks fit(3).

No.	PROPOSALS	FOR(3)	AGAINST(3)	ABSTAIN(3)
1.	As a special resolution, THAT the agreement and plan of merger dated December 31, 2013 (the “Merger Agreement”) by and among ChinaEdu Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”), ChinaEdu Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdings (“Merger Sub”) and the Company, and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Appendix 1 to the Merger Agreement (the “Cayman Plan of Merger”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and the transactions contemplated thereby, including the Merger, be authorized, approved and adopted by the Company;	☐	☐	☐
2.	As an ordinary resolution, THAT the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement and the Cayman Plan of Merger; and	☐	☐	☐
3.	As an ordinary resolution, THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the meeting to pass the special resolutions to be proposed at the meeting.	☐	☐	☐

Dated , 2014	Signature(s)(4)

(1)	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
(2)	If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.
(3)	IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR”. If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST”. If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN”.
(4)	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under seal or executed under the hand of an officer or attorney duly authorized to sign the same.

ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting of ChinaEdu Corporation

Date: April 18, 2014

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use pen only

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Extraordinary General Meeting of ChinaEdu Corporation
to be held April 18, 2014
For Holders as of March 17, 2014

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 5:00 pm, Eastern Time April 15, 2014.

PROXY TABULATOR FOR
CHINAEDU CORPORATION
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Copyright © 2014 Mediant Communications LLC. All Rights Reserved

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CHINAEDU CORPORATION

Instructions to The Bank of New York Mellon, as Depositary
(Must be received prior to 5:00 p.m. New York City time on April 15, 2014)

The undersigned registered holder of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipt of ChinaEdu Corporation registered in the name of the undersigned on the books of the Depositary as of the close of business on March 17, 2014 at the Extraordinary General Meeting of the Shareholders of ChinaEdu to be held at the conference center located at 4th Floor A, GeHua Building No. 1, Qinglong Hutong, Dongeheng District Beijing People's Republic of China 100007 at 2:00 pm Beijing time, on April 18, 2014.

NOTE:

1. **Please direct the Depositary how it is to vote by placing an X in the appropriate box opposite the resolution. It is understood that, if this form is signed and returned, but no instructions are indicated in the boxes, then ADS holder is deemed to have instructed the Depositary to vote FOR the proposal to approve the Merger Agreement, the Cayman Plan of Merger and the transactions contemplated thereby, including the Merger, FOR the proposal to authorize the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, and FOR the proposal to instruct the chairman of the extraordinary general meeting to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.**
2. **The ADS Depositary will not vote or attempt to exercise the right to vote the Shares underlying your ADSs other than in accordance with those instructions.**

(Continued and to be marked, dated and signed, on the other side)

PROXY TABULATOR FOR
CHINAEDU CORPORATION
P.O. Box 8016
CARY, NC 27512-9903

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